Exhibit 10.1
EXECUTION COPY

$280,000,000
AMENDED AND RESTATED CREDIT AGREEMENT
among
GENCORP INC.,
as Borrower,
ITS MATERIAL DOMESTIC SUBSIDIARIES
FROM TIME TO TIME PARTIES HERETO,
as Guarantors,
THE LENDERS PARTIES HERETO,
WACHOVIA BANK, NATIONAL ASSOCIATION,
as Administrative Agent,
JPMORGAN CHASE BANK, N.A.,
as Syndication Agent,
Dated as of June 21, 2007
and
WACHOVIA CAPITAL MARKETS, LLC
and
J.P. MORGAN SECURITIES INC.
as Joint Lead Arrangers and Joint Book Runners

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Schedules
Schedule 1.1(a)	Account Designation Letter
Schedule 1.1(b)	Investments
Schedule 1.1(c)	Liens
Schedule 1.1(d)	Existing Letters of Credit
Schedule 1.1(e)	Mortgaged Properties
Schedule 1.1(f)	Contributed Real Properties
Schedule 1.1(g)	Litigation
Schedule 1.1(h)	Discontinued Operations
Schedule 2.1(b)(i)	Form of Notice of Borrowing
Schedule 2.1(e)	Form of Revolving Note
Schedule 2.2(d)	Form of Term Loan Note
Schedule 2.3(d)	Form of Swingline Note
Schedule 2.5(j)	Form of Credit-Linked Note
Schedule 2.11	Form of Notice of Conversion/Extension
Schedule 3.12	Subsidiaries
Schedule 3.16	Intellectual Property
Schedule 3.19(a)	Location of Real Property
Schedule 3.19(b)	Location of Collateral
Schedule 3.19(c)	Chief Executive Offices; Jurisdictions of Organization and Qualification
Schedule 3.22	Labor Matters
Schedule 3.24	Material Contracts
Schedule 3.25	Insurance
Schedule 4.1(b)	Form of Secretary’s Certificate
Schedule 4.1(g)	Form of Solvency Certificate
Schedule 4.1(s)	Form of Patriot Act Certificate
Schedule 5.2(b)	Form of Officer’s Compliance Certificate
Schedule 5.10	Form of Joinder Agreement
Schedule 6.1(b)	Indebtedness
Schedule 9.2	Lenders’ Lending Offices
Schedule 9.6(c)	Form of Assignment and Assumption

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     AMENDED AND RESTATED CREDIT AGREEMENT, dated as of June 21, 2007, among GENCORP INC., an Ohio corporation (the “Borrower”), each of those Material Domestic Subsidiaries of the Borrower identified as a “Guarantor” on the signature pages hereto and such other Material Domestic Subsidiaries of the Borrower as may from time to time become a party hereto (collectively the “Guarantors” and individually a “Guarantor”), the several banks and other financial institutions from time to time parties to this Credit Agreement (collectively the “Lenders” and individually a “Lender”), and WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent for the Lenders hereunder (in such capacity, the “Administrative Agent” or the “Agent”).
W I T N E S S E T H:
     WHEREAS, the Borrower, the Guarantors, the Administrative Agent and the existing lenders are parties to that certain Credit Agreement, dated December 6, 2004 (as amended, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”); and
     WHEREAS, the Borrower and the Guarantors desire to amend the Existing Credit Agreement as set forth herein and to restate the Existing Credit Agreement in its entirety to read as follows; and
     WHEREAS, the Borrower has requested that the Lenders make loans and other financial accommodations to the Borrower in the amount of up to $280,000,000, as more particularly described herein; and
     WHEREAS, the Lenders have agreed to make such loans and other financial accommodations to the Borrower on the terms and conditions contained herein.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.1 Defined Terms.
     As used in this Credit Agreement, terms defined in the preamble to this Credit Agreement have the meanings therein indicated, and the following terms have the following meanings:
     “9.50% Senior Subordinated Notes” shall mean, collectively, those certain 9.50% unsecured senior subordinated notes due 2013 issued by the Borrower, as the same may be amended, restated, supplemented or otherwise modified from time to time as permitted hereunder.
     “4.00% Convertible Notes” shall mean, collectively, those certain 4.00% unsecured convertible subordinated notes due January 2024 issued by the Borrower, as the same may be amended, restated, supplemented or otherwise modified from time to time as permitted hereunder.
     “2.25% Convertible Notes” shall mean, collectively, those certain 2.25% unsecured convertible subordinated notes due November 2024 issued by the Borrower, as the same may be amended, restated, supplemented or otherwise modified from time to time as permitted hereunder.
     “ABR Default Rate” shall mean, as of any date of determination, the Alternate Base Rate plus the Applicable Percentage with respect to Alternate Base Rate Loans on such date plus 2%.
     “Account Designation Letter” shall mean the Notice of Account Designation Letter dated the Closing Date from the Borrower to the Administrative Agent in substantially the form attached hereto as Schedule 1.1(a).
     “Additional Credit Party” shall mean each Person that becomes a Guarantor by execution of a Joinder Agreement or other guaranty agreement in accordance with Section 5.10.
     “Administrative Agent” or “Agent” shall have the meaning set forth in the first paragraph of this Credit Agreement and any successors in such capacity.
     “Administrative Questionnaire” shall mean an Administrative Questionnaire in a form supplied by the Administrative Agent.
     “Aerojet” means Aerojet — General Corporation, an Ohio corporation.
     “Affiliate” shall mean, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
     “Agreement” or “Credit Agreement” shall mean this Amended and Restated Credit Agreement, as amended, restated, amended and restated, modified, supplemented, extended, replaced or increased from time to time in accordance with its terms.
     “Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof: “Prime Rate” shall mean, at any time, the rate of interest per annum publicly announced or otherwise identified from time to time by Wachovia at its principal office in Charlotte, North Carolina as its prime rate. The parties hereto acknowledge that the rate announced publicly by Wachovia as its Prime Rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks; and “Federal

Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published on the next succeeding Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive in the absence of manifest error) that it is unable to ascertain the Federal Funds Effective Rate, for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the first sentence of this definition, as appropriate, until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the opening of business on the date of such change.
     “Alternate Base Rate Loans” shall mean Loans that bear interest at an interest rate based on the Alternate Base Rate.
     “Applicable Percentage” shall mean, for any day, the rate per annum set forth below opposite the applicable Level then in effect, it being understood that the Applicable Percentage for (a) the Commitment Fee shall be the percentage set forth under the column titled “Commitment Fee”, (b) Revolving Loans and Term Loans that are Alternate Base Rate Loans shall be the percentage set forth under the column titled “Base Rate Margin” as applicable, (c) Revolving Loans and Term Loans that are LIBOR Rate Loans shall be the percentage set forth under the column titled “LIBOR Margin” as applicable and (d) the Revolving LOC Commitment Fee shall be the percentage set forth under the column titled “LIBOR Margin” and “Revolving Loans and Revolving LOC Commitment Fee”:

			LIBOR Margin
			Revolving Loans and		Base Rate Margin
		Commitment	Revolving LOC	Term	Revolving
Level	Leverage Ratio	Fee	Commitment Fee	Loans	Loans	Term Loans
I	> 4.00 to 1.0	0.50%	2.25%	2.25%	1.25%	1.25%
II	< 4.00 to 1.0 but >
	3.50 to 1.0	0.375%	2.00%	2.25%	1.00%	1.25%
III	< 3.50 to 1.0 but >
	3.00 to 1.0	0.375%	1.75%	2.25%	0.75%	1.25%
IV	< 3.00 to 1.0	0.30%	1.50%	2.25%	0.50%	1.25%
     The Applicable Percentage shall, in each case, be determined and adjusted quarterly on the date five (5) Business Days after the date on which the Administrative Agent has received from the Credit Parties the quarterly financial information (in the case of the first three fiscal quarters of the Borrower), the annual financial information (in the case of the fourth fiscal quarter of the Borrower) and the certifications required to be delivered to the Administrative Agent and the Lenders in accordance with the provisions of Sections 5.1(a), 5.1(b) and 5.2(b) (each an “Interest Determination Date”). Such Applicable Percentage shall be effective from such Interest Determination Date until the next such Interest Determination Date. After the Closing Date, if the Credit Parties shall fail to provide any of the financial information or certifications in accordance with the provisions of Sections 5.1(a), 5.1(b) and 5.2(b), in addition to the default rate of interest that may be charged pursuant to Section 2.10(b), the Applicable Percentage shall, on the date five (5) Business Days after the date by which the Credit Parties were so required to provide such financial information or certifications to the Administrative Agent and the Lenders, be based on Level I until such time as such information or certifications are provided, whereupon the Level shall be determined by the then current Leverage Ratio. Notwithstanding the foregoing, the Applicable Percentage shall be at Level I above for the first two fiscal quarters ending after the Closing Date. In the event that any financial statement or certification delivered pursuant to Section 5.1 is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Percentage for any period (an “Applicable Period”) than the Applicable Percentage applied for such Applicable Period, then the Borrower shall immediately (i) deliver to the Administrative Agent a corrected compliance certificate for such Applicable Period, (ii) determine the Applicable Percentage for such Applicable Period based upon the corrected compliance certificate, and (iii) immediately pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable Percentage for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 2.13. It is acknowledged and agreed that nothing contained herein shall limit the rights of the Administrative Agent and the Lenders under the Credit Documents, including their rights under Sections 2.10 and 7.1 and other of their respective rights under this Agreement.
     “Appraised Value” shall mean, with respect to any real property of a Credit Party, the appraised value of such real property set forth in the most recent appraisal with respect to such real property that is prepared by an appraiser reasonably acceptable to, and delivered to, the Administrative Agent (including any new appraisal required by the Administrative Agent in its reasonable discretion to determine compliance with the Loan to Value Test); provided that the methodology used in such appraisal in determining the appraised value shall be reasonably acceptable to the Administrative Agent.
     “Approved Fund” shall mean, with respect to any Lender or other Person who invests in commercial bank loans in the ordinary course, any other fund or trust or entity that invests in commercial bank loans in the ordinary course and is advised or managed by such Lender, by an Affiliate of such Lender or other Persons or the same investment advisor as such Lender or by an Affiliate of such Lender or investment advisor.
     “Arrangers” shall mean Wachovia Capital Markets, LLC and J.P. Morgan Securities Inc., together with their respective successors and assigns.
     “Asset Disposition” shall mean the disposition of any or all of the assets (including, without limitation, the Capital Stock of a Subsidiary or any ownership interest in a Joint Venture)

of the Borrower or any Subsidiary (other than a Permitted Real Estate Entity), whether by sale, lease, transfer or otherwise. The term “Asset Disposition” shall not include (i) the sale, lease or transfer of assets permitted by subsections 6.4(a)(i) through (xiii), or (ii) any Equity Issuance.
     “Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by the definition of Eligible Assignee and Section 9.6), and accepted by the Administrative Agent, in substantially the form of Schedule 9.6(c) or any other form approved by the Administrative Agent.
     “Bankruptcy Code” shall mean the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.
     “Bankruptcy Event” shall mean any of the events described in Section 7.1(f), after giving effect to any cure period described therein.
     “Borrower” shall have the meaning set forth in the first paragraph of this Credit Agreement.
     “Borrowing Date” shall mean, in respect of any Loan, the date such Loan is made.
     “Business” shall have the meaning set forth in Section 3.10.
     “Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in Charlotte, North Carolina or New York, New York are authorized or required by law to close; provided, however, that when used in connection with a rate determination, borrowing or payment in respect of a LIBOR Rate Loan, the term “Business Day” shall also exclude any day on which banks in London, England are not open for dealings in Dollar deposits in the London interbank market.
     “Capital Lease” shall mean any lease of property, real or personal, the obligations with respect to which are required to be capitalized on a balance sheet of the lessee in accordance with GAAP.
     “Capital Lease Obligations” shall mean the capitalized lease obligations relating to a Capital Lease determined in accordance with GAAP.
     “Capital Stock” shall mean (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
     “Cash Equivalents” shall mean (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve (12) months from the date of acquisition (“Government Obligations”), (b) Dollar denominated (or foreign currency fully hedged to the Dollar) time deposits, certificates of deposit, Eurodollar time deposits and Eurodollar certificates of deposit of (i) any domestic commercial bank of recognized standing having capital and surplus in excess of $250,000,000 or (ii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 364 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six (6) months of the date of acquisition, (d) repurchase agreements with a bank or trust company (including a Lender) or a recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States of America, (e) obligations of any State of the United States or any political subdivision thereof for the payment of the principal and redemption price of and interest on which there shall have been irrevocably deposited Government Obligations maturing as to principal and interest at times and in amounts sufficient to provide such payment, (f) auction preferred stock rated in the highest short-term credit rating category by S&P or Moody’s and (g) Investments in money market and tax-exempt mutual funds that (i) comply with SEC Regulation 2a-7 and (ii) invest substantially all their assets in securities of the types described in clauses (a) through (f) above.
     “Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.
     “Change of Control” shall mean at any time the occurrence of one or more of the following events: (a) any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 30% or more of the then outstanding Voting Securities of the Borrower; or (b) the replacement of a majority of the Board of Directors of the Borrower over a two-year period from the directors who constituted the Board of Directors at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of the Borrower then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved.
     “Closing Date” shall mean the date of this Credit Agreement.
     “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

     “Collateral” shall mean a collective reference to the collateral which is identified in, and at any time will be covered by, the Security Documents and any other collateral that may from time to time secure the Credit Party Obligations.
     “Commitment” shall mean the Revolving Commitment, the Revolving LOC Commitment, the Swingline Commitment and the Credit-Linked Commitment, individually or collectively, as appropriate.
     “Commitment Percentage” shall mean the Revolving Commitment Percentage and/or the Credit-Linked Commitment Percentage, as appropriate.
     “Commonly Controlled Entity” shall mean an entity, whether or not incorporated, which is under common control with the Borrower, a Subsidiary or a Permitted Real Estate Entity within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower, a Subsidiary or a Permitted Real Estate Entity and which is treated as a single employer under Section 414 of the Code.
     “Consolidated” shall mean, when used with reference to financial statements or financial statement items of the Borrower and its Subsidiaries or any other Person, such statements or items on a consolidated basis in accordance with the consolidation principles of GAAP; provided, however, with respect to financial statement items of any Permitted Real Estate Entity that is a Guarantor that is not consolidated with the Borrower for purposes of the Borrower’s financial statements, only the Borrower’s direct or indirect percentage ownership interest in such financial statement items of such Permitted Real Estate Entity or Person shall be included. For the avoidance of doubt, financial statement items of any Permitted Real Estate Entity that is not a Guarantor shall not be included in the Borrower’s Consolidated financial statements.
     “Consolidated EBITDAP” shall mean, as of any date of determination for the four quarter period ending on such date and without duplication,
     (a) the net income or net loss (excluding (i) extraordinary losses and gains, (ii) gains or losses from any sale of a division or line of business, (iii) all Non-Cash and Other Adjustments and (iv) all expenses reflected as a restructuring item, an unusual item, or the cumulative effect of a change in accounting principle in the public financial statements of the Borrower) of the Borrower and its Subsidiaries on a Consolidated basis for such period (the “Consolidated Net Income”), plus
     (b) the sum of the following (without duplication) to the extent deducted in calculating Consolidated Net Income:
     (i) Consolidated Interest Expense for such period;
     (ii) tax expense (including, without limitation, any federal, state, local and foreign income (or equivalent) taxes) of the Borrower and its Subsidiaries for such period;

     (iii) depreciation and amortization for such period;
     (iv) non-cash pension plan expenses for such period;
     (v) non-cash expenses related to contributions by the Borrower or any Subsidiary to 401(k) employee retirement plans and non-cash expenses related to Capital Stock grants by the Borrower or any Subsidiary to officers and employees of the Borrower and its Subsidiaries;
     (vi) (i) financing fees and expenses paid or accrued in connection with the Transactions or any other debt or equity issuance during such period and (ii) charges associated with any unamortized fees and expenses associated with prior financings now affected by the Transactions or any other debt or equity issuance; and
     (vii) charges related to legal matters involving the Credit Parties and their respective Subsidiaries with respect to pending or threatened litigation described on Schedule 1.1(g) in an amount not to exceed $30,000,000, minus
     (c) the following (without duplication): (i) cash charges described in Non-Cash and Other Adjustments to the extent such cash charges were added back to Consolidated Net Income in calculating Consolidated EBITDAP for a prior period after the Closing Date, (ii) cash contributions to pension plans during such period to the extent not already included in the calculation of Consolidated Net Income and (iii) non-cash pension plan income for such period.
Further, (1) for any four-quarter period, Consolidated EBITDAP shall be calculated on a pro forma basis to exclude the effects of any operations or line of business discontinued as of the Closing Date and as described on Schedule 1.1(h) and (2) for any four-quarter period ending on or after the closing date of any Permitted Acquisition, Consolidated EBITDAP shall be calculated on a pro forma basis assuming the consummation of such Permitted Acquisition as of the first day of such period.
     “Consolidated Funded Debt” shall mean, on any date of calculation, Funded Debt of the Borrower and its Subsidiaries on a Consolidated basis.
     “Consolidated Interest Expense” shall mean, as of any date of determination for the four quarter period ending on such date, all interest expense (excluding amortization of debt discount and premium, but including the interest component under Capital Leases) for such period of the Borrower and its Subsidiaries on a Consolidated basis. Notwithstanding the foregoing, for purposes of calculating Consolidated Interest Expense for the fiscal quarters ending August 31, 2007, November 30, 2007 and February 29, 2008, Consolidated Interest Expense shall be annualized during such fiscal quarters such that (i) for the calculation of Consolidated Interest Expense as of August 31, 2007, Consolidated Interest Expense for the fiscal quarter then ending will be multiplied by four (4), (ii) for the calculation of Consolidated Interest Expense as of November 30, 2007, Consolidated Interest Expense for the two fiscal quarter period then ending will be multiplied by two (2) and (iii) for the calculation of Consolidated Interest Expense as of

February 29, 2008, Consolidated Interest Expense for the three fiscal quarter period then ending will be multiplied by one and one-third (1 1/3).
     “Consolidated Scheduled Debt Payments” shall mean, as of any date of determination for the four quarter period ending on such date, the sum of all scheduled payments of principal on Consolidated Funded Debt for such period (including the principal component of payments due on Capital Leases during the applicable period ending on such date); it being understood that scheduled payments of principal on Consolidated Funded Debt shall not include optional prepayments or the mandatory prepayments required pursuant to Section 2.9. Notwithstanding the foregoing, for purposes of calculating Consolidated Scheduled Debt Payments for the fiscal quarters ending August 31, 2007, November 30, 2007 and February 29, 2008, Consolidated Scheduled Debt Payments shall be annualized during such fiscal quarters such that (i) for the calculation of Consolidated Scheduled Debt Payments as of August 31, 2007, Consolidated Scheduled Debt Payments for the fiscal quarter then ending will be multiplied by four (4), (ii) for the calculation of Consolidated Scheduled Debt Payments as of November 30, 2007, Consolidated Scheduled Debt Payments for the two fiscal quarter period then ending will be multiplied by two (2) and (iii) for the calculation of Consolidated Scheduled Debt Payments as of February 29, 2008, Consolidated Scheduled Debt Payments for the three fiscal quarter period then ending will be multiplied by one and one-third (1 1/3).
     “Consolidated Total Assets” shall mean, with respect to any Person, the book value, determined on a consolidated basis in accordance with GAAP, of all assets of such Person and its Subsidiaries.
     “Consolidated Working Capital” shall mean, as of any date of determination, the excess of (a) current assets (excluding cash and Cash Equivalents) of the Borrower and its Subsidiaries on a Consolidated basis at such time less (b) current liabilities (excluding current maturities of long term debt) of the Borrower and its Subsidiaries on a Consolidated basis at such time, all as determined in accordance with GAAP.
     “Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.
     “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
     “Copyright Act” shall have the meaning set forth in Section 3.16.
     “Copyright Licenses” shall mean any agreement, whether written or oral, providing for the grant by or to a Person of any right under any Copyright, including, without limitation, any thereof referred to in Schedule 3.16 to this Credit Agreement.

     “Copyrights” shall mean all copyrights of the Credit Parties and their Subsidiaries in all works, now existing or hereafter created or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Copyright Office or in any similar office or agency of the United States, any state thereof or any other country or any political subdivision thereof, or otherwise, including, without limitation, any thereof referred to in Schedule 3.16 and all renewals thereof.
     “Credit Documents” shall mean this Credit Agreement, each of the Notes, any Joinder Agreement, the Letters of Credit, the LOC Documents and the Security Documents and all other agreements, documents, certificates and instruments delivered to the Administrative Agent or any Lender by any Credit Party in connection therewith (other than any agreement, document, certificate or instrument related to a Hedging Agreement).
     “Credit-Linked Account” shall mean the account established and maintained by the Administrative Agent in its name and under its sole dominion and control, designated as the “Wachovia Bank, National Association, as Administrative Agent—GenCorp. Inc. Credit Linked Account” that shall be used solely for the purposes set forth in Sections 2.6(b).
     “Credit-Linked Commitment” shall mean, with respect to each Credit-Linked Lender, the sum of such Credit-Linked Lender’s Credit-Linked LOC Commitment and Term Loan Commitment.
     “Credit-Linked Commitment Percentage” shall mean, for each Credit-Linked Lender, the percentage identified as its Credit-Linked Commitment Percentage in its Lender Commitment Letter or in the Register, as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 9.6(c).
     “Credit-Linked Commitment Period” shall mean, with respect to Credit-Linked Letters of Credit, the period from and including the Closing Date to but excluding the date that is ten (10) days prior to the Credit-Linked Maturity Date.
     “Credit-Linked Committed Amount” shall mean the Term Loan Committed Amount plus the Credit-Linked LOC Committed Amount.
     “Credit-Linked Deposit” shall mean, with respect to any Credit-Linked Lender, such Credit-Linked Lender’s funded Credit-Linked Participation in the Credit-Linked LOC Committed Amount and all Credit-Linked Letters of Credit issued thereunder, which funded Credit-Linked Participation shall be in an amount equal to such Credit-Linked Lender’s Credit-Linked LOC Commitment and shall be deposited into the Credit-Linked Account on the Closing Date (or on the date such Person becomes a Credit-Linked Lender) in accordance with the terms of Section 2.6(a).
     “Credit-Linked Interest” shall have the meaning set forth in Section 2.5(k).
     “Credit-Linked Issuing Lender” shall mean, with respect to any Credit-Linked Letter of Credit, the Administrative Agent or such other Lender as requested by the Borrower and approved by the Administrative Agent, or any other Person that was the Administrative Agent or a Lender at the time it issued such Credit-Linked Letter of Credit but has ceased to be the Administrative Agent or a Lender under this Credit Agreement.
     “Credit-Linked Lenders” shall mean, as of any date of determination, the Lenders that hold a Credit-Linked Commitment on such date.
     “Credit-Linked Letters of Credit” shall mean (a) any letter of credit issued by the Credit-Linked Issuing Lender from and after the Closing Date pursuant to Section 2.5(a), and (b) any Existing Letter of Credit, in each case as such letter of credit may be amended, modified, extended, renewed or replaced from time to time.
     “Credit-Linked LOC Commitment” shall mean the commitment of the Credit-Linked Issuing Lender to issue Credit-Linked Letters of Credit and with respect to each Credit-Linked Lender, the commitment of such Credit-Linked Lender to purchase its Credit-Linked Participation in the Credit-Linked Letters of Credit up to such Credit-Linked Lender’s Credit-Linked Commitment Percentage of the Credit-Linked LOC Committed Amount as specified in its Lender Commitment Letter or in the Register, as such amount may be reduced from time to time in accordance with the provisions hereof.
     “Credit-Linked LOC Committed Amount” shall have the meaning set forth in Section 2.5(a).
     “Credit-Linked LOC Fronting Fee” shall have the meaning set forth in Section 2.7(c).
     “Credit-Linked LOC Obligations” shall mean, at any time, the sum of (i) the maximum amount which is, or at any time thereafter may become, available to be drawn under Credit-Linked Letters of Credit then outstanding, assuming compliance with all requirements for drawings referred to in such Credit-Linked Letters of Credit plus (ii) the aggregate amount of all drawings under Credit-Linked Letters of Credit honored by the Credit-Linked Issuing Lender but not theretofore reimbursed.
     “Credit-Linked Maturity Date” shall mean April 30, 2013.
     “Credit-Linked Note” shall mean the promissory notes of the Borrower in favor of each Credit-Linked Issuing Lender evidencing the Borrower’s obligation to reimburse such Credit-Linked Issuing Lender for draws under Credit-Linked Letters of Credit provided by such Credit-Linked Issuing Lender pursuant to Section 2.5, as such promissory note may be amended, modified, restated, amended and restated, supplemented, extended, renewed or replaced from time to time.
     “Credit-Linked Participation” shall have the meaning set forth in Section 2.5(c).
     “Credit-Linked Purchase” shall have the meaning set forth in Section 2.5(d).
     “Credit Party” shall mean any of the Borrower or the Guarantors.

     “Credit Party Obligations” shall mean, without duplication, (a) all of the obligations, indebtedness and liabilities of the Credit Parties to the Lenders (including the Issuing Lenders) and the Administrative Agent, whenever arising, under this Credit Agreement, the Notes or any of the other Credit Documents, including principal, interest, fees, reimbursements and indemnification obligations and other amounts (including, but not limited to, any interest accruing after the occurrence of a filing of a petition of bankruptcy under the Bankruptcy Code with respect to any Credit Party, regardless of whether such interest is an allowed claim under the Bankruptcy Code) and (b) solely for purposes of the Security Documents and the Guaranty, all liabilities and obligations, whenever arising, owing from any Credit Party or any of their Subsidiaries to any Hedging Agreement Provider arising under any Secured Hedging Agreement.
     “Customary Permitted Liens” shall mean:
     (a) Liens for taxes not yet due and payable or which are being contested in good faith by appropriate proceedings diligently pursued; provided that (i) any proceedings commenced for the enforcement of such Liens shall have been stayed or suspended within 30 days of the commencement thereof and (ii) provision for the payment of all such taxes known to such Person has been made on the books of such Person to the extent required by GAAP;
     (b) mechanic’s, processor’s, materialman’s, carrier’s, warehousemen’s, landlord’s and similar Liens (including statutory and common law landlord’s liens under leases to which any Credit Party or any Subsidiary is a party) arising by operation of law and arising in the ordinary course of business and securing obligations of such Person that are not overdue for a period of more than ninety (90) days or are being contested in good faith by appropriate proceedings diligently pursued; provided that (i) any proceedings commenced for the enforcement of such Liens shall have been stayed or suspended within thirty (30) days of the commencement thereof and (ii) provision for the payment of such Liens has been made on the books of such Person to the extent required by GAAP;
     (c) Liens arising in connection with worker’s compensation, unemployment insurance, old age pensions and social security benefits which are not overdue or are being contested in good faith by appropriate proceedings diligently pursued; provided that (i) any proceedings commenced for the enforcement of such Liens shall have been stayed or suspended within 30 days of the commencement thereof and (ii) provision for the payment of such Liens has been made on the books of such Person to the extent required by GAAP;
     (d) Liens (i) incurred or deposits made in the ordinary course of business to secure the performance of bids, tenders, statutory obligations, fee and expense arrangements with trustees and fiscal agents (exclusive of obligations incurred in connection with the borrowing of money or the payment of the deferred purchase price of property) and customary deposits granted in the ordinary course of business under operating leases and (ii) securing surety, indemnity, performance, appeal and release bonds; provided that (A) full provision for the payment of all such obligations has been made on the books of such Person to the extent required by GAAP and (B) the aggregate amount of all such obligations does not exceed $1,000,000 at any time outstanding;

     (e) Permitted Real Property Encumbrances;
     (f) attachment, judgment or other similar Liens arising in connection with court or arbitration proceedings involving individually and in the aggregate liability of $1,000,000 or less at any one time; provided the same are discharged, or that execution or enforcement thereof is stayed pending appeal, within thirty (30) days or, in the case of any stay of execution or enforcement pending appeal, within such lesser time during which such appeal may be taken;
     (g) leases or subleases granted to others not interfering in any material respect with the business of the Borrower or any of its Subsidiaries and any interest or title of a lessor under any lease permitted by this Credit Agreement or the Security Documents;
     (h) customary rights of set off, revocation, refund or chargeback under deposit agreements or under the UCC of banks or other financial institutions where the Borrower or any of its Subsidiaries maintains deposits in the ordinary course of business permitted by this Credit Agreement;
     (i) landlord’s Liens arising by contract in the ordinary course of business and secured by assets at the applicable leased property in an amount not to exceed $500,000 in the aggregate; and
     (j) Environmental Liens, to the extent that (i) any proceedings commenced for the enforcement of such Liens shall have been suspended or are being contested in good faith, (ii) provision for all liability and damages that are the subject of said Environmental Liens has been made on the books of such Person to the extent required by GAAP and (iii) such Liens do not relate to obligations exceeding $5,000,000 in the aggregate at any one time.
     “Debt Issuance” shall mean the issuance of any Indebtedness by the Credit Parties or any of their Subsidiaries (other than a Permitted Real Estate Entity), but excluding any Equity Issuance or any Indebtedness of the Credit Parties and their Subsidiaries permitted to be incurred pursuant to Section 6.1 hereof (other than Section 6.1(j)).
     “Default” shall mean any of the events specified in Section 7.1, whether or not any requirement for the giving of notice or the lapse of time, or both, or any other condition, has been satisfied.
     “Defaulting Lender” shall mean, at any time, any Lender that at such time (a) has failed to make a Loan or fund its portion of the Credit-Linked Deposit required pursuant to the terms of this Credit Agreement, including the funding of a Revolving Participation Interest or a Credit-Linked Participation in accordance with the terms hereof and such default remains uncured, (b) has failed to pay to the Administrative Agent or any Lender an amount owed by such Lender pursuant to the terms of this Credit Agreement and such default remains uncured, or (c) has been deemed insolvent or has become subject to a bankruptcy or insolvency proceeding or to a receiver, trustee or similar official.

     “Dollars” and “$” shall mean dollars in lawful currency of the United States of America.
     “Domestic Lending Office” shall mean, initially, the office of each Lender designated as such Lender’s Domestic Lending Office shown in such Lender’s Administrative Questionnaire; and thereafter, such other office of such Lender as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office of such Lender at which Alternate Base Rate Loans of such Lender are to be made.
     “Domestic Subsidiary” shall mean any Subsidiary that is organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia.
     “Eligible Assignee” shall mean (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, (ii) in the case of any assignment of a Revolving Commitment, the Issuing Lender, and (iii) unless a Default or an Event of Default has occurred and is continuing and so long as the primary syndication of the Loans has been completed as determined by Wachovia, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.
     “Environmental Laws” shall mean any and all applicable foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirement of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time be in effect during the term of this Credit Agreement.
     “Environmental Lien” shall mean a Lien in favor of any Governmental Authority for (a) any liability under Environmental Laws, or any limitations or restrictions placed upon any real property owned, leased or operated by the Borrower or any of its Subsidiaries by any Government Authority or court, or (b) damages relating to, or costs incurred by such Governmental Authority in response to, a release or threatened release of Materials of Environmental Concern into the environment.
     “Equity Issuance” shall mean any issuance by any Credit Party or any Subsidiary (other than a Permitted Real Estate Entity) to any Person which is not a Credit Party of (a) shares of its Capital Stock (including, without limitation, any issuance of shares of its Capital Stock pursuant to the exercise of options or warrants or pursuant to the conversion of any debt securities to equity) or (b) warrants or options that are exercisable for shares of its Capital Stock. The term “Equity Issuance” shall not include (i) any Asset Disposition, (ii) any Debt Issuance, (iii) any equity issuance as consideration for a Permitted Acquisition, (iv) any equity issuance of a Permitted Real Estate Entity, (v) any equity issuance the proceeds of which are used to refinance the Existing Subordinated Notes as permitted by Section 6.10(c) or (vi) any stock grants to, or exercise of stock options by, current and former employees or directors.

     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.
     “Eurodollar Reserve Percentage” shall mean for any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Federal Reserve Board (or any successor) for determining the maximum reserve requirement (including without limitation any basic, supplemental or emergency reserves) in respect of Eurocurrency liabilities, as defined in Regulation D of such Board as in effect from time to time, or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.
     “Event of Default” shall mean any of the events specified in Section 7.1; provided, however, that any requirement for the giving of notice or the lapse of time, or both, or any other condition, has been satisfied.
     “Excess Cash Flow” shall mean, with respect to any fiscal year period of the Borrower and its Subsidiaries on a Consolidated basis, an amount equal to (without duplication) (a) cash flow of the Borrower and its Subsidiaries (other than Permitted Real Estate Entities) provided by or used in operating activities (as set forth in the Borrower’s audited financial statements for such fiscal year) minus (b) consolidated capital expenditures made by the Borrower and its Subsidiaries (other than a Permitted Real Estate Entity) during such period minus (c) Consolidated Scheduled Debt Payments made during such period minus (d) the sum of all optional prepayments and mandatory prepayments (to the extent the proceeds of such mandatory prepayment events are included in cash flow from operations) of principal on the Term Loan made during such period minus (e) the sum of all redemptions and prepayments of principal on the Existing Subordinated Notes (other than prepayments made with proceeds of Indebtedness) made during such period to the extent permitted by this Credit Agreement minus (f) any cash expense incurred in connection with any Permitted Acquisition minus (g) to the extent such proceeds have been included in the determination of cash flow pursuant to clause (a) above, (i) 50% of the cash proceeds from Permitted Real Estate Sales during such period and (ii) 100% of the cash proceeds from the sale of any owned real property of a Permitted Real Estate Entity during such period (other than any such sale that constitutes a Permitted Real Estate Sale).
     “Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, the Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 2.19, except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.19; provided that any withholding tax imposed on amounts payable to a Foreign Lender attributable to such Foreign Lender’s inability to qualify for an exemption from such withholding tax as a result of the structure of the credit-linked facility set forth in Sections 2.4 and 2.5, the funding of Credit-Linked Participations with respect thereto or the characterization of any amounts payable to such Foreign Lender with respect thereto shall not constitute Excluded Taxes.
     “Existing Letters of Credit” shall mean the letters of credit listed on Schedule 1.1(d).
     “Existing Subordinated Notes” shall mean, collectively, the 9.50% Senior Subordinated Notes, the 2.25% Convertible Notes and the 4.00% Convertible Notes, as the same may be amended, restated, supplemented or otherwise modified from time to time as permitted hereunder.
     “Extension of Credit” shall mean, as to any Lender, (a) the making of a Loan by such Lender or (b) the issuance of, or participation in, a Letter of Credit by such Lender.
     “Fair Market Value” shall mean, with respect to any asset or property, the price which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction.
     “Federal Funds Effective Rate” shall have the meaning set forth in the definition of “Alternate Base Rate”.
     “Fee Letter” shall mean one or more fee letter agreements addressed to the Borrower from the Arrangers and their Affiliates, as amended, modified or otherwise supplemented.
     “Flood Hazard Property” shall have the meaning set forth in Section 4.1(e)(v).
     “Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
     “Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.
     “Fund” shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.
     “Funded Debt” shall mean, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) the maximum amount of earnout obligations to the extent such earnout obligations appear as liabilities on a balance sheet of such Person, (d) the principal portion of all Capital Lease Obligations of such Person, (e) all preferred Capital Stock issued by such Person and which by the terms thereof could be (at the request of the holders thereof) subject to mandatory sinking fund payments, redemption or other acceleration prior to the date that is 91 days after the Credit-Linked Maturity Date, (f) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product, (g) all Indebtedness of others of the type described in clauses (a) through (f) hereof secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (h) all Guaranty Obligations of such Person with respect to Indebtedness of another Person of the type described in clauses (a) through (f) hereof, and (i) all Indebtedness of the type described in clauses (a) through (f) hereof of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer (to the extent that such Person is liable therefore) calculated based on the percentage of such Indebtedness for which such Person is liable; provided, however, that Funded Debt shall not include (i) Indebtedness among the Credit Parties and (ii) Indebtedness permitted under Section 6.1(i).
     “GAAP” shall mean generally accepted accounting principles in effect in the United States of America applied on a consistent basis, subject, however, in the case of determination of compliance with the financial covenants set out in Section 5.9 to the provisions of Section 1.3.
     “Government Acts” shall have the meaning set forth in Section 2.20.
     “Governmental Approvals” shall mean all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.
     “Governmental Authority” shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
     “Granite Agreement” shall have the meaning set forth in Section 6.4(a).
     “Guarantor” shall have the meaning set forth in the first paragraph of this Credit Agreement; provided that to the extent a Permitted Real Estate Entity is not a guarantor under any of the Existing Subordinated Notes or any other material Indebtedness (at any time prior to or after the Closing Date) of a Credit Party then, at the Borrower’s election, such Permitted Real Estate Entity shall not be required to be a Guarantor under this Credit Agreement.
     “Guaranty” shall mean the guaranty of the Guarantors set forth in Article X.

     “Guaranty Obligations” shall mean, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting security therefor, (b) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including without limitation keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (c) to lease or purchase property, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (d) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made.
     “Hedging Agreement Provider” shall mean any Person that enters into a Secured Hedging Agreement with a Credit Party or any of its Subsidiaries that is permitted by Section 6.1 to the extent such Person is a Lender, an Affiliate of a Lender or any other Person that was a Lender (or an Affiliate of a Lender) at the time it entered into the Secured Hedging Agreement but has ceased to be a Lender (or whose Affiliate has ceased to be a Lender) under this Credit Agreement.
     “Hedging Agreements” shall mean, with respect to any Person, any agreement entered into to protect such Person against fluctuations in interest rates, or currency or raw materials values, including, without limitation, any interest rate swap, cap or collar agreement or similar arrangement between such Person and one or more counterparties, any foreign currency exchange agreement, currency protection agreements, commodity purchase or option agreements or other interest or exchange rate hedging agreements.
     “Incremental Term Loan” shall have the meaning set forth in Section 2.22.
     “Incurrence Test” shall mean, with respect to the incurrence of any Incremental Term Loan, the requirement that the Senior Secured Leverage Ratio shall be less than 2.25 to 1.0.
     “Indebtedness” shall mean, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations (including, without limitation, the maximum amount of earnout obligations) of such Person incurred, issued or assumed as the deferred purchase price of property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six (6) months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (e) the principal portion of all Capital Lease Obligations of such Person, (f) the maximum amount of all letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (g) all preferred Capital Stock issued by such Person and which by the terms thereof could be (at the request of the holders thereof) subject to mandatory sinking fund payments, redemption or other acceleration prior to the date that is 91 days after the Credit-Linked Maturity Date, (h) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product, (i) payment obligations of such Person under non-compete agreements, (j) all obligations of such Person under Hedging Agreements, excluding any portion thereof which would be accounted for as interest expense under GAAP, (k) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (l) all Indebtedness of others of the type described in clauses (a) through (k) hereof secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (m) all Guaranty Obligations of such Person with respect to Indebtedness of another Person of the type described in clauses (a) through (k) hereof, and (n) all Indebtedness of the type described in clauses (a) through (k) hereof of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer (to the extent that such Person is liable therefore) calculated based on the percentage of such Indebtedness for which such Person is liable.
     “Indemnified Taxes” shall mean Taxes other than Excluded Taxes.
     “Indemnitee” shall have the meaning set forth in Section 9.5(b).
     “Insolvency” shall mean, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of such term as used in Section 4245 of ERISA.
     “Intellectual Property” shall mean the Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks and Trademark Licenses of the Credit Parties and their Subsidiaries, all goodwill associated therewith and all rights to sue for infringement thereof.
     “Intercompany Note” means a demand promissory note (or a promissory note payable on a date reasonably satisfactory to the Administrative Agent) issued by a Subsidiary directly to the Borrower in form and substance that is satisfactory to the Administrative Agent.
     “Interest Coverage Ratio” shall mean the ratio of (a) Consolidated EBITDAP for such period to (b) Consolidated Interest Expense net of interest income for such period.
     “Interest Payment Date” shall mean (a) as to any Alternate Base Rate Loan, the last day of each March, June, September and December and on the applicable Maturity Date, (b) as to any LIBOR Rate Loan having an Interest Period of three (3) months or less, the last day of such Interest Period, (c) as to any LIBOR Rate Loan having an Interest Period longer than three (3) months, (i) each three (3) month anniversary following the first day of such Interest Period and (ii) the last day of such Interest Period and (d) as to any Loan which is the subject of a mandatory prepayment required pursuant to Section 2.9(b), the date on which such mandatory prepayment is due.

     “Interest Period” shall mean, with respect to any LIBOR Rate Loan,
     (a) initially, the period commencing on the Borrowing Date or conversion date, as the case may be, with respect to such LIBOR Rate Loan and ending one, two, three, six or twelve months thereafter, subject to availability to all applicable Lenders, as selected by the Borrower in the Notice of Borrowing or Notice of Conversion given with respect thereto; and
     (b) thereafter, each period commencing on the last day of the immediately preceding Interest Period applicable to such LIBOR Rate Loan and ending one, two, three, six or twelve months thereafter, subject to availability to all applicable Lenders, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that the foregoing provisions are subject to the following:
     (i) if any Interest Period pertaining to a LIBOR Rate Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;
     (ii) any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month;
     (iii) if the Borrower shall fail to give notice as provided above, the Borrower shall be deemed to have selected an Alternate Base Rate Loan to replace the affected LIBOR Rate Loan;
     (iv) no Interest Period in respect of any Loan shall extend beyond the applicable Maturity Date and, further with regard to any Term Loan, no Interest Period shall extend beyond any principal amortization payment date with respect to such Term Loan unless the portion of such Term Loan consisting of Alternate Base Rate Loans together with the portion of such Term Loan consisting of LIBOR Rate Loans with Interest Periods expiring prior to or concurrently with the date such principal amortization payment date is due, is at least equal to the amount of such principal amortization payment due on such date; and
     (v) no more than eight (8) LIBOR Rate Loans may be in effect at any time. For purposes hereof, LIBOR Rate Loans with different Interest Periods shall be considered as separate LIBOR Rate Loans, even if they shall begin on the same date, although borrowings, extensions and conversions may, in accordance with the provisions hereof, be combined at the end of existing Interest Periods to constitute a new LIBOR Rate Loan with a single Interest Period.

     “Investment” shall mean (a) the acquisition (whether for cash, property, services, assumption of Indebtedness, securities or otherwise) of shares of Capital Stock, other ownership interests or other securities of any Person or bonds, notes, debentures or all or substantially all of the assets of any Person or (b) any deposit with, or advance, loan or other extension of credit to, any Person (other than deposits made in the ordinary course of business) or (c) any other capital contribution to or investment in any Person, including, without limitation, any Guaranty Obligation (including any support for a letter of credit issued on behalf of such Person) incurred for the benefit of such Person.
     “Issuing Lenders” shall mean, as of any date of determination, the Administrative Agent and any other Credit-Linked Issuing Lender or Revolving Issuing Lender that has issued a Letter of Credit that is outstanding on such date of determination.
     “Issuing Lender Fees” shall have the meaning set forth in Section 2.7(d).
     “Joinder Agreement” shall mean a Joinder Agreement in substantially the form of Schedule 5.10, executed and delivered by an Additional Credit Party in accordance with the provisions of Section 5.10.
     “Joint Venture” means any corporation, partnership, limited liability company, joint venture or other similar legal arrangement (whether created by contract or conducted through a separate legal entity) now or hereafter formed by the Borrower or any of its Subsidiaries with another Person that is not the Borrower or any Subsidiary in order to conduct a common venture or enterprise with such Person.
     “Lender” shall have the meaning set forth in the first paragraph of this Credit Agreement and shall include each Issuing Lender.
     “Lender Commitment Letter” shall mean, with respect to any Credit-Linked Lender, the letter (or other correspondence) to such Credit-Linked Lender from the Administrative Agent notifying such Credit-Linked Lender of its Credit-Linked LOC Commitment, Credit-Linked Commitment Percentage and/or Term Loan Commitment Percentage.
     “Letters of Credit” shall mean, collectively, the Revolving Letters of Credit and the Credit-Linked Letters of Credit.
     “Leverage Ratio” shall mean, as of any date of determination, the ratio of (i) Consolidated Funded Debt on such date minus, so long as there are no Revolving Loans outstanding, unrestricted cash, cash equivalents and restricted cash earmarked for the permanent reduction of Consolidated Funded Debt in an amount not to exceed $100,000,000 held by the Credit Parties on such date to (ii) Consolidated EBITDAP.
     “LIBOR” shall mean, for any LIBOR Rate Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, then “LIBOR” shall mean the rate per annum at which, as determined by the Administrative Agent in accordance with its customary practices, Dollars in an amount comparable to the Loans then requested are being offered to leading banks at approximately 11:00 A.M. London time, two (2) Business Days prior to the commencement of the applicable Interest Period for settlement in immediately available funds by leading banks in the London interbank market for a period equal to the Interest Period selected.
     “LIBOR Lending Office” shall mean, initially, the office(s) of each Lender designated as such Lender’s LIBOR Lending Office in such Lender’s Administrative Questionnaire; and thereafter, such other office of such Lender as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office of such Lender at which the LIBOR Rate Loans of such Lender are to be made.
     “LIBOR Rate” shall mean a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Administrative Agent pursuant to the following formula:
     “LIBOR Rate Loan” shall mean Loans the rate of interest applicable to which is based on the LIBOR Rate.
     “Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Capital Lease having substantially the same economic effect as any of the foregoing).
     “Litigation Award” shall mean the receipt by the Borrower or any of its Subsidiaries (other than a Permitted Real Estate Entity) of cash or Cash Equivalents from any arbitration award, settlement, court judgment or other award, judgment or settlement received in any litigation-related proceeding.
     “Loan” shall mean a Revolving Loan, a Swingline Loan and/or a Term Loan, as appropriate.
     “Loan to Value Test” shall mean, as of any date of determination, the aggregate principal amount of the outstanding Term Loans plus the Credit-Linked LOC Committed Amount is less than or equal to the Appraised Value of the Credit Parties’ (other than a Permitted Real Estate Entity) owned real property subject to a Lien in favor of the Administrative Agent, for the benefit of the Lenders.

     “LOC Documents” shall mean, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (i) the rights and obligations of the parties concerned or (ii) any collateral security for such obligations.
     “Mandatory LOC Borrowing” shall have the meaning set forth in Section 2.2(e).
     “Mandatory Swingline Borrowing” shall have the meaning set forth in Section 2.3(b)(ii).
     “Material Adverse Effect” shall mean a material adverse effect on (a) the business, operations, property, assets or financial condition of (i) the Credit Parties taken as a whole, (ii) the Credit Parties and their Subsidiaries taken as a whole or (iii) the Credit Parties, their Subsidiaries and the Permitted Real Estate Entities taken as a whole, (b) the ability of the Borrower or any Guarantor to perform its obligations, when such obligations are required to be performed, under this Credit Agreement, any of the Notes or any other Credit Document or (c) the validity or enforceability of this Credit Agreement, any of the Notes or any of the other Credit Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.
     “Material Contract” shall mean (a) any contract or other agreement, written or oral, of the Credit Parties or any of their Subsidiaries representing at least 7.5% of the total consolidated revenues of the Credit Parties and their Subsidiaries for any fiscal year and (b) any other contract, agreement, permit or license, written or oral, of the Credit Parties or any of their Subsidiaries as to which the breach, nonperformance, cancellation or failure to renew in accordance with the terms thereof by any party thereto, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
     “Material Domestic Subsidiary” shall mean any Domestic Subsidiary of any Credit Party, (a) that guarantees any of the Existing Subordinated Notes, any other Subordinated Debt, any senior notes or any other material Indebtedness of a Credit Party of Subsidiary thereof (including Aerojet-General Corporation and Aerojet Ordinance Tennessee, Inc. but excluding the other Subsidiaries listed on Schedule 3.12) or (b) the Consolidated Total Assets of which were more than 7.5% of the Consolidated Total Assets of the Borrower and its Subsidiaries as of the end of the most recently completed fiscal year of the Borrower for which audited financial statements are available; provided that, in the event the aggregate of the Consolidated Total Assets of all Domestic Subsidiaries that do not constitute Material Domestic Subsidiaries exceeds 7.5% of the Consolidated Total Assets of the Borrower and its Subsidiaries as of such date, the Borrower (or the Administrative Agent, in the event the Borrower has failed to do so within ten (10) days of request therefor by the Administrative Agent) shall, to the extent necessary, designate sufficient Domestic Subsidiaries to be deemed to be “Material Domestic Subsidiaries” to eliminate such excess, and such designated Domestic Subsidiaries shall thereafter constitute Material Domestic Subsidiaries. Assets of Foreign Subsidiaries shall be converted into Dollars at the rates used for purposes of preparing the consolidated balance sheet of the Borrower included in such audited financial statements.

     “Material Foreign Subsidiary” shall mean any Foreign Subsidiary of any Credit Party, the Consolidated Total Assets of which were more than 7.5% of the Consolidated Total Assets of the Borrower and its Subsidiaries as of the end of the most recently completed fiscal year of the Borrower for which audited financial statements are available; provided that, in the event the aggregate of the Consolidated Total Assets of all Foreign Subsidiaries that do not constitute Material Foreign Subsidiaries exceeds 7.5% of the Consolidated Total Assets of the Borrower and its Subsidiaries as of such date, the Borrower (or the Administrative Agent, in the event the Borrower has failed to do so within ten (10) days of request therefor by the Administrative Agent) shall, to the extent necessary, designate sufficient Foreign Subsidiaries to be deemed to be “Material Foreign Subsidiaries” to eliminate such excess, and such designated Foreign Subsidiaries shall thereafter constitute Material Foreign Subsidiaries. Assets of Foreign Subsidiaries shall be converted into Dollars at the rates used for purposes of preparing the consolidated balance sheet of the Borrower included in such audited financial statements.
     “Materials of Environmental Concern” shall mean any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.
     “Maturity Date” shall mean the Credit-Linked Maturity Date or the Revolving Commitment Termination Date, as applicable.
     “Moody’s” shall mean Moody’s Investors Service, Inc.
     “Mortgage Instrument” shall mean any mortgage, deed of trust, deed to secure debt or assignment of leases and rents executed by a Credit Party in favor of the Administrative Agent pursuant to the terms of Section 4.1(e)(i), 5.10 or 5.12, as the same may be amended, modified, restated or supplemented from time to time.
     “Mortgage Policy” shall mean, with respect to any Mortgage Instrument, an ALTA mortgagee title insurance policy issued by a Title Company in such amount as reasonably approved by the Administrative Agent, assuring the Administrative Agent that such Mortgage Instrument creates a valid and enforceable first priority mortgage lien on the applicable Mortgaged Property, free and clear of all defects and encumbrances except Permitted Liens, which Mortgage Policy shall be in form and substance reasonably satisfactory to the Administrative Agent and shall provide for affirmative insurance and such reinsurance as the Administrative Agent may reasonably request.
     “Mortgaged Property” shall mean any owned or leased real property of a Credit Party with respect to which such Credit Party executes a Mortgage Instrument in favor of the Administrative Agent, including, without limitation, each real property set forth on Schedule 1.1(e).
     “Multiemployer Plan” shall mean a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

     “Net Cash Proceeds” shall mean the aggregate cash proceeds received by any Credit Party or any Subsidiary (other than a Permitted Real Estate Entity) in respect of any Asset Disposition, Equity Issuance, Debt Issuance, Recovery Event, Permitted Real Estate Sales, Permitted Real Estate Transfer or Litigation Award, net of (a) direct costs (including, without limitation, legal, accounting and investment banking fees, and sales commissions) associated therewith, (b) amounts held in escrow to be applied as part of the purchase price of any Asset Disposition, (c) taxes paid or payable as a result thereof, (d) with respect to any Asset Disposition or Recovery Event, payment of the outstanding principal amount of, premium (if any) and interest on any Indebtedness secured by a Lien on the assets subject to such Asset Disposition or Recovery Event and (e) with respect to any Recovery Event or Litigation Award, amounts payable directly or indirectly to Governmental Authorities for such Recovery Event or Litigation Award to the extent required by such Governmental Authorities or Contractual Obligations; it being understood that “Net Cash Proceeds” shall include, without limitation, any cash proceeds from the sale or other disposition of any non-cash consideration (but only as and when such cash is actually received) received by any Credit Party or any Subsidiary in any Asset Disposition, Equity Issuance, Debt Issuance, Recovery Event or Litigation Award and any cash released from escrow as part of the purchase price in connection with any Asset Disposition.
     “Non-Cash and Other Adjustments” shall mean (i) charges associated with environmental reserve adjustments and (ii) all non-cash expenses or income incurred outside the normal course of business of the Credit Parties including litigation settlements and awards and charges associated with impairments of tangible and intangible assets.
     “Note” or “Notes” shall mean the Revolving Notes, the Swingline Notes, the Credit-Linked Note and/or the Term Loan Notes, collectively, separately or individually, as appropriate.
     “Notice of Borrowing” shall mean a request for a Revolving Loan borrowing pursuant to Section 2.1(b)(i) or a request for a Swingline Loan borrowing pursuant to Section 2.3(b)(i), as appropriate, in substantially the form of the notice of borrowing attached hereto as Schedule 2.1(b)(i).
     “Notice of Conversion” shall have the meaning set forth in Section 2.11.
     “Obligations” shall mean, collectively, Loans, Revolving LOC Obligations and Credit-Linked LOC Obligations and all other obligations of the Credit Parties to the Administrative Agent and the Lenders under the Credit Documents.
     “OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.
     “Other Parties” shall have the meaning set forth in Section 10.7(c).
     “Other Taxes” shall mean all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Credit Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Credit Document.

     “Participant” has the meaning assigned to such term in clause (d) of Section 9.6.
     “Participation Interests” shall mean Revolving Participation Interests or Credit-Linked Participations, individually or collectively as the context may require.
     “Patent Licenses” shall mean all agreements, whether written or oral, providing for the grant by or to a Person of any right to manufacture, use or sell any invention covered by a Patent, including, without limitation, any thereof referred to in Schedule 3.16 to this Credit Agreement.
     “Patents” shall mean all letters patent of the United States or any other country, now existing or hereafter arising, and all improvement patents, reissues, reexaminations, patents of additions, renewals and extensions thereof, including, without limitation, any thereof referred to in Schedule 3.16 to this Credit Agreement, and (ii) all applications for letters patent of the United States or any other country, now existing or hereafter arising, and all provisionals, divisions, continuations and continuations-in-part and substitutes thereof, including, without limitation, any thereof referred to in Schedule 3.16 to this Credit Agreement.
     “Patriot Act” shall mean The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.
     “PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.
     “Performance Based Letters of Credit” shall mean letters of credit backing advanced deposits or performance based contracts.
     “Permitted Acquisition” shall mean an acquisition or any series of related acquisitions by a Credit Party of (a) all or substantially all of the assets or a majority of the outstanding Voting Securities or economic interests of a Person that is incorporated, formed or organized in the United States or (b) any division, line of business or other business unit of a Person that is incorporated, formed or organized in the United States (such Person or such division, line of business or other business unit of such Person shall be referred to herein as the “Target”), in each case that is a type of business (or assets used in a type of business) permitted to be engaged in by the Credit Parties and their Subsidiaries pursuant to Section 6.3, so long as (i) no Default or Event of Default shall then exist or would exist after giving effect thereto, (ii) the Credit Parties shall demonstrate to the reasonable satisfaction of the Administrative Agent and the Required Lenders that, after giving effect to the acquisition on a pro forma basis, the Credit Parties are in compliance with each of the financial covenants set forth in Section 5.9, (iii) the Administrative Agent, on behalf of the Lenders, shall have received (or shall receive in connection with the closing of such acquisition) a first priority (subject to Permitted Liens) perfected security interest in all property (including, without limitation, Capital Stock) acquired with respect to the Target in accordance with the terms of Sections 5.10 and 5.12 and the Target, if a it would be a Material Domestic Subsidiary, shall have executed a Joinder Agreement in accordance with the terms of Section 5.10, (iv) the Administrative Agent and the Lenders shall have received (A) a description of the material terms of such acquisition and (B) if the total consideration (including without limitation earn out obligations, deferred compensation, non-competition arrangements and the amount of Indebtedness and other liabilities assumed by the Credit Parties and their Subsidiaries) to be paid by the Credit Parties and their Subsidiaries in connection with such acquisition exceeds $25,000,000, (1) audited financial statements (or, if unavailable, management-prepared financial statements) of the Target for its two most recent fiscal years and for any fiscal quarters ended within the fiscal year to date and (2) consolidated projected income statements of the Borrower and its consolidated Subsidiaries (giving effect to such acquisition), all in form and substance reasonably satisfactory to the Administrative Agent, (v) the Target shall have earnings before interest, taxes, depreciation, amortization and non-cash and pension plan income or expenses for the four fiscal quarter period prior to the acquisition date in an amount greater than $0, (vi) such acquisition shall not be a “hostile” acquisition and the appropriate approvals of the applicable Credit Party and the Target shall have been obtained, (vii) after giving effect to such acquisition, there shall be at least $50,000,000 of borrowing availability under the Revolving Committed Amount and (viii) the aggregate (A) cash consideration (including, without limitation, earn out obligations, deferred compensation and payments under non-competition arrangements) paid (or to be paid) by the Credit Parties and their Subsidiaries in connection with any such acquisition shall not exceed $25,000,000 and (B) total consideration (including, without limitation, (1) the maximum amount of earnout obligations, (2) deferred compensation, (3) payments under non-competition arrangements and (4) the amount of Indebtedness and other liabilities assumed by the Credit Parties and their Subsidiaries) paid (or to be paid) by the Credit Parties and their Subsidiaries in connection with any such acquisition shall not exceed $100,000,000. Notwithstanding the foregoing, for one or more acquisitions by a Credit Party that, in the aggregate, have total consideration that is less than or equal to $5,000,000 during the term of this Credit Agreement, the Credit Parties shall only be required to comply with clauses (i) and (ii) above.
     “Permitted Investments” shall mean:
     (a) cash and Cash Equivalents;
     (b) Investments set forth on Schedule 1.1(b), which Investments shall not exceed the amount thereof on the Closing Date (after giving effect to the Transactions consummated on the Closing Date), in each case as such Investments may be adjusted due to appreciation, repayment of principal, payment of interest, return of capital or similar circumstances; provided, however, any such Investment consisting of intercompany Indebtedness owed by a Credit Party to a Subsidiary that is not a Credit Party shall not be repaid in cash or Cash Equivalents and shall not be renewed, extended, refinanced or replaced; provided further, however, the Credit Parties shall be permitted to write-off Investments consisting of intercompany Indebtedness owing by Subsidiaries that are not Credit Parties to the extent such Indebtedness was existing prior to the Closing Date;
     (c) receivables owing to the Credit Parties or any of their Subsidiaries or any receivables and advances to suppliers, in each case if created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;
     (d) (i) loans and advances to employees for relocation and related expenses and (ii) loans and advances to employees in the ordinary course of business in an aggregate principal amount not exceeding $1,500,000; provided that such loans and advances shall comply with all applicable Requirements of Law;
     (e) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;
     (f) Investments (including debt securities) received as consideration for Permitted Real Estate Sales to the extent such Investments, together with all other non-cash consideration received for such Permitted Real Estate Sales, do not exceed $30,000,000 in the aggregate;
     (g) Hedging Agreements permitted hereunder;
     (h) deposits in a customary fashion in the ordinary course of business;
     (i) Investments in and unsecured loans to any Credit Party (other than a Permitted Real Estate Entity) by any Credit Party or any of its Subsidiaries; provided, however, that in the case of such intercompany loan or advance by a Credit Party to another Credit Party, each such loan shall be evidenced by an Intercompany Note payable to the Credit Party, in form and substance satisfactory to Administrative Agent, which Intercompany Notes shall be delivered and pledged to the Administrative Agent as part of the Collateral;
     (j) Permitted Acquisitions and Investments assumed in connection with Permitted Acquisitions;
     (k) Guaranty Obligations permitted pursuant to Section 6.1(h) and 6.1(k);
     (l) Investments related to costs associated with discontinued operations in an aggregate amount not to exceed $10,000,000;
     (m) Investments in Permitted Real Estate Entities consisting of cash or Cash Equivalents in an amount not to exceed $35,000,000; provided that at the time of and immediately after giving effect to such Investment, the Borrower and its Subsidiaries (other than Permitted Real Estate Entities) have cash and/or Revolving Availability of not less than $50,000,000;
     (n) Permitted Real Estate Transfers; and

     (o) additional loans, advances and/or Investments of a nature not contemplated by the foregoing clauses hereof in an aggregate amount not to exceed $15,000,000 outstanding at any time.
     “Permitted Liens” shall mean:
     (a) Liens created by or otherwise existing under or in connection with this Credit Agreement or the other Credit Documents in favor of the Secured Parties;
     (b) Liens in favor of a Hedging Agreement Provider in connection with a Secured Hedging Agreement; provided that such Liens shall secure the Credit Party Obligations and the obligations under such Secured Hedging Agreement on a pari passu basis;
     (c) Liens securing purchase money indebtedness and Capital Lease Obligations (and refinancings thereof) to the extent permitted under Section 6.1(c); provided, that (i) any such Lien attaches to such property concurrently with or within (120) days after the acquisition thereof and (ii) such Lien attaches solely to the property so acquired in such transaction;
     (d) Customary Permitted Liens;
     (e) Liens existing on the Closing Date listed on Schedule 1.1(c) hereto and any extension, renewal or replacement thereof but only if the principal amount of the Indebtedness (including, for purposes of this clause (e), any additional Indebtedness incurred pursuant to revolving commitments in an amount not in excess of the available commitment as set forth on Schedule 6.1(b) secured thereby) is not increased and such Liens do not extend to or cover any other property or assets;
     (f) Liens securing Indebtedness permitted pursuant to Section 6.1(d); provided, that any such Lien does not extend to any other property (other than accessions and additions to the property secured thereby);
     (g) Liens on special tooling assets and Intellectual Property of Aerojet as required by the terms of the contract with Lockheed Martin regarding the Atlas Program;
     (h) Liens securing the financing of insurance premiums associated with insurance coverage obtained in the normal course of business not to exceed $7,000,000 in the aggregate at any time outstanding;
     (i) Liens incurred by a Permitted Real Estate Entity; and
     (j) additional Liens incurred by the Borrower or its Subsidiaries (other than the Permitted Real Estate Entities) which do not secure Indebtedness for money borrowed so long as the value of the property subject to such Liens, and the obligations secured thereby, do not exceed $5,000,000 in the aggregate at any one time outstanding.

     In connection with the granting of Liens of the type described in clause (c) above by the Borrower or any of its Subsidiaries, at the reasonable request of the Borrower, and at the Borrower’s expense, the Administrative Agent shall take (and is hereby authorized to take) any actions reasonably requested by the Borrower in connection therewith (including, without limitation, by executing appropriate lien releases in favor of the holder or holders of such Liens, in either case solely with respect to the item or items of equipment or other assets subject to such Liens).
     “Permitted Real Estate Entity” shall mean a Subsidiary or Joint Venture (a) established by a Credit Party for the purpose of enhancing the value of and/or selling one or more real properties of the Credit Parties and (b) designated as a “Permitted Real Estate Entity” by the Borrower in accordance with Section 5.16 of this Credit Agreement.
     “Permitted Real Estate Entity Distribution” shall mean (a) any dividend or other distribution, direct or indirect, made to a Credit Party on account of any shares of any class of Capital Stock of any Permitted Real Estate Entity, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, made to a Credit Party of any shares of any class of Capital Stock of any Permitted Real Estate Entity, now or hereafter outstanding and (c) any payment made to a Credit Party to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of any Permitted Real Estate Entity, now or hereafter outstanding
     “Permitted Real Estate Sales” shall mean the sale of any owned real property of a Credit Party (a) subject to a Lien in favor of the Administrative Agent for the benefit of the Lenders or (b) not listed on Schedule 1.1(f) (as such schedule may be updated from time to time with the consent of the Administrative Agent), in each case, that satisfies the following requirements: (i) no Default or Event of Default shall exist at the time of such sale or be caused by such sale, (ii) such sale is for Fair Market Value, (iii) the Net Cash Proceeds of such sale are applied to the Loans to the extent required pursuant to Section 2.9(b), and (iv) solely with respect to any real property subject to a Lien in favor of the Administrative Agent, the Borrower is in compliance with the Loan to Value Test after giving effect to such Permitted Real Estate Sale.
     “Permitted Real Estate Transfers” shall mean (a) the contribution, sale or other transfer of any owned real property of a Credit Party set forth on Schedule 1.1(f) (as such schedule may be updated from time to time with the consent of the Administrative Agent) to a Permitted Real Estate Entity and (b) the contribution, sale or other transfer of any owned real property by a Permitted Real Estate Entity or any other entity in which such Permitted Real Estate Entity has a direct or indirect ownership interest; provided that in the case of clause (a) above, such contribution, sale or transfer satisfies the following requirements: (i) no Default or Event of Default shall exist at the time of such sale or be caused by such sale and (ii) such sale is for Fair Market Value.
     “Permitted Real Property Encumbrances” shall mean (a) those liens, encumbrances and other matters affecting title to any Mortgaged Property listed in the applicable Mortgage Policy in respect thereof (or any update thereto) and found, on the date of delivery of such Mortgage Policy to the Administrative Agent in accordance with the terms hereof, reasonably acceptable by the Administrative Agent, (b) as to any particular real property at any time, such easements, encroachments, covenants, restrictions, rights of way, minor defects, irregularities or encumbrances on title which do not, in the reasonable opinion of the Administrative Agent, materially impair such real property for the purpose for which it is held by the mortgagor or owner, as the case may be, thereof, or the Lien held by the Administrative Agent, (c) municipal and zoning laws, regulations, codes and ordinances, which are not violated in any material respect by the existing improvements and the present use made by the mortgagor or owner, as the case may be, of such real property, (d) general real estate taxes and assessments not yet delinquent, and (e) such other items to which the Administrative Agent may consent.
     “Person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
     “Plan” shall mean, at any particular time, any employee benefit plan which is covered by Title IV of ERISA and in respect of which the Borrower, a Subsidiary or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
     “Pledge Agreement” shall mean the Amended and Restated Pledge Agreement dated as of the Closing Date given by the Borrower and the Guarantors to the Administrative Agent, for the benefit of the Secured Parties, as the same may from time to time be amended, restated, amended and restated, supplemented or otherwise modified in accordance with the terms hereof and thereof.
     “Prime Rate” shall have the meaning set forth in the definition of Alternate Base Rate.
     “Properties” shall have the meaning set forth in Section 3.10(a).
     “Purchasing Lenders” shall have the meaning set forth in Section 9.6(c).
     “Recovery Event” shall mean the receipt by the Credit Parties or any of their Subsidiaries (other than a Permitted Real Estate Entity) of any cash insurance proceeds or condemnation or expropriation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective property or assets other than obsolete property or assets no longer used or useful in the business of the Credit Parties or any of their Subsidiaries.
     “Register” shall have the meaning set forth in Section 9.6(c).
     “Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, trustees, employees, agents and advisors of such Person and of such Person’s Affiliates.

     “Reorganization” shall mean, with respect to any Multiemployer Plan, the condition that such Plan is in reorganization within the meaning of such term as used in Section 4241 of ERISA.
     “Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty-day notice period is waived under PBGC Reg. §4043.
     “Required Lenders” shall mean, at any time, Lenders holding in the aggregate more than fifty percent (50%) of (a) the sum of (i) the Revolving Commitments and (ii) the Credit-Linked Commitments or (b) if the Commitments have been terminated, the sum of the outstanding Revolving Loans, Term Loans and Participation Interests; provided, however, that if any Lender shall be a Defaulting Lender at such time, then there shall be excluded from the determination of Required Lenders the Commitments of such Lender or, after termination of the Commitments, the outstanding Revolving Loans, Term Loans and Participation Interests of such Lender.
     “Required Secured Parties” shall mean, at any time, Lenders and Hedging Agreement Providers holding in the aggregate more than fifty percent (50%) of (a) the sum of (i) the Revolving Commitments, (ii) the Credit-Linked Commitments and (iii) the termination value of all Secured Hedging Agreements (whether or not actually terminated) or (b) if the Commitments have been terminated, the sum of (i) the outstanding Revolving Loans, Term Loans and Participation Interests and (ii) the termination value of all Secured Hedging Agreements; provided, however, that if any Lender shall be a Defaulting Lender at such time, then there shall be excluded from the determination of Required Secured Parties the Commitments of such Lender or, after termination of the Commitments, the outstanding Revolving Loans, Term Loans and Participation Interests of such Lender.
     “Requirement of Law” shall mean, as to any Person, the Certificate of Incorporation and By-laws or other organizational or governing documents of such Person, and each law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
     “Responsible Officer” shall mean, as to (a) the Borrower, (i) with respect to the execution and delivery of this Agreement, the Notes, the Security Documents, any Notice of Borrowing or a certificate pursuant to Section 4.1(h), 4.1(q) or 5.2(b) and with respect to any provision of a Credit Document that refers to the “knowledge” of a Responsible Officer, the Chief Executive Officer, Chief Financial Officer, the President or any Vice President of the Borrower and (ii) with respect to the execution and delivery of any other Credit Document or certificate, any duly authorized officer of the Borrower or representative thereof designated by a duly authorized officer, or (b) any other Credit Party, any duly authorized officer thereof.
     “Restricted Payment” shall mean (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of any Credit Party or any of its Subsidiaries, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of any Credit Party or any of its Subsidiaries, now or hereafter outstanding, (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of any Credit Party or any of its Subsidiaries, now or hereafter outstanding, (d) any payment with respect to any earnout obligation, (e) any payment, prepayment, redemption or similar payment with respect to any Subordinated Debt of any Credit Party or any of its Subsidiaries and (f) to the extent not included in the corporate overhead of such Credit Party or such Subsidiary, the payment by any Credit Party or any of its Subsidiaries of any extraordinary management, advisory or consulting fee to any Person or the payment of any extraordinary salary, bonus or other form of compensation to any Person who is directly or indirectly a significant partner, shareholder, owner or executive officer of any such Person.
     “Revolving Availability” shall mean, on any date, the sum of (a) the aggregate Revolving Committed Amount minus (b) the aggregate amount of outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding Revolving LOC Obligations.
     “Revolving Commitment” shall mean, with respect to each Revolving Lender, the commitment of such Revolving Lender to make Revolving Loans in an aggregate principal amount at any time outstanding up to an amount equal to such Revolving Lender’s Revolving Commitment Percentage of the Revolving Committed Amount.
     “Revolving Commitment Fee” shall have the meaning set forth in Section 2.7(a).
     “Revolving Commitment Percentage” shall mean, for each Revolving Lender, the percentage identified as its Revolving Commitment Percentage on its Lender Commitment Letter or in the Register, as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 9.6(c).
     “Revolving Commitment Period” shall mean (a) with respect to Revolving Loans, the period from and including the Closing Date to but excluding the Revolving Commitment Termination Date and (b) with respect to Revolving Letters of Credit, the period from and including the Closing Date to but excluding the date that is thirty (30) days prior to the Revolving Commitment Termination Date.
     “Revolving Commitment Termination Date” shall mean the date that is five (5) years after the Closing Date.
     “Revolving Committed Amount” shall have the meaning set forth in Section 2.1(a).
     “Revolving Issuing Lender” shall mean, with respect to any Revolving Letter of Credit, the Administrative Agent or such other Lender as requested by the Borrower and approved by the Administrative Agent, or any other Person that was the Administrative Agent or a Lender at the time it issued such Revolving Letter of Credit but has ceased to be the Administrative Agent or a Lender under the Credit Agreement.

     “Revolving Lender” shall mean, as of any date of determination, a Lender holding a Revolving Commitment on such date.
     “Revolving Letters of Credit” shall mean any letter of credit issued by the Revolving Issuing Lender pursuant to Section 2.2(a), as such letter of credit may be amended, modified, extended, renewed or replaced from time to time.
     “Revolving Loan” shall have the meaning set forth in Section 2.1.
     “Revolving LOC Commitment” shall mean the commitment of the Revolving Issuing Lender to issue Revolving Letters of Credit and with respect to each Revolving Lender, the commitment of such Revolving Lender to purchase participation interests in the Letters of Credit up to such Revolving Lender’s LOC Commitment as specified in its Lender Commitment Letter or in the Register, as such amount may be reduced from time to time in accordance with the provisions hereof.
     “Revolving LOC Commitment Fee” shall have the meaning set forth in Section 2.7(b).
     “Revolving LOC Committed Amount” shall have the meaning set forth in Section 2.2(a).
     “Revolving LOC Fronting Fee” shall have the meaning set forth in Section 2.7(b).
     “Revolving LOC Obligations” shall mean, at any time, the sum of (i) the maximum amount which is, or at any time thereafter may become, available to be drawn under Revolving Letters of Credit then outstanding, assuming compliance with all requirements for drawings referred to in such Revolving Letters of Credit plus (ii) the aggregate amount of all drawings under Revolving Letters of Credit honored by the Revolving Issuing Lender but not theretofore reimbursed.
     “Revolving Note” or “Revolving Notes” shall mean the promissory notes of the Borrower (if any) made by the Borrower pursuant to Section 2.1(e) and payable to the order of any of the Revolving Lenders evidencing the Revolving Loans provided by any such Revolving Lender, individually or collectively, as appropriate, as such promissory notes may be amended, modified, restated, amended and restated, supplemented, extended, renewed or replaced from time to time.
     “Revolving Participation Interest” shall mean a participation interest purchased by a Revolving Lender in LOC Obligations as provided in Section 2.2(c) and in Swingline Loans as provided in Section 2.3.
     “Rio Del Oro Property” shall mean the Mortgaged Property identified as “Rio Del Oro” on Schedule 1.1(e).
     “S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.

     “Sanctioned Country” shall mean a country subject to a sanctions program identified on the list maintained by OFAC and made publicly available from time to time.
     “Sanctioned Person” shall mean (a) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC and made publicly available from time to time, or (b) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.
     “SEC” shall mean the Securities and Exchange Commission or any successor thereto.
     “Secured Hedging Agreement” shall mean any Hedging Agreement between a Credit Party and a Hedging Agreement Provider, as amended, restated, amended and restated, modified, supplemented or extended from time to time.
     “Secured Parties” shall mean the Lenders and the Hedging Agreement Providers.
     “Security Agreement” shall mean the Amended and Restated Security Agreement dated as of the Closing Date given by the Borrower and the Guarantors to the Administrative Agent, for the benefit of the Secured Parties, as amended, restated, amended and restated, modified or supplemented from time to time in accordance with its terms.
     “Security Documents” shall mean the Security Agreement, the Pledge Agreement, the Mortgage Instruments and such other documents executed and delivered and/or filed in connection with the attachment and perfection of the Administrative Agent’s security interests and liens arising thereunder, including, without limitation, UCC financing statements and patent, trademark and copyright filings.
     “Senior Secured Consolidated Funded Debt” shall mean, on any date of determination, Consolidated Funded Debt secured by a Lien on assets of the Borrower or any of its Subsidiaries, other than Subordinated Debt.
     “Senior Secured Leverage Ratio” shall mean the ratio of (a) Senior Secured Consolidated Funded Debt (including, without limitation, the Term Loan as increased pursuant to Section 2.22 and Revolving Loans) to (b) Consolidated EBITDAP (excluding Consolidated EBITDAP related to real property sold prior to the date of determination) for the twelve-month period ending as of the most recent fiscal quarter end.
     “Shortfall Amount” shall mean, for any period of determination, the amount by which the interest that would be payable for such fiscal period for a LIBOR Rate borrowing in the amount of the Credit-Linked Deposits and with a one month or three month interest period (as such interest period is determined by the Administrative Agent from time to time) exceeds the return on the investment of the Credit-Linked Deposits in the Credit-Linked Account for such period.
     “Significant Subsidiary” shall mean any Domestic Subsidiary or Foreign Subsidiary of any Credit Party the Consolidated Total Assets of which exceeds $500,000.

     “Single Employer Plan” shall mean any Plan that is not a Multiemployer Plan.
     “Specified Sales” shall mean the sale, transfer, lease or other disposition of (a) inventory and materials in the ordinary course of business and (b) cash into Cash Equivalents or Cash Equivalents into cash.
     “Subordinated Debt” shall mean any Indebtedness incurred by any Credit Party (including, without limitation, the Existing Subordinated Notes) which by its terms is specifically subordinated in right of payment to the prior payment of the Credit Party Obligations and contains subordination and other terms acceptable to the Administrative Agent.
     “Subsidiary” shall mean, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Credit Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.
     “Swingline Commitment” shall mean the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time outstanding up to the Swingline Committed Amount, and the commitment of the Revolving Lenders to purchase participation interests in the Swingline Loans as provided in Section 2.3(a), as such amounts may be reduced from time to time in accordance with the provisions hereof.
     “Swingline Committed Amount” shall mean the amount of the Swingline Lender’s Swingline Commitment as specified in Section 2.3(a).
     “Swingline Lender” shall mean the Administrative Agent and any successor swingline lender.
     “Swingline Loan” shall have the meaning set forth in Section 2.3(a).
     “Swingline Note” shall mean the promissory note of the Borrower in favor of the Swingline Lender evidencing the Swingline Loans provided pursuant to Section 2.3(d), as such promissory note may be amended, modified, supplemented, extended, renewed or replaced from time to time.
     “Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

     “Term Loan” shall mean any term loan made by a Credit-Linked Lender from and after the Closing Date pursuant to Section 2.4(a), any term loan into which a Credit-Linked Purchase is converted pursuant to Section 2.5(d)(ii) or any term loan incurred in accordance with Section 2.22.
     “Term Loan Commitment” shall mean, with respect to each Credit-Linked Lender, the commitment of such Credit-Linked Lender to make Term Loans in a principal amount equal to such Credit-Linked Lender’s Term Loan Commitment Percentage of the Term Loan Committed Amount.
     “Term Loan Commitment Percentage” shall mean, for any Lender, the percentage identified as its Term Loan Commitment Percentage in its Lender Commitment Letter or in the Register, as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 9.6.
     “Term Loan Committed Amount” shall have the meaning set forth in Section 2.4(a).
     “Term Loan Note” or “Term Loan Notes” shall mean the promissory notes of the Borrower (if any) made by the Borrower pursuant to Section 2.4(d) and payable to the order of any of the Credit-Linked Lenders evidencing the Term Loans provided by any such Credit-Linked Lender, individually or collectively, as appropriate, as such promissory notes may be amended, modified, restated, amended and restated, supplemented, extended, renewed or replaced from time to time.
     “Trademark License” shall mean any agreement, whether written or oral, providing for the grant by or to a Person of any right to use any Trademark, including, without limitation, any thereof referred to in Schedule 3.16 to this Credit Agreement.
     “Trademarks” shall mean all trademarks, trade names, corporate names, company names, business names, fictitious business names, service marks, elements of package or trade dress of goods or services, logos and other source or business identifiers, together with the goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, including, without limitation, any thereof referred to in Schedule 3.16 to this Credit Agreement, and (ii) all renewals thereof including, without limitation, any thereof referred to in Schedule 3.16.
     “Tranche” shall mean the collective reference to (a) LIBOR Rate Loans whose Interest Periods begin and end on the same day and (b) Alternate Base Rate Loans made on the same day. A Tranche with respect to LIBOR Rate Loans may sometimes be referred to as a “Eurodollar Tranche”.
     “Transactions” shall mean the closing of this Credit Agreement and the other Credit Documents and the consummation of the other transactions contemplated hereby to occur in connection with such closing (including, without limitation, the borrowing of the Term Loans and the payment of fees and expenses in connection with all of the foregoing).
     “Type” shall mean, as to any Loan, its nature as an Alternate Base Rate Loan or LIBOR Rate Loan, as the case may be.
     “UCC” shall mean the Uniform Commercial Code from time to time in effect in any applicable jurisdiction.
     “UCP” shall have the meaning set forth in Section 2.2(g).
     “Unreimbursed Drawing” shall have the meaning set forth in Section 2.5(d)(ii).
     “Voting Securities” shall mean any class of Capital Stock of a Person pursuant to which the holders thereof have, at the time of determination, the general voting power under ordinary circumstances to vote for the election of directors, managers, trustees or general partners of such Person (irrespective of whether or not at the time any other class or classes will have or might have voting power by reason of the happening of any contingency).
     “Wachovia” shall mean Wachovia Bank, National Association, a national banking association, together with its successors and/or assigns.
     “WCM” shall mean Wachovia Capital Markets, LLC, together with its successors and assigns.
     “Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding principal amount of such Indebtedness into (b) the total of the product obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity in respect thereof by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.
     Section 1.2 Other Definitional Provisions.
     The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Credit Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles,

Sections and Schedules shall be construed to refer to Articles and Sections of and Schedules to, this Credit Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
     Section 1.3 Accounting Terms.
     Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP applied on a basis consistent with the most recent audited consolidated financial statements of the Borrower delivered to the Lenders; provided that, if the Borrower notifies the Administrative Agent that it wishes to amend any covenant in Section 5.9 to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Section 5.9 for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.
     The Borrower shall deliver to the Administrative Agent and each Lender at the same time as the delivery of any annual or quarterly financial statements given in accordance with the provisions of Section 5.1, (i) a description in reasonable detail of any material change in the application of accounting principles employed in the preparation of such financial statements from those applied in the most recently preceding quarterly or annual financial statements as to which no objection shall have been made in accordance with the provisions above and (ii) a reasonable estimate of the effect on the financial statements on account of such changes in application.
     Section 1.4 Time References.
     Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
     Section 1.5 Execution of Documents.
     Unless otherwise specified, all Credit Documents and all other certificates executed in connection therewith must be signed by a Responsible Officer.

ARTICLE II
THE LOANS; AMOUNT AND TERMS
     Section 2.1 Revolving Loans.
     (a) Revolving Commitment. During the Revolving Commitment Period, subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans in Dollars (“Revolving Loans”) to the Borrower from time to time for the purposes hereinafter set forth; provided, however, that (i) with regard to each Revolving Lender individually, the sum of such Revolving Lender’s Revolving Commitment Percentage of the aggregate principal amount of outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding Revolving LOC Obligations shall not exceed such Revolving Lender’s Revolving Commitment and (ii) with regard to the Revolving Lenders collectively, the sum of the aggregate principal amount of outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding Revolving LOC Obligations shall not exceed the Revolving Committed Amount then in effect. For purposes hereof, the aggregate principal amount available for Revolving Loan borrowings hereunder shall be EIGHTY MILLION DOLLARS ($80,000,000) (as such aggregate maximum amount may be reduced from time to time as provided in Section 2.8, the “Revolving Committed Amount”). Revolving Loans may consist of Alternate Base Rate Loans or LIBOR Rate Loans, or a combination thereof, as the Borrower may request, and may be repaid and reborrowed in accordance with the provisions hereof; provided, however, the Revolving Loans made on either of the two (2) Business Days immediately following the Closing Date may only consist of Alternate Base Rate Loans. LIBOR Rate Loans shall be made by each Revolving Lender at its LIBOR Lending Office and Alternate Base Rate Loans at its Domestic Lending Office. No Revolving Loans shall be made on the Closing Date.
     (b) Revolving Loan Borrowings.
     (i) Notice of Borrowing. The Borrower may request a Revolving Loan borrowing by delivering a written Notice of Borrowing (or telephone notice promptly confirmed in writing by delivery of a written Notice of Borrowing, which delivery may be by fax) to the Administrative Agent not later than 1:00 P.M. on the date of the requested borrowing in the case of Alternate Base Rate Loans, and on the third Business Day prior to the date of the requested borrowing in the case of LIBOR Rate Loans. Each such Notice of Borrowing shall be irrevocable and shall specify (A) that a Revolving Loan is requested, (B) the date of the requested borrowing (which shall be a Business Day), (C) the aggregate principal amount to be borrowed and (D) whether the borrowing shall be comprised of Alternate Base Rate Loans, LIBOR Rate Loans or a combination thereof, and if LIBOR Rate Loans are requested, the Interest Period(s) therefor. If the Borrower shall fail to specify in any such Notice of Borrowing (1) an applicable Interest Period in the case of a LIBOR Rate Loan, then such notice shall be deemed to be a request for an Interest Period of one month, or (2) the

Type of Revolving Loan requested, then such notice shall be deemed to be a request for an Alternate Base Rate Loan hereunder. The Administrative Agent shall give notice to each Revolving Lender promptly upon receipt of each Notice of Borrowing, the contents thereof and each such Revolving Lender’s share thereof.
     (ii) Minimum Amounts. Each Revolving Loan that is made as an Alternate Base Rate Loan shall be in a minimum aggregate amount of $1,000,000 and integral multiples of $100,000 in excess thereof (or the remaining amount of the Revolving Committed Amount, if less). Each Revolving Loan that is made as a LIBOR Rate Loan shall be in a minimum aggregate amount of $2,000,000 and integral multiples of $1,000,000 in excess thereof (or the remaining amount of the Revolving Committed Amount, if less).
     (iii) Advances. Each Revolving Lender will make its Revolving Commitment Percentage of each Revolving Loan borrowing available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent specified in Section 9.2, or at such other office as the Administrative Agent may designate in writing, by 3:00 P.M. (1:00 P.M. in the case of LIBOR Rate Loans) on the date specified in the applicable Notice of Borrowing, in Dollars and in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent on the date specified in the applicable Notice of Borrowing (by the end of business Eastern Time on such date) by crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.
     (c) Repayment. Subject to the terms of this Credit Agreement, Revolving Loans may be borrowed, repaid and reborrowed during the Revolving Commitment Period. The principal amount of all Revolving Loans shall be due and payable in full on the Revolving Commitment Termination Date.
     (d) Interest. Subject to the provisions of Section 2.10(b), Revolving Loans shall bear interest as follows:
     (i) Alternate Base Rate Loans. During such periods as Revolving Loans shall be comprised of Alternate Base Rate Loans, each such Alternate Base Rate Loan shall bear interest at a per annum rate equal to the sum of the Alternate Base Rate plus the Applicable Percentage; and
     (ii) LIBOR Rate Loans. During such periods as Revolving Loans shall be comprised of LIBOR Rate Loans, each such LIBOR Rate Loan shall bear interest at a per annum rate equal to the sum of the LIBOR Rate plus the Applicable Percentage.

Interest on Revolving Loans shall be payable in arrears on each Interest Payment Date.
     (e) Revolving Notes. The Borrower’s obligation to pay each Revolving Lender’s Revolving Loans shall be evidenced, upon such Revolving Lender’s request, by a Revolving Note made payable to such Revolving Lender in substantially the form of Schedule 2.1(e).
     Section 2.2 Revolving Letter of Credit Subfacility.
     (a) Issuance. Subject to the terms and conditions hereof and of the LOC Documents, if any, and any other terms and conditions which the Revolving Issuing Lender may reasonably require, during the Revolving Commitment Period the Revolving Issuing Lender shall issue, and the Revolving Lenders shall participate in, standby Revolving Letters of Credit for the account of the Borrower from time to time upon request in a form acceptable to the Revolving Issuing Lender; provided, however, that (i) the aggregate amount of Revolving LOC Obligations shall not at any time exceed FIFTY MILLION DOLLARS ($50,000,000) (the “Revolving LOC Committed Amount”), (ii) with regard to each Revolving Lender individually, the sum of such Revolving Lender’s Revolving Commitment Percentage of the aggregate principal amount of outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding Revolving LOC Obligations shall not exceed such Revolving Lender’s Revolving Commitment, (iii) with regard to the Revolving Lenders collectively, the sum of the aggregate principal amount of outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding Revolving LOC Obligations shall not exceed the Revolving Committed Amount then in effect, (iv) all Revolving Letters of Credit shall be denominated in Dollars and (v) Revolving Letters of Credit may be issued for any lawful corporate purposes, including in connection with workers’ compensation and other insurance programs. Except as otherwise expressly agreed upon by all the Revolving Lenders, no Revolving Letter of Credit shall have an original expiry date more than twelve (12) months from the date of issuance; provided, however, so long as no Default or Event of Default has occurred and is continuing and subject to the other terms and conditions to the issuance of Revolving Letters of Credit hereunder, the expiry dates of Revolving Letters of Credit may be extended annually or periodically from time to time on the request of the Borrower or by operation of the terms of the applicable Revolving Letter of Credit to a date not more than twelve (12) months from the date of extension; provided, further, that no Revolving Letter of Credit, as originally issued or as extended, shall have an expiry date extending beyond the date that is ten (10) days prior to the Revolving Commitment Termination Date. Each Revolving Letter of Credit shall comply with the related LOC Documents. The issuance and expiry date of each Revolving Letter of Credit shall be a Business Day. Any Revolving Letter of Credit issued hereunder shall be in a minimum original face amount of $100,000 or such lesser amount as approved by the Revolving Issuing Lender.
     (b) Notice and Reports. The request for the issuance of a Revolving Letter of Credit shall be submitted to the Revolving Issuing Lender and the Administrative Agent at least three (3) Business Days prior to the requested date of issuance. The Revolving

Issuing Lender will promptly upon request provide to the Administrative Agent for dissemination to the Revolving Lenders a detailed report specifying the Revolving Letters of Credit which are then issued and outstanding and any activity with respect thereto which may have occurred since the date of any prior report, and including therein, among other things, the account party, the beneficiary, the face amount, expiry date as well as any payments or expirations which may have occurred. The Revolving Issuing Lender will further provide to the Administrative Agent promptly upon request copies of the Revolving Letters of Credit.
     (c) Participations. Each Revolving Lender, upon issuance of any Revolving Letter of Credit (or upon a Person becoming a Revolving Lender hereunder), shall be deemed to have purchased, without recourse to the Revolving Issuing Lender, and the Revolving Issuing Lender shall be deemed to have granted without recourse to the Revolving Issuing Lender, a risk participation from the Revolving Issuing Lender in such Revolving Letter of Credit and the obligations arising thereunder and any collateral relating thereto, in each case in an amount equal to its Revolving Commitment Percentage of the maximum amounts available to be drawn under such Revolving Letter of Credit and shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to the Revolving Issuing Lender therefor and discharge when due, its Revolving Participation Interest by paying its Revolving Commitment Percentage of the amounts drawn under such Revolving Letter of Credit. Without limiting the scope and nature of each Revolving Lender’s participation in any Revolving Letter of Credit, to the extent that the Revolving Issuing Lender has not been reimbursed as required hereunder or under any LOC Document, each such Revolving Lender shall fund its Revolving Participation Interest therein by paying to the Revolving Issuing Lender its Revolving Commitment Percentage of such unreimbursed drawing in same day funds on the day of notification by the Revolving Issuing Lender of an unreimbursed drawing pursuant to and in accordance with the provisions of subsection (d) hereof. The obligation of each Revolving Lender to so pay the Revolving Issuing Lender shall be absolute and unconditional and shall not be affected by the occurrence of a Default, an Event of Default or any other occurrence or event. Any such payment shall not relieve or otherwise impair the obligation of the Borrower to reimburse the Revolving Issuing Lender under any Revolving Letter of Credit, together with interest as hereinafter provided.
     (d) Reimbursement. In the event of any drawing under any Revolving Letter of Credit, the Revolving Issuing Lender will promptly notify the Borrower and the Administrative Agent. The Borrower shall reimburse the Revolving Issuing Lender on the day of drawing under any Revolving Letter of Credit (either with the proceeds of a Revolving Loan obtained hereunder or otherwise) in same day funds as provided herein or in the LOC Documents if the Borrower shall have been given notice of such drawing by 12:00 Noon and otherwise on the next Business Day after such drawing if the Borrower shall have been given notice of such drawing after 12:00 Noon. If the Borrower shall be given notice of a drawing by 12:00 Noon and shall fail to reimburse the Revolving Issuing Lender on the same date of such notice, the unreimbursed amount of such drawing shall bear interest from the date of notice until payment in full at a per annum rate equal to the ABR Default Rate. If the Borrower shall be given notice of a drawing after 12:00 Noon, the unreimbursed amount of such drawing shall bear interest from the date of notice until the next Business Day at a per annum rate equal to the Alternate Base Rate plus the Applicable Percentage and if the Borrower shall fail to reimburse the Revolving Issuing Lender on such next Business Day, the unreimbursed amount of such drawing shall bear interest from the Business Day succeeding the date of notice until payment in full at a per annum rate equal to the ABR Default Rate. Unless the Borrower shall immediately notify the Revolving Issuing Lender and the Administrative Agent of its intent to otherwise reimburse the Revolving Issuing Lender, the Borrower shall be deemed to have requested a Mandatory LOC Borrowing in the amount of the drawing as provided in subsection (d) hereof, the proceeds of which will be used to satisfy the reimbursement obligations. The Borrower’s reimbursement obligations hereunder shall be absolute and unconditional under all circumstances irrespective of any rights of set-off, counterclaim or defense to payment the Borrower may claim or have against the Revolving Issuing Lender, the Administrative Agent, the Lenders, the beneficiary of the Revolving Letter of Credit drawn upon or any other Person, including without limitation any defense based on any failure of the Borrower to receive consideration or the legality, validity, regularity or unenforceability of the Revolving Letter of Credit; provided that the Borrower shall not be deemed to have waived any claims it may have against the Revolving Issuing Lender, the Administrative Agent, the Lenders, the beneficiary of the Revolving Letter of Credit drawn upon or any other Person and may separately pursue such claims after payment of such reimbursement obligations. The Revolving Issuing Lender will promptly notify the Administrative Agent (which shall promptly notify the Revolving Lenders) of the amount of any unreimbursed drawing and each Revolving Lender shall promptly fund its Revolving Participation Interest therein by paying to the Administrative Agent for the account of the Revolving Issuing Lender, in Dollars and in immediately available funds, the amount of such Revolving Lender’s Revolving Commitment Percentage of such unreimbursed drawing. Such payment shall be made on the day such notice is received by such Revolving Lender from the Revolving Issuing Lender if such notice is received at or before 2:00 P.M., otherwise such payment shall be made at or before 12:00 Noon on the Business Day next succeeding the day such notice is received. If such Revolving Lender does not pay such amount to the Revolving Issuing Lender in full upon such request, such Revolving Lender shall, on demand, pay to the Administrative Agent for the account of the Revolving Issuing Lender interest on the unpaid amount during the period from the date of such drawing until such Revolving Lender pays such amount to the Revolving Issuing Lender in full at a rate per annum equal to, if paid within two (2) Business Days of the date of drawing, the Federal Funds Effective Rate and thereafter at a rate equal to the Alternate Base Rate. Each Revolving Lender’s obligation to make such payment to the Revolving Issuing Lender, and the right of the Revolving Issuing Lender to receive the same, shall be absolute and unconditional, shall not be affected by any circumstance whatsoever and without regard to the termination of this Credit Agreement or the Commitments hereunder, the existence of a Default or Event of Default or the acceleration of the Credit Party Obligations hereunder and shall be made without any offset, abatement, withholding or reduction whatsoever.

     (e) Repayment with Revolving Loans. On any day on which the Borrower shall have requested, or been deemed to have requested, a Revolving Loan to reimburse a drawing under a Revolving Letter of Credit, the Administrative Agent shall give notice to the Revolving Lenders that a Revolving Loan has been requested or deemed requested in connection with a drawing under a Revolving Letter of Credit, in which case a Revolving Loan borrowing comprised entirely of Alternate Base Rate Loans (each such borrowing, a “Mandatory LOC Borrowing”) shall be made (without giving effect to any termination of the Commitments pursuant to Section 7.2) pro rata based on each Revolving Lender’s respective Revolving Commitment Percentage (determined before giving effect to any termination of the Commitments pursuant to Section 7.2) and the proceeds thereof shall be paid directly to the Revolving Issuing Lender for application to the respective Revolving LOC Obligations. Each Revolving Lender hereby irrevocably agrees to make such Revolving Loans on the day such notice is received by the Revolving Lenders from the Administrative Agent if such notice is received at or before 2:00 P.M., otherwise such payment shall be made at or before 12:00 Noon on the Business Day next succeeding the day such notice is received, in each case notwithstanding (i) the amount of Mandatory LOC Borrowing may not comply with the minimum amount for borrowings of Revolving Loans otherwise required hereunder, (ii) whether any conditions specified in Section 4.2 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) failure for any such request or deemed request for Revolving Loan to be made by the time otherwise required in Section 2.1(b), (v) the date of such Mandatory LOC Borrowing, or (vi) any reduction in the Revolving Committed Amount after any such Revolving Letter of Credit may have been drawn upon. In the event that any Mandatory LOC Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the occurrence of a Bankruptcy Event), then each such Revolving Lender hereby agrees that it shall forthwith fund (as of the date the Mandatory LOC Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) its Revolving Participation Interests in the outstanding Revolving LOC Obligations; provided, further, that in the event any Revolving Lender shall fail to fund its Revolving Participation Interest on the day the Mandatory LOC Borrowing would otherwise have occurred, then the amount of such Revolving Lender’s unfunded Revolving Participation Interest therein shall bear interest payable by such Revolving Lender to the Revolving Issuing Lender upon demand, at the rate equal to, if paid within two (2) Business Days of such date, the Federal Funds Effective Rate, and thereafter at a rate equal to the Alternate Base Rate.
     (f) Modification, Extension. The issuance of any supplement, modification, amendment, renewal, or extension to any Revolving Letter of Credit shall, for purposes hereof, be treated in all respects the same as the issuance of a new Revolving Letter of Credit hereunder.
     (g) Uniform Customs and Practices. The Revolving Issuing Lender shall have the Letters of Credit be subject to The Uniform Customs and Practice for Documentary Credits, as published as of the date of issue by the International Chamber of Commerce (the “UCP”), in which case the UCP may be incorporated therein and deemed in all respects to be a part thereof.

     (h) Designation of Subsidiaries as Account Parties. Notwithstanding anything to the contrary set forth in this Agreement, a Revolving Letter of Credit issued hereunder may contain a statement to the effect that such Revolving Letter of Credit is issued for the account of a Subsidiary of the Borrower; provided that, notwithstanding such statement, the Borrower shall be the actual account party for all purposes of this Agreement for such Revolving Letter of Credit and such statement shall not affect the Borrower’s reimbursement obligations hereunder with respect to such Revolving Letter of Credit.
     Section 2.3 Swingline Loan Subfacility.
     (a) Swingline Commitment. During the Revolving Commitment Period, subject to the terms and conditions hereof, the Swingline Lender, in its individual capacity, agrees to make certain revolving credit loans to the Borrower (each a “Swingline Loan” and, collectively, the “Swingline Loans”) for the purposes hereinafter set forth; provided, however, (i) the aggregate amount of Swingline Loans outstanding at any time shall not exceed TEN MILLION DOLLARS ($10,000,000) (the “Swingline Committed Amount”), and (ii) the sum of the aggregate principal amount of outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding Revolving LOC Obligations shall not exceed the Revolving Committed Amount. Swingline Loans hereunder may be repaid and reborrowed in accordance with the provisions hereof.
     (b) Swingline Loan Borrowings.
     (i) Notice of Borrowing and Disbursement. The Swingline Lender will make Swingline Loans available to the Borrower on any Business Day upon delivery of a Notice of Borrowing by the Borrower to the Administrative Agent not later than 2:00 P.M. on such Business Day. Swingline Loan borrowings hereunder shall be made in minimum amounts of $100,000 and in integral amounts of $100,000 in excess thereof. Such borrowing will then be made available to the Borrower by the Swingline Lender on the date specified in the applicable Notice of Borrowing (by the end of business Eastern Time on such date) by crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Swingline Lender and in like funds as received by the Administrative Agent.
     (ii) Repayment of Swingline Loans. Each Swingline Loan borrowing shall be due and payable on the Revolving Commitment Termination Date. The Swingline Lender may, at any time, in its sole discretion, by written notice to the Borrower and the Administrative Agent, demand repayment of its Swingline Loans by way of a Revolving Loan borrowing, in which case the Borrower shall be deemed to have requested a Revolving Loan borrowing comprised entirely of Alternate Base Rate Loans in the amount of such Swingline Loans; provided, however, that in the following circumstances, any such demand shall also be deemed to have been given one Business Day prior to each of (1) the Revolving Commitment Termination Date, (2) the occurrence of any Bankruptcy Event, (3)

upon acceleration of the Credit Party Obligations hereunder, whether on account of a Bankruptcy Event or any other Event of Default, and (4) the exercise of remedies in accordance with the provisions of Section 7.2 hereof (each such Revolving Loan borrowing made on account of any such deemed request therefor as provided herein being hereinafter referred to as “Mandatory Swingline Borrowing”). Each Revolving Lender hereby irrevocably agrees to make such Revolving Loans promptly upon any such request or deemed request on account of each Mandatory Swingline Borrowing in the amount and in the manner specified in the preceding sentence and on the same such date notwithstanding (I) the amount of the Mandatory Swingline Borrowing may not comply with the minimum amount for borrowings of Revolving Loans otherwise required hereunder, (II) whether any conditions specified in Section 4.2 are then satisfied, (III) whether a Default or an Event of Default then exists, (IV) failure of any such request or deemed request for Revolving Loans to be made by the time otherwise required in Section 2.1(b)(i), (V) the date of such Mandatory Swingline Borrowing, or (VI) any reduction in the Revolving Committed Amount or termination of the Revolving Commitments immediately prior to such Mandatory Swingline Borrowing or contemporaneously therewith. In the event that any Mandatory Swingline Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code), then each Revolving Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Swingline Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) from the Swingline Lender such participations in the outstanding Swingline Loans as shall be necessary to cause each such Revolving Lender to share in such Swingline Loans ratably based upon its respective Revolving Commitment Percentage (determined before giving effect to any termination of the Commitments pursuant to Section 7.2); provided that (x) all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date as of which the respective participation is purchased, and (y) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing Revolving Lender shall be required to pay to the Swingline Lender interest on the principal amount of such participation purchased for each day from and including the day upon which the Mandatory Swingline Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the rate equal to, if paid within two (2) Business Days of the date of the Mandatory Swingline Borrowing, the Federal Funds Effective Rate, and thereafter at a rate equal to the Alternate Base Rate.
     (c) Interest on Swingline Loans. Subject to the provisions of Section 2.11(b), Swingline Loans shall bear interest at a per annum rate equal to the Alternate Base Rate plus the Applicable Percentage for Revolving Loans that are Alternate Base Rate Loans. Interest on Swingline Loans shall be payable in arrears on each Interest Payment Date.

     (d) Swingline Note. The Swingline Loans shall be evidenced by a duly executed promissory note of the Borrower to the Swingline Lender in the original amount of the Swingline Committed Amount and substantially in the form of Schedule 2.3(d).
     Section 2.4 Credit-Linked Facility—Term Loan Subfacility.
     (a) Term Loan. Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein, each Credit-Linked Lender severally agrees to make available to the Administrative Agent on the Closing Date such Credit-Linked Lender’s Credit-Linked Commitment Percentage of Term Loans in Dollars in the aggregate principal amount of SEVENTY-FIVE MILLION DOLLARS ($75,000,000) (as such amount may be increased by any Credit-Linked Purchase that is converted to Term Loans pursuant to Section 2.5(d)(ii) or increased by any Incremental Term Loan pursuant to Section 2.22, the “Term Loan Committed Amount”) for the purposes hereinafter set forth; provided, however, (i) with regard to each Credit-Linked Lender individually, the sum of such Credit-Linked Lender’s Credit-Linked Commitment Percentage of the aggregate principal amount of the outstanding Term Loans plus outstanding Credit-Linked LOC Obligations shall not at any time exceed such Credit-Linked Lender’s Credit-Linked Commitment and (ii) with regard to the Credit-Linked Lenders collectively, the sum of the aggregate principal amount of the outstanding Term Loans plus outstanding Credit-Linked LOC Obligations shall not at any time exceed the Credit-Linked Committed Amount then in effect. Upon receipt by the Administrative Agent of the proceeds of the Term Loan made on the Closing Date, such proceeds will then be made available to the Borrower by the Administrative Agent by crediting the account of the Borrower on the books of the office of the Administrative Agent specified in Section 9.2, or at such other office as the Administrative Agent may designate in writing, with the aggregate of such proceeds made available to the Administrative Agent by the Credit-Linked Lenders and in like funds as received by the Administrative Agent (or by crediting such other account(s) as directed by the Borrower). Each Term Loan may consist of Alternate Base Rate Loans or LIBOR Rate Loans, or a combination thereof, as the Borrower may request. Amounts repaid or prepaid on any Term Loan may not be reborrowed. LIBOR Rate Loans shall be made by each Credit-Linked Lender at its LIBOR Lending Office and Alternate Base Rate Loans at its Domestic Lending Office.
     (b) Repayment of Term Loans. The principal amount of the Term Loans shall be repaid in twenty-three (23) consecutive calendar quarterly installments and on the Credit-Linked Maturity Date as follows, unless accelerated sooner pursuant to Section 7.2:

Principal Amortization Payment	Term Loan Principal Amortization
Dates	Payment
August 31, 2007	$187,500
November 30, 2007	$187,500
February 28, 2008	$187,500
May 31, 2008	$187,500

Principal Amortization Payment	Term Loan Principal Amortization
Dates	Payment
August 31, 2008	$187,500
November 30, 2008	$187,500
February 28, 2009	$187,500
May 31, 2009	$187,500
August 31, 2009	$187,500
November 30, 2009	$187,500
February 28, 2010	$187,500
May 31, 2010	$187,500
August 31, 2010	$187,500
November 30, 2010	$187,500
February 28, 2011	$187,500
May 31, 2011	$187,500
August 31, 2011	$187,500
November 30, 2011	$187,500
February 28, 2012	$187,500
May 31, 2012	$187,500
August 31, 2012	$187,500
November 30, 2012	$187,500
February 28, 2013	$187,500
Credit-Linked Maturity Date	Remaining principal amount of Term Loans
     The outstanding principal amount of the Term Loans and all accrued but unpaid interest and other amounts payable with respect to the Term Loans shall be repaid on the Credit-Linked Maturity Date. In addition, the amounts set forth above shall be increased on a pro rata basis by the amount of any Term Loan incurred pursuant to Section 2.22
     (c) Interest on the Term Loans. Subject to the provisions of Section 2.11, the Term Loan shall bear interest as follows:
     (i) Alternate Base Rate Loans. During such periods as the Term Loans shall be comprised of Alternate Base Rate Loans, each such Alternate Base Rate Loan shall bear interest at a per annum rate equal to the sum of the Alternate Base Rate plus the Applicable Percentage; and
     (ii) LIBOR Rate Loans. During such periods as the Term Loans shall be comprised of LIBOR Rate Loans, each such LIBOR Rate Loan shall bear interest at a per annum rate equal to the sum of the LIBOR Rate plus the Applicable Percentage.
     Interest on the Term Loans shall be payable in arrears on each Interest Payment Date.
     (d) Term Loan Notes. The Borrower’s obligation to pay each Credit-Linked Lender’s portion of the Term Loans shall be evidenced, upon such Credit-Linked

Lender’s request, by a Term Loan Note made payable to such Credit-Linked Lender in substantially the form of Schedule 2.4(d).
     Section 2.5 Credit-Linked Facility – Letter of Credit Subfacility.
     (a) Issuance. Subject to the terms and conditions hereof and of the LOC Documents, if any, and any other terms and conditions which the Credit-Linked Issuing Lender may reasonably require, during the Credit-Linked Commitment Period the Credit-Linked Issuing Lender shall issue, and the Credit-Linked Lenders shall participate in, standby Credit-Linked Letters of Credit for the account of the Borrower from time to time upon request in a form acceptable to the Credit-Linked Issuing Lender; provided, however, that (i) the aggregate amount of Credit-Linked LOC Obligations shall not at any time exceed the lesser of (A) ONE HUNDRED TWENTY-FIVE MILLION DOLLARS ($125,000,000) (as reduced from time to time in accordance with the terms of Section 2.5(d)(ii) or Section 2.8(a), the “Credit-Linked LOC Committed Amount”) and (B) the principal amount of the Credit-Linked Deposit, (ii) with regard to each Credit-Linked Lender individually, (A) the sum of such Credit-Linked Lender’s Credit-Linked Commitment Percentage of the outstanding Credit-Linked LOC Obligations shall not exceed such Credit-Linked Lender’s Credit-Linked Deposit and (B) the sum of such Credit-Linked Lender’s Credit-Linked Commitment Percentage of the aggregate principal amount of the outstanding Term Loans plus outstanding Credit-Linked LOC Obligations shall not at any time exceed such Credit-Linked Lender’s Credit-Linked Commitment, (iii) with regard to the Credit-Linked Lenders collectively, the sum of the aggregate principal amount of outstanding Term Loans plus outstanding Credit-Linked LOC Obligations shall not at any time exceed the Credit-Linked Committed Amount then in effect, (iv) no Credit-Linked Letter of Credit may be issued without the Administrative Agent confirming in writing to any Credit-Linked Issuing Lender (other than the Administrative Agent in its capacity as a Credit-Linked Issuing Lender) that, after giving effect to the issuance of such Credit-Linked Letter of Credit, the requirement set forth in clause (iii) above shall be satisfied, (v) all Credit-Linked Letters of Credit shall be denominated in Dollars and (vi) Credit-Linked Letters of Credit shall be issued for any lawful corporate purposes, including in connection with workers’ compensation and other insurance programs. Except as otherwise expressly agreed upon by all the Credit-Linked Lenders, no Credit-Linked Letter of Credit shall have an original expiry date more than twelve (12) months from the date of issuance; provided, however, the expiry dates of Credit-Linked Letters of Credit may be extended annually or periodically from time to time at the request of the Borrower or by operation of the terms of the applicable Letter of Credit to a date not more than twelve (12) months from the date of extension; provided, further, that (x) no Credit-Linked Letter of Credit, as originally issued or as extended, shall have an expiry date extending beyond the date that is ten (10) days prior to the Credit-Linked Maturity Date and (y) if an Event of Default exists at the time such Credit-Linked Letter of Credit is to be extended, the Credit-Linked Issuing Lender may or, at the direction of Credit-Linked Lenders holding more than 50% of the Credit-Linked Commitments, the Credit-Linked Issuing Lender shall refuse to extend such Credit-Linked Letter of Credit, in which case such Credit-Linked Letter of Credit shall terminate at the end of the current term thereof. Each Credit-Linked Letter of Credit shall comply with the related LOC Documents. The issuance and expiry date of each Credit-Linked Letter of Credit shall be a Business Day. Any Credit-Linked Letters of Credit issued hereunder shall be in a minimum original face amount of $100,000 or such lesser amount as approved by the Credit-Linked Issuing Lender.
     (b) Notice and Reports. The request for the issuance of a Credit-Linked Letter of Credit shall be submitted to the Credit-Linked Issuing Lender and the Administrative Agent at least three (3) Business Days prior to the requested date of issuance. The Credit-Linked Issuing Lender will promptly upon request provide to the Administrative Agent for dissemination to the Credit-Linked Lenders a detailed report specifying the Credit-Linked Letters of Credit which are then issued by such Credit-Linked Issuing Lender and outstanding and any activity with respect thereto which may have occurred since the date of any prior report, and including therein, among other things, the account party, the beneficiary, the face amount, expiry date as well as any payments or expirations which may have occurred. The Credit-Linked Issuing Lender will further provide to the Administrative Agent promptly upon request copies of the Credit-Linked Letters of Credit.
     (c) Participations. Each Credit-Linked Lender, upon issuance of any Credit-Linked Letter of Credit (or upon a Person becoming a Credit-Linked Lender hereunder) and, in the case of each Existing Letter of Credit, on the Closing Date, shall be deemed to have irrevocably purchased, without recourse to the Credit-Linked Issuing Lender, and the Credit-Linked Issuing Lender shall be deemed to have irrevocably granted without recourse to the Credit-Linked Issuing Lender, a risk participation (a “Credit-Linked Participation”) from the Credit-Linked Issuing Lender in such Credit-Linked Letter of Credit and the obligations arising thereunder and any collateral relating thereto, in each case in an amount equal to its Credit-Linked Commitment Percentage of the maximum amounts available to be drawn under such Credit-Linked Letter of Credit and shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to the Credit-Linked Issuing Lender therefor and discharge when due, its Credit-Linked Commitment Percentage of the obligations arising under such Credit-Linked Letter of Credit. Without limiting the scope and nature of each Credit-Linked Lender’s participation in any Credit-Linked Letter of Credit, to the extent that the Credit-Linked Issuing Lender has not been reimbursed as required hereunder or under any LOC Document, each such Credit-Linked Lender shall fund its Credit-Linked Participation Interest therein by paying to the Credit-Linked Issuing Lender, from funds deposited by such Credit-Linked Lender into the Credit-Linked Deposit, its Credit-Linked Commitment Percentage of such unreimbursed drawing in same day funds on the day of notification by the Credit-Linked Issuing Lender of an unreimbursed drawing pursuant to and in accordance with the provisions of subsection (d) hereof. The obligation of each Credit-Linked Lender to so pay the Credit-Linked Issuing Lender shall be absolute and unconditional and shall not be affected by the occurrence of a Default, an Event of Default or any other occurrence or event.

     (d) Reimbursement; Funding of Participation Interests.
     (i) Reimbursement by Borrower. In the event of any drawing under any Credit-Linked Letter of Credit, the Credit-Linked Issuing Lender will promptly notify the Borrower and the Administrative Agent. Upon a drawing under a Credit-Linked Letter of Credit, the Borrower shall, subject to the terms of this subsection, reimburse the Credit-Linked Issuing Lender on the day of such drawing (either with the proceeds of a Revolving Loan or otherwise) in same day funds as provided herein or in the Credit-Linked Letter of Credit Documents if the Borrower shall have been given notice of such drawing by 12:00 Noon and otherwise on the next Business Day after such drawing if the Borrower shall have been given notice of such drawing after 12:00 Noon. If the Borrower shall be given notice of a drawing by 12:00 Noon and shall fail to reimburse the Credit-Linked Issuing Lender on the same date of such notice, the unreimbursed amount of such drawing shall bear interest from the date of notice until the first to occur of (A) the reimbursement of such drawing or (B) the conversion of such Unreimbursed Drawing to a Term Loan pursuant to subsection (d)(ii) below at a per annum rate equal to the ABR Default Rate. If the Borrower shall be given notice of a drawing after 12:00 Noon, the unreimbursed amount of such drawing shall bear interest from the date of notice until the next Business Day at a per annum rate equal to the Alternate Base Rate plus the Applicable Percentage and if the Borrower shall fail to reimburse the Credit-Linked Issuing Lender on such next Business Day, the unreimbursed amount of such drawing shall bear interest from the Business Day succeeding the date of notice until the first to occur of (A) the reimbursement of such drawing or (B) the conversion of such Unreimbursed Drawing to a Term Loan pursuant to subsection (d)(ii) below at a per annum rate equal to the ABR Default Rate. Unless the Borrower shall promptly notify the Credit-Linked Issuing Lender and the Administrative Agent of its intent to otherwise reimburse the Credit-Linked Issuing Lender after receipt by the Borrower of notice of a drawing, the Borrower shall be deemed to have requested a Credit-Linked Purchase in the amount of such drawing as provided in subsection (d)(ii) below, the proceeds of which will be used to satisfy the reimbursement obligations. The Borrower’s reimbursement obligations hereunder shall be absolute and unconditional under all circumstances irrespective of any rights of set-off, counterclaim or defense to payment the Borrower may claim or have against the Credit-Linked Issuing Lender, the Administrative Agent, the Lenders, the beneficiary of the Credit-Linked Letter of Credit drawn upon or any other Person, including without limitation any defense based on any failure of the Borrower to receive consideration or the legality, validity, regularity or unenforceability of the Credit-Linked Letter of Credit; provided that the Borrower shall not be deemed to have waived any claims it may have against the Credit-Linked Issuing Lender, the Administrative Agent, the Lenders, the beneficiary of the Credit-Linked Letter of Credit drawn upon or any other Person and may separately pursue such claims after payment of such reimbursement obligations.

     (ii) Funding of Participation Interests by Credit-Linked Lenders; Conversion to Term Loans. After any drawing under any Credit-Linked Letter of Credit and upon the earlier of (A) the failure of the Borrower to reimburse such drawing in accordance with the terms of subsection (d)(i) hereof, (B) receipt by the Credit-Linked Issuing Lender of notice from the Borrower that it will not exercise its right to reimburse such drawing and (C) the occurrence or continuation of a Default or an Event of Default, (1) in order to fund its Credit-Linked Participation Interest in such unreimbursed drawing (an “Unreimbursed Drawing”), each Credit-Linked Lender hereby authorizes the Administrative Agent to pay the Credit-Linked Issuing Lender (such payment, a “Credit-Linked Purchase”) in the amount of such Credit-Linked Lender’s Credit-Linked Commitment Percentage of such Unreimbursed Drawing, solely from such Credit-Linked Lender’s Credit-Linked Deposit, and such Credit-Linked Lender hereby irrevocably authorizes the Administrative Agent to charge the Credit-Linked Account for such purpose, (2) the Credit-Linked LOC Committed Amount shall be automatically reduced by the amount of each Credit-Linked Purchase and shall not be reinstated, (3) such Unreimbursed Drawing shall be automatically converted to a funded Term Loan consisting of an Alternate Base Rate Loan without any further act by the Borrower, the Credit-Linked Issuing Lender, the Administrative Agent or any Credit-Linked Lender, which Term Loan shall be subject to the terms and conditions of Section 2.4 and (4) the Term Loan Committed Amount shall be automatically permanently increased by the amount of each Credit-Linked Purchase. The Credit-Linked Issuing Lender will promptly notify the Administrative Agent (which shall notify the Credit-Linked Lenders) of the amount of any Unreimbursed Drawing. Each Credit-Linked Lender’s obligation to fund its Credit-Linked Participation Interest in any Unreimbursed Drawing by paying to the Credit-Linked Issuing Lender its Credit-Linked Commitment Percentage of any Unreimbursed Drawing, and the right of the Credit-Linked Issuing Lender to receive the same, shall be absolute and unconditional, shall be made without any offset, abatement, withholding or reduction whatsoever and shall not be affected by any circumstance whatsoever and without regard to (I) whether any conditions specified in Section 4.2 are then satisfied, (II) whether a Default or an Event of Default then exists, (III) the date of such Credit-Linked Purchase and Term Loan, (IV) any reduction in the Credit-Linked Committed Amount after any such Credit-Linked Letter of Credit may have been drawn upon, (V) the termination of this Credit Agreement or the Commitments hereunder or (VI) the acceleration of the Credit Party Obligations hereunder.
     (e) Repayment of Participations.
     (i) At any time after the Credit-Linked Issuing Lender has made a payment under any Credit-Linked Letter of Credit and has received from the Credit-Linked Account the proceeds of Credit-Linked Purchases by the Credit-Linked Lenders in respect of such payment in accordance with Section 2.5(d) (which Credit-Linked Purchases have been converted to Term Loans in accordance with such Section), if the Administrative Agent receives for the account of the Credit-Linked Issuing Lender any payment in respect of the related Unreimbursed Drawing or interest thereon for any period after such Unreimbursed Drawing was paid with a Credit-Linked Purchase, the Administrative Agent will distribute to such Credit-Linked Lender its Term Loan Commitment Percentage thereof. If the Credit-Linked Issuing Lender shall have received from the Credit-Linked Account the proceeds of Credit-Linked Purchases by the Credit-Linked Lenders and thereafter shall receive any direct payment from the Borrower in respect of the Unreimbursed Drawing with respect to which such Credit-Linked Purchases were made, the Credit-Linked Issuing Lender shall immediately pay the amount received to the Administrative Agent for distribution to the Credit-Linked Lenders in accordance with this Section 2.5(e).
     (ii) If any payment received by the Administrative Agent for the account of the Credit-Linked Issuing Lender pursuant to Section 2.5(e)(i) and distributed to the Credit-Linked Lenders by the Administrative Agent is required to be returned under any circumstance (including pursuant to any settlement entered into by the Credit-Linked Issuing Lender), each Credit-Linked Lender shall pay to the Administrative Agent for the account of the Credit-Linked Issuing Lender its Credit-Linked Commitment Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Credit-Linked Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.
     (f) Modification, Extension. The issuance of any supplement, modification, amendment, renewal, or extension to any Credit-Linked Letter of Credit shall, for purposes hereof, be treated in all respects the same as the issuance of a new Credit-Linked Letter of Credit hereunder.
     (g) Uniform Customs and Practices. The Credit-Linked Issuing Lender shall have the Letters of Credit be subject to The Uniform Customs and Practice for Documentary Credits, as published as of the date of issue by the UCP in which case the UCP may be incorporated therein and deemed in all respects to be a part thereof.
     (h) Designation of Subsidiaries as Account Parties. Notwithstanding anything to the contrary set forth in this Agreement, a Credit-Linked Letter of Credit issued hereunder may contain a statement to the effect that such Credit-Linked Letter of Credit is issued for the account of a Subsidiary of the Borrower; provided that, notwithstanding such statement, the Borrower shall be the actual account party and borrower for all purposes of this Agreement for such Credit-Linked Letter of Credit and any Credit-Linked Purchase and Term Loan with respect to an Unreimbursed Drawing thereunder and such statement shall not affect the Borrower’s reimbursement obligations hereunder with respect to such Credit-Linked Letter of Credit and its repayment obligations hereunder with respect to such Term Loan.

     (i) Existing Letters of Credit. Each Existing Letter of Credit shall be deemed for all purposes of this Agreement and the other Credit Documents to be a Credit-Linked Letter of Credit. The Borrower’s reimbursement obligations in respect of each Existing Letter of Credit, and each Credit-Linked Lender’s Participation Interests therein, shall be governed by the terms of this Credit Agreement.
     (j) Credit-Linked Note. The Borrower’s reimbursement obligations with respect to the Credit-Linked Letters of Credit issued pursuant to this Section 2.5 shall be evidenced by a Credit-Linked Note made payable to the Credit-Linked Issuing Lender in substantially the form of Schedule 2.5(j).
     (k) Credit-Linked Interest. In consideration of the Credit-Linked LOC Commitment and the Credit-Linked Participations, the Borrower agrees to pay to the Administrative Agent, for the ratable benefit of the Credit-Linked Lenders, interest (the “Credit-Linked Interest”) in an amount equal to the sum of (i) the Applicable Percentage for Term Loans that are LIBOR Rate Loans plus (ii) the Shortfall Amount per annum on the average daily Credit-Linked LOC Committed Amount. The Credit-Linked Interest shall be payable at the end of each LIBOR period used to determine the Shortfall Amount.
     Section 2.6 Credit-Linked Deposits.
     (a) Funding of Credit-Linked Deposits. Subject to the terms and conditions set forth herein and in consideration of each Credit-Linked Lender’s Credit-Linked Participation, each Credit-Linked Lender severally agrees to fund such Lender’s Credit-Linked Deposit to the Administrative Agent in Dollars on the Closing Date in an amount equal to its Credit-Linked Commitment for deposit by the Administrative Agent in the Credit-Linked Account. Each Credit-Linked Lender’s Credit-Linked Deposit represents such Lender’s funded Credit-Linked Participation.
     (b) Purpose of Credit-Linked Deposits. The Credit-Linked Deposits will be held by the Administrative Agent in its name in the Credit-Linked Account, on behalf of the Credit-Linked Lenders and for the benefit of the Credit-Linked Issuing Lender. The Credit-Linked Account will be under the sole dominion and control of the Administrative Agent and no Person other than the Administrative Agent shall have the right of withdrawal from the Credit-Linked Account nor any other right or power with respect to the Credit-Linked Deposits or the Credit-Linked Account. Unless returned to the Credit-Linked Lenders, the Credit-Linked Deposits shall not be used for any purpose other than funding the Credit-Linked Participations in the Credit-Linked Letters of Credit without the prior written consent of each Credit-Linked Issuing Lender.
     (c) Actions of Administrative Agent. In charging the Credit-Linked Account or otherwise exercising any rights of set-off with respect thereto, the Administrative Agent acts as the agent of the Credit-Linked Issuing Lender.

     (d) Grant of Security Interest in Credit-Linked Account. The Administrative Agent hereby grants, and the Credit-Linked Lenders hereby grant and hereby authorize the Administrative Agent to grant, to the Credit-Linked Issuing Lender, a security interest in and Lien on the Credit-Linked Account, the Credit-Linked Deposits and all cash, Cash Equivalents or other amounts or investments from time to time in the Credit-Linked Account. The foregoing security interest and Lien shall secure the obligations of the Credit-Linked Lenders to fund their Credit-Linked Participation Interests in any Unreimbursed Drawing by paying the Credit-Linked Issuing Lender for such Unreimbursed Drawing. Each of the Administrative Agent and the Credit-Linked Lenders agree to execute such agreements and documents and take such actions as may be reasonably required by the Credit-Linked Issuing Lender to perfect and protect the foregoing security interest and Lien.
     (e) Investment of Credit-Linked Deposits. Pending the use of the Credit-Linked Deposits to fund the Credit-Linked Lenders’ Credit-Linked Participation Interests in Unreimbursed Drawings under the Credit-Linked Letters of Credit, the Administrative Agent will invest such Credit-Linked Deposits and will pay to Credit-Linked Lenders in arrears on the last Business Day of each calendar quarter any return on such investment during the previous calendar quarter up to an amount not to exceed LIBOR as of the last Business Day of such previous calendar quarter.
     (f) Reduction of Credit-Linked Deposit. If any Credit-Linked Purchase is made with proceeds of the Credit-Linked Deposits, the Credit-Linked Deposits shall be automatically permanently reduced by the amount of such Credit-Linked Purchase. If the Borrower elects to reduce the Credit-Linked LOC Committed Amount pursuant to Section 2.8(a), the Credit-Linked Deposit shall be automatically permanently reduced by a corresponding amount and the amount of such reduction shall be returned to the Credit-Linked Lenders on a pro rata basis by the Administrative Agent.
     Section 2.7 Fees.
     (a) Revolving Commitment Fee. In consideration of the Revolving Commitments, the Borrower agrees to pay to the Administrative Agent, for the ratable benefit of the Revolving Lenders, a commitment fee (the “Revolving Commitment Fee”) in an amount equal to the Applicable Percentage per annum on the average daily unused amount of the Revolving Committed Amount. For purposes of computation of the Revolving Commitment Fee, Revolving LOC Obligations shall be considered usage but Swingline Loans shall not be considered usage of the Revolving Committed Amount.
     (b) Revolving LOC Fees. In consideration of the Revolving LOC Commitments, the Borrower agrees to pay to the Administrative Agent, for the ratable benefit of the Revolving Lenders, a fee (the “Revolving LOC Commitment Fee”) equal to the Applicable Percentage for Revolving Loans that are LIBOR Rate Loans per annum on the average daily maximum amount available to be drawn under each Revolving Letter of Credit from the date of issuance to the date of expiration. In addition to such Revolving LOC Commitment Fee, the Borrower agrees to pay to the Revolving Issuing

Lender, for its own account without sharing by the Revolving Lenders, an additional fronting fee (the “Revolving LOC Fronting Fee”) of one-quarter of one percent (0.25%) per annum on the average daily maximum amount available to be drawn under each Revolving Letter of Credit issued by it.
     (c) Credit-Linked LOC Fronting Fees. The Borrower agrees to pay to the Credit-Linked Issuing Lender, for its own account without sharing by the Credit-Linked Lenders, a fronting fee (the “Credit-Linked LOC Fronting Fee”) of one-tenth of one percent (0.10%) per annum on the average daily maximum amount available to be drawn under each Credit-Linked Letter of Credit (other than an Existing Letter of Credit) issued by it. The Credit-Linked LOC Fronting Fee shall be payable at the time of issuance and of renewal of the applicable Credit-Linked Letter of Credit.
     (d) Issuing Lender Fees. In addition to the Revolving LOC Fronting Fees and the Credit-Linked LOC Fronting Fees payable pursuant to this Section, the Borrower shall pay to the Issuing Lender for its own account without sharing by the other Lenders the reasonable and customary charges from time to time of the Issuing Lender with respect to the amendment, transfer, administration, cancellation and conversion of, and drawings under, the Letters of Credit (collectively, the “Issuing Lender Fees”).
     (e) Administrative Fee. The Borrower agrees to pay to the Administrative Agent the annual administrative fee as described in the Fee Letter.
     (f) Payment of Fees. The Revolving Commitment Fees, Revolving LOC Commitment Fees, Revolving LOC Fronting Fees and Issuing Lender Fees shall each be payable quarterly in arrears on the last Business Day of each calendar quarter.
     Section 2.8 Commitment Reductions.
     (a) Voluntary Reductions. The Borrower shall have the right to terminate or permanently reduce the unused portion of the Revolving Committed Amount and the Credit-Linked LOC Committed Amount at any time or from time to time upon not less than five (5) Business Days’ prior written notice to the Administrative Agent (which shall notify the Lenders thereof as soon as practicable) of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction which shall be in a minimum amount of $2,000,000 or a whole multiple of $1,000,000 in excess thereof and shall be irrevocable and effective upon receipt by the Administrative Agent; provided that (i) no such reduction or termination of the Revolving Committed Amount shall be permitted if after giving effect thereto, and to any prepayments of the Revolving Loans made on the effective date thereof, the sum of the aggregate principal amount of outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding Revolving LOC Obligations would exceed the Revolving Committed Amount then in effect and (ii) no such reduction or termination of the Credit-Linked LOC Committed Amount shall be permitted if after giving effect thereto, the outstanding Credit-Linked LOC Obligations would exceed the Credit-Linked LOC Committed Amount then in effect or the Credit-Linked Deposits at such time.

     (b) Maturity Date. The Revolving Commitments, the LOC Commitments and the Swingline Commitment shall automatically terminate on the Revolving Commitment Termination Date. The Term Loan Commitment and the Credit-Linked LOC Commitment shall automatically terminate on the Credit-Linked Maturity Date.
     Section 2.9 Prepayments.
     (a) Optional Prepayments. The Borrower shall have the right to prepay the Revolving Loans and the Term Loans in whole or in part from time to time as the Borrower may elect; provided, however, that (i) each partial prepayment of Term Loans shall be in a minimum principal amount of $1,000,000 and integral multiples of $100,000 in excess thereof and (ii) each voluntary prepayment of the Term Loan shall be applied to the remaining amortization payments thereof on a pro rata basis. The Borrower shall give at least three (3) Business Days’ (but not more than five (5) Business Days’) irrevocable notice in the case of LIBOR Rate Loans and at least one (1) Business Day’s (but not more than five (5) Business Days’) irrevocable notice in the case of Alternate Base Rate Loans, to the Administrative Agent (which shall notify the Lenders thereof as soon as practicable). Subject to the foregoing terms, amounts prepaid under this Section 2.9(a) shall be applied first to Alternate Base Rate Loans and then to LIBOR Rate Loans in direct order of Interest Period maturities. All prepayments under this Section 2.9(a) shall be subject to Section 2.18, but otherwise without premium or penalty. Interest on the principal amount prepaid shall be due and payable on any date that a prepayment is made hereunder through the date of prepayment.
     (b) Mandatory Prepayments.
     (i) (A) Revolving Committed Amount. If at any time after the Closing Date, the sum of the aggregate principal amount of outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding Revolving LOC Obligations shall exceed the Revolving Committed Amount then in effect, the Borrower immediately shall prepay the Revolving Loans and Swingline Loans and (after all Revolving Loans and Swingline Loans have been repaid) cash collateralize the Revolving LOC Obligations in an amount sufficient to eliminate such excess.
     (B) Credit-Linked LOC Committed Amount. If at any time after the Closing Date, the aggregate amount of Credit-Linked LOC Obligations shall exceed the lesser of (1) the Credit-Linked LOC Committed Amount and (2) the principal amount of the Credit-Linked Deposit, the Borrower immediately shall cash collateralize the Credit-Linked LOC Obligations in the amount of such excess.
     (ii) Excess Cash Flow. Within one hundred ten (110) days after the end of each fiscal year (commencing with the fiscal year ending November 30, 2008), if the Borrower’s Leverage Ratio as of the end of such fiscal year is (i)

greater than 3.0 to 1.0, the Borrower shall prepay the Loans in an aggregate amount equal to 50% of the Excess Cash Flow for such fiscal year and (b) less than or equal to 3.0 to 1.0, then no annual Excess Cash Flow prepayment shall be required. Any payments of Excess Cash Flow shall be applied as set forth in clause (x) below.
     (iii) Asset Dispositions. Promptly following any Asset Disposition (or related series of Asset Dispositions), the Borrower shall prepay the Loans in an aggregate amount equal to the Net Cash Proceeds derived from such Asset Disposition (or related series of Asset Dispositions) (such prepayment to be applied as set forth in clause (x) below); provided that (I) the Net Cash Proceeds from Asset Dispositions in any fiscal year shall not be required to be so applied until the aggregate amount of such Net Cash Proceeds is equal to or greater than $1,000,000 for such fiscal year and (II) the Borrower shall be permitted to reinvest up to $10,000,000 of Net Cash Proceeds received from Asset Dispositions pursuant to clause (A) above in the aggregate in fixed or capital assets so long as (x) no Default or Event of Default shall have occurred and be continuing at the time of such Asset Disposition and at the time of such reinvestment, (y) before or promptly after such Asset Disposition, the Borrower delivers to the Administrative Agent a certificate stating that such Net Cash Proceeds will be reinvested in accordance with the terms of this Section 2.8(b)(iii) and (z) such reinvestments occurs within 365 days of the receipt of such Net Cash Proceeds.
     (iv) Permitted Real Estate Sales. Promptly following any Permitted Real Estate Sale or Permitted Real Estate Transfer by a Credit Party (other than a Permitted Real Estate Entity), the Borrower shall prepay the Loans in an aggregate amount equal to 50% of the Net Cash Proceeds derived from such Permitted Real Estate Sale or Permitted Real Estate Transfer (such prepayment to be applied as set forth in clause (x) below); provided that the Net Cash Proceeds from Permitted Real Estate Sales and Permitted Real Estate Transfers in any fiscal year shall not be required to be so applied until the aggregate amount of such Net Cash Proceeds is equal to or greater than $2,500,000 for such fiscal year.
     (v) Debt Issuances. Promptly, upon receipt by any Credit Party or any of its Subsidiaries of proceeds from any Debt Issuance, the Borrower shall prepay the Loans in an aggregate amount equal to 100% of the Net Cash Proceeds of such Debt Issuance (such prepayment to be applied as set forth in clause (x) below).
     (vi) Issuances of Equity. Promptly, upon receipt by any Credit Party or any of its Subsidiaries of proceeds from any Equity Issuance, the Borrower shall prepay the Loans in an aggregate amount equal to 50% of the Net Cash Proceeds of such Equity Issuance (such prepayment to be applied as set forth in clause (x) below).

     (vii) Recovery Event. To the extent Net Cash Proceeds received in connection with any Recovery Event are not used to acquire fixed or capital assets in replacement of the assets subject to such Recovery Event within 365 days of the receipt of such Net Cash Proceeds, immediately following the 365th day occurring after the receipt of such Net Cash Proceeds, the Borrower shall prepay the Loans in an aggregate amount equal to 100% of such Net Cash Proceeds (such prepayment to be applied as set forth in clause (x) below); provided that (A) the Net Cash Proceeds from Recovery Events in any fiscal year shall not be required to be so applied until the aggregate amount of such Net Cash Proceeds is equal to or greater than $1,000,000 for such fiscal year, (B) after the occurrence and during the continuation of a Default, any Net Cash Proceeds shall be delivered to the Administrative Agent in escrow until the earlier of (I) the cure of such Default at which time the Net Cash Proceeds shall be used by the Borrower as set forth herein and (II) the occurrence of an Event of Default at which time the Net Cash Proceeds shall be used to prepay the Loans as set forth herein and (C) after the occurrence and during the continuance of an Event of Default, any Net Cash Proceeds received in connection with any Recovery Event shall be promptly used to prepay the Loans (such prepayment to be applied as set forth in clause (x) below) and the Borrower and its Subsidiaries shall not have the right to reinvest such Net Cash Proceeds.
     (viii) Litigation Award. To the extent Net Cash Proceeds received in connection with any Litigation Award are not reinvested in the business of the Credit Parties within 365 days of the receipt of such Net Cash Proceeds, immediately following the 365th day occurring after the receipt of such Net Cash Proceeds, the Borrower shall prepay the Loans in an aggregate amount equal to one 100% of such Net Cash Proceeds (such prepayment to be applied as set forth in clause (ix) below); provided that (A) the Net Cash Proceeds from any Litigation Award in any fiscal year shall not be required to be so applied until the aggregate amount of such Net Cash Proceeds is equal to or greater than $1,000,000 for such fiscal year, (B) after the occurrence and during the continuation of a Default, any Net Cash Proceeds shall be delivered to the Administrative Agent in escrow until the earlier of (I) the cure of such Default at which time the Net Cash Proceeds shall be used by the Borrower as set forth herein and (II) the occurrence of an Event of Default at which time the Net Cash Proceeds shall be used to prepay the Loans as set forth herein and (C) after the occurrence and during the continuance of an Event of Default, any Net Cash Proceeds received in connection with any Litigation Award shall be promptly used to prepay the Loans (such prepayment to be applied as set forth in clause (x) below) and the Borrower and its Subsidiaries shall not have the right to reinvest such Net Cash Proceeds.
     (ix) Permitted Real Estate Entity Distribution. Promptly, upon receipt by any Credit Party or any of its Subsidiaries of proceeds from any Permitted Real Estate Entity Distribution, the Borrower shall prepay the Loans in an aggregate amount equal to 50% of the Net Cash Proceeds of such Permitted Real Estate

Entity Distribution (such prepayment to be applied as set forth in clause (x) below).
     (x) Application of Mandatory Prepayments. All amounts required to be paid pursuant to this Section 2.9(b) shall be applied as follows:
     (A) with respect to all amounts prepaid pursuant to Section 2.9(b)(i), (1) first to the outstanding Swingline Loans, (2) second to the outstanding Revolving Loans and (3) third to a cash collateral account in respect of Revolving LOC Obligations; and
     (B) with respect to all amounts prepaid pursuant to Sections 2.9(b)(ii) through (viii), (1) first to the Term Loans (pro rata to the remaining amortization payments set forth in Section 2.4(b)), (2) second to outstanding Swingline Loans (without a corresponding permanent reduction in the Revolving Committed Amount), (3) third to the outstanding Revolving Loans (without a corresponding permanent reduction in the Revolving Committed Amount) and (4) fourth any remaining amounts shall be paid to the Borrower. Within the parameters of the applications set forth above, prepayments shall be applied first to Alternate Base Rate Loans and then to LIBOR Rate Loans in direct order of Interest Period maturities. All prepayments under this Section 2.9(b) shall be subject to Section 2.18 and be accompanied by interest on the principal amount prepaid through the date of prepayment.
     (c) Hedging Obligations Unaffected. Any repayment or prepayment made pursuant to this Section 2.9 shall not affect the Borrower’s obligation to continue to make payments under any Secured Hedging Agreement, which shall remain in full force and effect notwithstanding such repayment or prepayment, subject to the terms of such Secured Hedging Agreement.
     Section 2.10 Default Rate and Payment Dates.
     (a) If all or a portion of the principal amount of any Loan which is a LIBOR Rate Loan shall not be paid when due or continued as a LIBOR Rate Loan in accordance with the provisions of Section 2.11 (whether at the stated maturity, by acceleration or otherwise), such overdue principal amount of such Loan shall be converted to an Alternate Base Rate Loan at the end of the Interest Period applicable thereto.
     (b) Upon the occurrence, and during the continuance, of an Event of Default, at the election of the Required Lenders, the principal of and, to the extent permitted by law, interest on the Loans and any other amounts owing hereunder or under the other Credit Documents shall bear interest, payable on demand (and monthly if demand is not made), at a per annum rate 2% greater than the rate which would otherwise be applicable (or if no rate is applicable, whether in respect of interest, fees or other amounts, then the ABR Default Rate).

     (c) Interest on each Loan shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to Section 2.10(b) shall be payable from time to time on demand.
     Section 2.11 Conversion Options.
     (a) The Borrower may, in the case of Revolving Loans and the Term Loans, elect from time to time to convert Alternate Base Rate Loans to LIBOR Rate Loans by giving the Administrative Agent at least three (3) Business Days’ prior irrevocable written notice of such election, such notice to be in substantially the form of the notice of conversion attached hereto as Schedule 2.11 (a “Notice of Conversion”). In addition, the Borrower may elect from time to time to convert LIBOR Rate Loans to Alternate Base Rate Loans by delivering an irrevocable Notice of Conversion to the Administrative Agent by 1:00 P.M. one Business Date prior to the proposed date of conversion. If the date upon which an Alternate Base Rate Loan is to be converted to a LIBOR Rate Loan is not a Business Day, then such conversion shall be made on the next succeeding Business Day. All or any part of outstanding Alternate Base Rate Loans may be converted as provided herein; provided that (i) no Loan may be converted into a LIBOR Rate Loan when any Default or Event of Default has occurred and is continuing and (ii) partial conversions shall be in an aggregate principal amount of $2,000,000 or a whole multiple of $1,000,000 in excess thereof. LIBOR Rate Loans may only be converted to Alternate Base Rate Loans on the last day of the applicable Interest Period. If the date upon which a LIBOR Rate Loan is to be converted to an Alternate Base Rate Loan is not a Business Day, then such conversion shall be made on the next succeeding Business Day and during the period from such last day of an Interest Period to such succeeding Business Day such Loan shall bear interest as if it were an Alternate Base Rate Loan.
     (b) Any LIBOR Rate Loans may be continued as such upon the expiration of an Interest Period with respect thereto by compliance by the Borrower with the notice provisions contained in Section 2.12(a); provided, that no LIBOR Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, in which case such Loan shall be automatically converted to an Alternate Base Rate Loan at the end of the applicable Interest Period with respect thereto. If the Borrower shall fail to give timely notice of an election to continue a LIBOR Rate Loan, or the continuation of LIBOR Rate Loans is not permitted hereunder, such LIBOR Rate Loans shall be automatically converted to Alternate Base Rate Loans at the end of the applicable Interest Period with respect thereto.
     Section 2.12 Computation of Interest and Fees.
     (a) Interest payable hereunder with respect to any Alternate Base Rate Loan based on the Prime Rate shall be calculated on the basis of a year of 365 days (or 366 days, as applicable) for the actual days elapsed. All fees, interest and all other amounts payable hereunder shall be calculated on the basis of a 360 day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a LIBOR Rate on the Business Day of the determination thereof. Any change in the interest rate on a Loan resulting from a change in the Alternate Base Rate shall become effective as of the opening of business on the day on which such change in the Alternate Base Rate shall become effective. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change.
     (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Credit Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the computations used by the Administrative Agent in determining any interest rate.
     (c) It is the intent of the Lenders and the Credit Parties to conform to and contract in strict compliance with applicable usury law from time to time in effect. All agreements between the Lenders and the Credit Parties are hereby limited by the provisions of this paragraph which shall override and control all such agreements, whether now existing or hereafter arising and whether written or oral. In no way, nor in any event or contingency (including but not limited to prepayment or acceleration of the maturity of any Obligation), shall the interest taken, reserved, contracted for, charged, or received under this Credit Agreement, under the Notes or otherwise, exceed the maximum nonusurious amount permissible under applicable law. If, from any possible construction of any of the Credit Documents or any other document, interest would otherwise be payable in excess of the maximum nonusurious amount, any such construction shall be subject to the provisions of this paragraph and such interest shall be automatically reduced to the maximum nonusurious amount permitted under applicable law, without the necessity of execution of any amendment or new document. If any Lender shall ever receive anything of value which is characterized as interest on the Loans under applicable law and which would, apart from this provision, be in excess of the maximum nonusurious amount, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Loans and not to the payment of interest, or refunded to the Borrower or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal amount of the Loans. The right to demand payment of the Loans or any other Indebtedness evidenced by any of the Credit Documents does not include the right to receive any interest which has not otherwise accrued on the date of such demand, and the Lenders do not intend to charge or receive any unearned interest in the event of such demand. All interest paid or agreed to be paid to the Lenders with respect to the Loans shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term (including any renewal or extension) of the Loans so that the amount of interest on account of such indebtedness does not exceed the maximum nonusurious amount permitted by applicable law.

     Section 2.13 Pro Rata Treatment and Payments.
     (a) Allocation of Payments Before Exercise of Remedies. Each borrowing of Revolving Loans and any reduction of the Revolving Commitments shall be made pro rata according to the respective Revolving Commitment Percentages of the Revolving Lenders. Each borrowing of a Term Loan by conversion of a Credit-Linked LOC Advance to a Term Loan and any reduction of the Credit-Linked Commitments shall be made pro rata according to the respective Credit-Linked Commitment Percentages of the Credit-Linked Lenders. Unless otherwise indicated herein, each payment under this Credit Agreement or any Note shall be applied, first, to any fees then due and owing by the Borrower pursuant to Section 2.7, second, to interest then due and owing hereunder and under the Notes and, third, to principal then due and owing hereunder and under the Notes. Each payment on account of any fees pursuant to Section 2.7 shall be made pro rata in accordance with the respective amounts due and owing (except as to the Revolving LOC Fronting Fees, the Credit-Linked LOC Fronting Fees and the Issuing Lender Fees, which fees shall be for the account of the applicable Issuing Lender). Each voluntary prepayment on account of principal of the Loans shall be applied in accordance with the terms of Section 2.9(a). Each mandatory prepayment on account of principal of the Loans shall be applied in accordance with Section 2.9(b). All payments (including prepayments) to be made by the Borrower on account of principal, interest and fees shall be made without defense, set-off or counterclaim (except as provided in Section 2.19(b)) and shall be made to the Administrative Agent for the account of the Lenders, the Issuing Lenders or the Swingline Lender, as the case may be, at the Administrative Agent’s office specified on Section 9.2 in Dollars and in immediately available funds not later than 1:00 P.M. on the date when due. The Administrative Agent shall distribute such payments to the Lenders entitled thereto promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the LIBOR Rate Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a LIBOR Rate Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.
     (b) Allocation of Payments After Exercise of Remedies. Notwithstanding any other provisions of this Agreement to the contrary, after the exercise of remedies (other than the invocation of default interest pursuant to Section 2.10(b)) by the Administrative Agent or the Lenders pursuant to Section 7.2 (or after the Commitments shall automatically terminate and the Loans (with accrued interest thereon) and all other amounts under the Credit Documents shall automatically become due and payable in accordance with the terms of such Section), all amounts collected or received by the Administrative Agent or any Lender on account of the Credit Party Obligations or in respect of the Collateral shall be paid over or delivered as follows (irrespective of whether the following costs, expenses, fees, interest, premiums, scheduled periodic payments or Credit Party Obligations are allowed, permitted or recognized as a claim in any proceeding resulting from the occurrence of a Bankruptcy Event):
     FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation reasonable attorneys’ fees) of the Administrative Agent and the Issuing Lenders in connection with enforcing the rights of the Lenders under the Credit Documents and any protective advances made by the Administrative Agent with respect to the Collateral under or pursuant to the terms of the Security Documents;
     SECOND, to the payment of any fees owed to the Administrative Agent and the Issuing Lenders;
     THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation, reasonable attorneys’ fees) of each of the Lenders in connection with enforcing its rights under the Credit Documents or otherwise enforcing its rights with respect to the Credit Party Obligations owing to such Lender;
     FOURTH, to the payment of all of the Credit Party Obligations consisting of accrued fees and interest, including, with respect to any Secured Hedging Agreement, any fees, premiums and scheduled periodic payments due under such Secured Hedging Agreement and any interest accrued thereon;
     FIFTH, to the payment of the outstanding principal amount of the Credit Party Obligations, including the payment or cash collateralization of the outstanding LOC Obligations and, with respect to any Secured Hedging Agreement, any breakage, termination or other payments due under such Secured Hedging Agreement and any interest accrued thereon;
     SIXTH, to all other Credit Party Obligations and other obligations which shall have become due and payable under the Credit Documents or otherwise and not repaid pursuant to clauses “FIRST” through “FIFTH” above; and
     SEVENTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.
     In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (ii) each of the Secured Parties shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Loans and LOC Obligations held by such Lender or the outstanding obligations payable to such Hedging Agreement Provider bears to the aggregate then outstanding Loans, LOC Obligations and obligations payable under all Secured Hedging Agreements) of amounts available to be applied pursuant to clauses “THIRD”, “FOURTH”, “FIFTH” AND “SIXTH” above; and (iii) to the extent that any amounts available for distribution pursuant to clause “FIFTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Administrative Agent in a cash collateral account and applied to reimburse the Issuing Lender from time to time for any drawings under such Letters of Credit. Notwithstanding the foregoing terms of this Section 2.13(b), only Collateral proceeds and payments under the Guaranty with respect to Secured Hedging Agreements (as opposed to ordinary course principal, interest and fee payments hereunder) shall be applied to obligations under any Secured Hedging Agreement.
     Section 2.14 Non-Receipt of Funds by the Administrative Agent.
     (a) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received written notice from a Lender prior to the proposed date of any Extension of Credit that such Lender will not make available to the Administrative Agent such Lender’s share of such Extension of Credit, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with this Agreement and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Extension of Credit available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the applicable rate for the applicable borrowing pursuant to the Notice of Borrowing. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Extension of Credit to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Extension of Credit. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
     (b) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
     A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under subsections (a) and (b) of this Section shall be conclusive, absent manifest error.
     (c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Extension of Credit set forth in Article IV are not satisfied or waived in accordance with the terms thereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
     (d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Term Loans and Revolving Loans, to fund participations in Letters of Credit and Swingline Loans and to make payments pursuant to Section 9.5(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any such payment under Section 9.5(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 9.5(c).
     (e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
     Section 2.15 Inability to Determine Interest Rate.
     Notwithstanding any other provision of this Credit Agreement, if (i) the Administrative Agent shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that, by reason of circumstances affecting the relevant market, reasonable and adequate means do not exist for ascertaining LIBOR for such Interest Period, or (ii) the Required Lenders shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that the LIBOR Rate does not adequately and fairly reflect the cost to such Lenders of funding LIBOR Rate Loans that the Borrower has requested be outstanding as a LIBOR Tranche during such Interest Period, the Administrative Agent shall forthwith give telephone notice of such determination, confirmed in writing, to the Borrower, and the Lenders at least two (2) Business Days prior to the first day of such Interest Period. Unless the Borrower shall have notified the Administrative Agent upon receipt of such telephone notice that it wishes to rescind or modify its request regarding such LIBOR Rate Loans, any Loans that were requested to be made as LIBOR Rate Loans shall be made as Alternate Base Rate Loans and any Loans that were requested to be converted into or continued as LIBOR Rate Loans shall remain as or be converted into Alternate Base Rate Loans. Until any such notice has been withdrawn by the Administrative Agent, no further Loans shall be made as, continued as, or converted into, LIBOR Rate Loans for the Interest Periods so affected.
     Section 2.16 Illegality.
     Notwithstanding any other provision of this Credit Agreement, if any Change in Law shall make it unlawful for such Lender or its LIBOR Lending Office to make or maintain LIBOR Rate Loans as contemplated by this Credit Agreement or to obtain in the interbank eurodollar market through its LIBOR Lending Office the funds with which to make such Loans, (a) such Lender shall promptly notify the Administrative Agent and the Borrower thereof, (b) the commitment of such Lender hereunder to make LIBOR Rate Loans or continue LIBOR Rate Loans as such shall forthwith be suspended until the Administrative Agent shall give notice that the condition or situation which gave rise to the suspension shall no longer exist, and (c) such Lender’s Loans then outstanding as LIBOR Rate Loans, if any, shall be converted on the last day of the Interest Period for such Loans or within such earlier period as required by law as Alternate Base Rate Loans. The Borrower hereby agrees to promptly pay any Lender, upon its demand, any additional amounts necessary to compensate such Lender for actual and direct costs (but not including anticipated profits) reasonably incurred by such Lender in making any repayment in accordance with this Section including, but not limited to, any interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its LIBOR Rate Loans hereunder. A certificate (which certificate shall include a description of the basis for the computation) as to any additional amounts payable pursuant to this Section submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error. Each Lender agrees to use reasonable efforts (including reasonable efforts to change its LIBOR Lending Office) to avoid or to minimize any amounts which may otherwise be payable pursuant to this Section; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender in its sole discretion to be material.
     Section 2.17 Yield Protection.
     (a) Increased Costs Generally. If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate) or Issuing Lender;
     (ii) subject any Lender or Issuing Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any LIBOR Rate Loan made by it, or change the basis of taxation of payments to such Lender or Issuing Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.19 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or Issuing Lender); or
     (iii) impose on any Lender or Issuing Lender or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Rate Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBOR Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or Issuing Lender of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or Issuing Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or Issuing Lender, the Borrower will pay to such Lender or Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered. Each Lender agrees to use reasonable efforts (including reasonable efforts to change its Domestic Lending Office or LIBOR Lending Office, as the case may be) to avoid or to minimize any amounts which might otherwise be payable pursuant to this paragraph of this Section; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender to be material.
     (b) Capital Requirements. If any Lender or Issuing Lender determines that any Change in Law affecting such Lender or Issuing Lender or any lending office of such Lender or such Lender’s or Issuing Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Lender’s capital or on the capital of such Lender’s or Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Lender, to a level below that which such Lender or Issuing Lender or such Lender’s or Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Lender’s policies and the policies of such Lender’s or Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Lender or such Lender’s or Issuing Lender’s holding company for any such reduction suffered.
     (c) Certificates for Reimbursement. A certificate of a Lender or Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or Issuing Lender, as the case may be, the amount shown as due on any such certificate within fifteen (15) days after receipt thereof.

     (d) Delay in Requests. Failure or delay on the part of any Lender or Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Lender’s right to demand such compensation.
     Section 2.18 Indemnity.
     The Borrower hereby agrees to indemnify each Lender and to hold such Lender harmless from any funding loss or expense which such Lender may sustain or incur as a consequence of (a) the failure by the Borrower to pay the principal amount of or interest on any Loan by such Lender in accordance with the terms hereof, (b) the failure of the Borrower to accept a borrowing after the Borrower has given a notice in accordance with the terms hereof, (c) the failure of the Borrower to make any prepayment after the Borrower has given a notice in accordance with the terms hereof, and/or (d) the making by the Borrower of a prepayment of a Loan, or the conversion thereof, on a day which is not the last day of the Interest Period with respect thereto, in each case including, but not limited to, any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain its Loans hereunder. A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender, through the Administrative Agent, to the Borrower (which certificate must be delivered to the Administrative Agent within thirty (90) days following such default, prepayment or conversion and shall be conclusive in the absence of manifest error); provided that if such certificate is not be delivered to the Administrative Agent within ninety (90) days following such Lender becoming aware of such default, prepayment or conversion, such Lender shall only be entitled to receive payment pursuant to this Section with respect to losses or expenses incurred by such Lender during the ninety (90) days prior to the date such Lender delivers such certificate to the Administrative Agent. The agreements in this Section shall survive termination of this Credit Agreement and payment in full of the Credit Party Obligations.
     Section 2.19 Taxes.
     (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Credit Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, any Lender or any Issuing Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
     (b) Payment of Other Taxes by the Borrower. Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

     (c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and each Issuing Lender, within fifteen (15) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or such Issuing Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or an Issuing Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Lender, shall be conclusive absent manifest error.
     (d) If the Borrower pays any additional amount pursuant to this Section 2.19 with respect to a Lender, such Lender shall use reasonable efforts to obtain a refund of tax or credit against its tax liabilities on account of such payment; provided that such Lender shall have no obligation to use such reasonable efforts if either (i) it is in an excess foreign tax credit position or (ii) it believes in good faith, in its sole discretion, that claiming a refund or credit would cause adverse tax consequences to it. In the event that such Lender receives such a refund or credit, such Lender shall pay to the Borrower an amount that such Lender reasonably determines is equal to the net tax benefit obtained by such Lender as a result of such payment by the Borrower. In the event that no refund or credit is obtained with respect to the Borrower’s payments to such Lender pursuant to this Section 2.19, then such Lender shall upon request provide a certification that such Lender has not received a refund or credit for such payments.
     (e) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
     (f) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Credit Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

     (g) Foreign Lenders. Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States of America, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
     (i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,
     (ii) duly completed copies of Internal Revenue Service Form W-8ECI,
     (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (i) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (ii) duly completed copies of Internal Revenue Service Form W-8BEN, or
     (iii) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.
     (h) Treatment of Certain Refunds. If the Administrative Agent, a Lender or an Issuing Lender determines, in its reasonable discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall notify the Borrower of such refund and pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or such Issuing Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or such Issuing Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or such Issuing Lender in the event the Administrative Agent, such Lender or such Issuing Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent, any Lender or any Issuing Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.
     Section 2.20 Indemnification; Nature of Issuing Lender’s Duties.
     (a) In addition to its other obligations under Section 2.2 and Section 2.5, the Borrower hereby agrees to protect, indemnify, pay and save each Issuing Lender and each Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees) that each Issuing Lender or such Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit or (ii) the failure of such Issuing Lender to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (all such acts or omissions, herein called “Government Acts”).
     (b) As between the Borrower and each Issuing Lender and each Lender, the Borrower shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. Neither any Issuing Lender nor any Lender shall be responsible: (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of a Letter of Credit to comply fully with conditions required in order to draw upon a Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) for errors in interpretation of technical terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under a Letter of Credit or of the proceeds thereof; and (vii) for any consequences arising from causes beyond the control of any Issuing Lender or any Lender, including, without limitation, any Government Acts. None of the above shall affect, impair, or prevent the vesting of each Issuing Lender’s rights or powers hereunder.
     (c) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by any Issuing Lender or any Lender, under or in connection with any Letter of Credit or the related certificates, if taken or omitted in the absence of gross negligence or willful misconduct, shall not put such Issuing Lender or such Lender under any resulting liability to the Borrower. It is the intention of the parties that this Credit Agreement shall be construed and applied to protect and indemnify each Issuing Lender and each Lender against any and all risks involved in the issuance of the Letters of Credit, all of which risks are hereby assumed by the Borrower, including, without limitation, any and all risks of the acts or omissions, whether rightful or wrongful, of any Government Authority. The Issuing Lenders and the Lenders shall not, in any way, be liable for any failure by any Issuing Lender or anyone else to pay any drawing under any Letter of Credit as a result of any Government Acts or any other cause beyond the control of the Issuing Lenders and the Lenders.
     (d) Nothing in this Section 2.20 is intended to limit the reimbursement obligation of the Borrower contained in Section 2.2 and Section 2.5 hereof. The obligations of the Borrower under this Section 2.20 shall survive the termination of this Credit Agreement. No act or omissions of any current or prior beneficiary of a Letter of Credit shall in any way affect or impair the rights of the Credit-Linked Issuing Lender and the Lenders to enforce any right, power or benefit under this Credit Agreement.
     (e) Notwithstanding anything to the contrary contained in this Section 2.20, the Borrower shall have no obligation to indemnify any Issuing Lender or any Lender in respect of any liability incurred by such Issuing Lender or such Lender arising out of the gross negligence or willful misconduct of such Issuing Lender (including action not taken by such Issuing Lender or such Lender), as determined by a court of competent jurisdiction or pursuant to arbitration.
     Section 2.21 Replacement of Lenders.
     If any Lender shall become affected by any of the changes or events described in Sections 2.16, 2.17, 2.18 or 2.19 (any such Lender being hereinafter referred to as a “Replaced Lender”) and shall petition the Borrower for any increased cost or amounts thereunder, then in such case, the Borrower may, upon at least thirty (30) Business Days’ notice to the Administrative Agent and such Replaced Lender and so long as no Default or Event of Default has occurred and is continuing, designate a replacement lender (a “Replacement Lender”) acceptable to the Administrative Agent in its reasonable discretion, to which such Replaced Lender shall, subject to its receipt (unless a later date for the remittance thereof shall be agreed upon by the Borrower and the Replaced Lender) of all amounts owed to such Replaced Lender under Sections 2.16, 2.17, 2.18 or 2.19, assign at par all (but not less than all) of its rights, obligations, Loans and Commitments hereunder; provided, that all amounts owed to such Replaced Lender by the Borrower (except liabilities which by the terms hereof survive the payment in full of the Loans and termination of this Agreement) shall be paid in full as of the date of such assignment. Upon any assignment by any Lender pursuant to this Section 2.21 becoming effective, the Replacement Lender shall thereupon be deemed to be a “Lender” for all purposes of this Agreement and such Replaced Lender shall thereupon cease to be a “Lender” for all purposes of this Agreement and shall have no further rights or obligations hereunder (other than pursuant to Sections 2.16, 2.17, 2.18 or 2.19, and 9.5 while such Replaced Lender was a Lender). If any Replaced Lender shall refuse to assign its rights, obligations, Loans and Commitment in accordance with the terms of this Section 2.21, the Replaced Lender shall cease to be a “Lender” for all purposes of this Agreement upon payment to the Replaced Lender of all amounts owing to such Replaced Lender in accordance with the terms of this Section 2.21 without any further action of such Replaced Lender and so long as no Default or Event of Default shall have occurred and be continuing, the Borrower shall have the right to designate a Replacement Lender acceptable to the Administrative Agent in its reasonable discretion.

     Section 2.22 Incremental Term Loan.
     Subject to the terms and conditions set forth herein, the Borrower shall have the right, at any time prior to the Credit-Linked Maturity Date, to incur additional Indebtedness under this Credit Agreement in the form of an increase to the Term Loan (the “Incremental Term Loan”) by the amount of $75,000,000. The following terms and conditions shall apply to each Incremental Term Loan: (a) no Default or Event of Default shall have occurred and be continuing at the time of such increase, (b) the Borrower shall have received commitments from one or more existing Lenders or one or more new lenders for such increase (with any new lender to be reasonably acceptable to the Administrative Agent and the Borrower), (c) the Borrower shall be in pro forma compliance with (i) the financial covenants set forth in Section 5.9 and (ii) the Incurrence Test, in each case after giving effect to such increase, (d) the Administrative Agent shall have received a satisfactory legal opinion of counsel to the Borrower and such other documentation as it deems reasonably necessary to effectuate such increase, (e) the Incremental Term Loan shall not have a shorter maturity than the Term Loan, (f) the proceeds of the Incremental Term Loan shall only be used to refinance the 9.50% Senior Subordinated Notes, (g) the Weighted Average Life to Maturity of such Incremental Term Loan shall not be shorter than the Weighted Average Life to Maturity of the Term Loan and (h) if the interest rate margin on any Incremental Term Loan would be more than the Applicable Percentage for the existing Term Loan, the Applicable Percentage on the existing Term Loan (and, correspondingly, the Credit-Linked Interest) shall be increased such that the Applicable Percentage on the existing Term Loan (and the Credit-Linked Interest) is equal to the interest rate margin on such Incremental Term Loan. The Administrative Agent is authorized to enter into, on behalf of the Lenders, any amendment to this Credit Agreement or any other Credit Document as may be necessary to incorporate the terms of the Incremental Term Loan therein.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
     To induce the Lenders to enter into this Credit Agreement and to make the Extensions of Credit herein provided for, each of the Credit Parties hereby represents and warrants to the Administrative Agent and to each Lender that:
     Section 3.1 Financial Condition.
     (a) (i) The audited consolidated financial statements of the Borrower and its consolidated Subsidiaries for the fiscal years ended November 30, 2004, 2005 and 2006, together with the related consolidated statements of income or operations, equity and cash flows for the fiscal years ended on such dates, (ii) the unaudited consolidated financial statements of the Borrower and its consolidated Subsidiaries for the three-month period ending on February 28, 2007, together with the related consolidated statements of income or operations, equity and cash flows for the three-month period ending on such date and (iii) a pro forma balance sheet of the Borrower and its consolidated Subsidiaries as of the last day of the quarter ended immediately prior to the Closing Date:

     (A) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein;
     (B) fairly present the financial condition of the Borrower and its consolidated Subsidiaries as of the date thereof (subject, in the case of the unaudited financial statements, to normal year-end adjustments) and results of operations for the period covered thereby;
     (C) show all material Indebtedness and other liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and contingent obligations, required to be shown on a balance sheet prepared in accordance with GAAP; and
     (D) show all other material Indebtedness and other liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries as of the date thereof, in the notes (shown in accordance with GAAP) to the financial statements referred to in Section 3.1(a)(i) and (ii) above.
     (b) The five-year projections of the Borrower and its consolidated Subsidiaries delivered to the Lenders on or prior to the Closing Date have been prepared in good faith based upon reasonable assumptions.
     Section 3.2 No Change.
     Since November 30, 2006, there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect.
     Section 3.3 Corporate Existence.
     Each of the Credit Parties (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the requisite power and authority and the legal right to own and operate all its material property, to lease the material property it operates as lessee and to conduct the business in which it is currently engaged, and (c) is duly qualified to conduct business and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except to the extent that such failure to qualify could not reasonably be expected to have a Material Adverse Effect.
     Section 3.4 Corporate Power; Authorization; Enforceable Obligations.
     Each of the Credit Parties has full power and authority and the legal right to make, deliver and perform the Credit Documents to which it is party and has taken all necessary action to authorize the execution, delivery and performance by it of the Credit Documents to which it is party. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or with the execution, delivery or performance of any Credit Document by any of the Credit Parties (other than those which have been obtained) or with the validity or enforceability of any Credit Document against any of the Credit Parties (except such filings as are necessary in connection with the perfection of the Liens created by such Credit Documents). Each Credit Document to which it is a party has been duly executed and delivered on behalf of the applicable Credit Party. Each Credit Document to which it is a party constitutes a legal, valid and binding obligation of each such Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
     Section 3.5 Compliance with Laws; No Conflict; No Default.
     (a) The execution, delivery and performance by each Credit Party of the Credit Documents to which such Credit Party is a party, in accordance with their respective terms, the borrowings hereunder and the Transactions do not and will not, by the passage of time, the giving of notice or otherwise, (i) require any Governmental Approval (other than such Governmental Approvals that have been obtained or made and not subject to suspension, revocation or termination) or violate any Requirement of Law relating to such Credit Party, (ii) conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws, articles of organization, operating agreement or other organizational documents of such Credit Party or any material indenture, agreement or other instrument to which such Person is a party or by which any of its properties may be bound or any Governmental Approval relating to such Person, or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person other than Liens arising under the Credit Documents.
     (b) Each Credit Party (i) (x) has all Governmental Approvals required by law for it to conduct its business, each of which is in full force and effect, (y) each such Governmental Approval is final and not subject to review on appeal and (z) each such Governmental Approval is not the subject of any pending or, to the best of its knowledge, threatened attack by direct or collateral proceeding, and (ii) is in compliance with each Governmental Approval applicable to it and in compliance with all other Requirements of Law relating to it or any of its respective properties, in each case except to the extent the failure to obtain such Governmental Approval or failure to comply with such Governmental Approval or Requirement of Law could not reasonably be expected to have a Material Adverse Effect. Each Credit Party possesses or has the right to use, all leaseholds, licenses, easements and franchises and all authorizations and other rights that are material to and necessary for the conduct of its business. Except to the extent noncompliance with the foregoing leaseholds, easements and franchises could not reasonably be expected to have a Material Adverse Effect, all of the foregoing are in full force and effect, and the Credit Parties are in substantial compliance with the foregoing without any known conflict with the valid rights of others. No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such Governmental Approval, leasehold, license, easement, franchise or other right, which termination or revocation could, individually or in the aggregate, reasonably be expected to have Material Adverse Effect.
     (c) None of the Credit Parties is in default under or with respect to any of its Material Contracts or under or with respect to any of its other Contractual Obligations, or any judgment, order or decree to which it is a party, in any respect which could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.
     Section 3.6 No Material Litigation.
     No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Credit Parties, threatened by or against any Credit Party, any Subsidiary of a Credit Party or any Permitted Real Estate Entity, or against any of their respective properties or revenues, (a) with respect to the Credit Documents or any Loan or any of the Transactions, or (b) which could reasonably be expected to have a Material Adverse Effect.
     Section 3.7 Investment Company Act.
     None of the Credit Parties is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
     Section 3.8 Margin Regulations.
     No part of the proceeds of any Loan hereunder will be used directly or indirectly for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. The Credit Parties (a) are not engaged, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” “margin stock” within the respective meanings of each of such terms under Regulation U and (b) taken as a group do not own “margin stock” except as identified in the financial statements referred to in Section 3.1 and the aggregate value of all “margin stock” owned by the Credit Parties taken as a group does not exceed 25% of the value of their assets.
     Section 3.9 ERISA.
     Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code, except to the extent that any such occurrence or failure to comply would not reasonably be expected to have a Material Adverse Effect. No termination of a Single Employer Plan has occurred resulting in any liability that has remained underfunded, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period which could reasonably be expected to have a Material Adverse Effect. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by an amount which could reasonably be expected to have a Material Adverse Effect. Neither the Borrower, nor any Subsidiary of the Borrower nor any Commonly Controlled Entity is currently subject to any liability for a complete or partial withdrawal from a Multiemployer Plan that could reasonably be expected to have a Material Adverse Effect.
     Section 3.10 Environmental Matters.
     (a) Except where such violation or liability could not reasonably be expected to have a Material Adverse Effect, the facilities and properties owned, leased or operated by any of the Credit Parties or their Subsidiaries (other than Permitted Real Estate Entities) and properties subject to a Permitted Real Estate Transfer pursuant to clause (a) of such definition (collectively, the “Properties”) do not contain any Materials of Environmental Concern in amounts or concentrations which (i) constitute a violation of, or (ii) could give rise to liability under, any Environmental Law.
     (b) Except where such violation, contamination or non-compliance could not reasonably be expected to have a Material Adverse Effect, the Properties and all operations of any of the Credit Parties or their Subsidiaries (other than Permitted Real Estate Entities) at the Properties are in compliance, and have in the last five (5) years been in compliance, in all material respects with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the business operated by the any of the Credit Parties and their Subsidiaries (the “Business”).
     (c) Except where such violation or liability could not reasonably be expected to have a Material Adverse Effect, none of the Credit Parties or their Subsidiaries (other than Permitted Real Estate Entities) has received any written or actual notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the Business, nor does any of the Credit Parties and their Subsidiaries (other than Permitted Real Estate Entities) have knowledge of any such threatened notice.
     (d) Except where such violation or liability could not reasonably be expected to have a Material Adverse Effect, Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location which could give rise to liability under any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law.

     (e) Except where such liability could not reasonably be expected to have a Material Adverse Effect, no judicial proceeding or governmental or administrative action is pending or, to the knowledge of any Credit Party or any of their Subsidiaries (other than Permitted Real Estate Entities), threatened, under any Environmental Law to which any of the Credit Parties is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business which could reasonably be expected to have a Material Adverse Effect.
     (f) Except where such violation or liability could not reasonably be expected to have a Material Adverse Effect, there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any of the Credit Parties or their Subsidiaries (other than Permitted Real Estate Entities) in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.
     Section 3.11 Use of Proceeds.
     The proceeds of the Extensions of Credit will be used (i) to refinance certain existing Indebtedness of the Borrower and its Subsidiaries, (ii) to fund the Credit Linked Deposit, (iii) to pay any fees and expenses associated with this Credit Agreement and other financings of the Borrower on the Closing Date, (iv) to finance Permitted Acquisitions and (v) for working capital and other general corporate purposes of the Borrower and its Subsidiaries.
     Section 3.12 Subsidiaries.
     Set forth on Schedule 3.12 (as updated quarterly by the Borrower) is a complete and accurate list of all Subsidiaries of the Credit Parties. Information on such Schedule includes the number of shares of each class of Capital Stock or other equity interests outstanding; the number and percentage of outstanding shares of each class of stock owned by the Credit Parties or any of their Subsidiaries; the number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and similar rights. The outstanding Capital Stock and other equity interests of all such Subsidiaries is validly issued, fully paid and non-assessable and is owned, free and clear of all Liens (other than those arising under or contemplated in connection with the Credit Documents).
     Section 3.13 Ownership.
     Each of the Credit Parties is the owner of, and has good and marketable title to, all of its respective assets, which, together with assets leased or licensed by the Credit Parties, represents all assets individually or in the aggregate material to the conduct of the businesses of the Credit Parties, taken as a whole on the date hereof, and none of such assets is subject to any Lien other than Permitted Liens. Each Credit Party enjoys peaceful and undisturbed possession under all of its material leases and all such material leases are valid and subsisting and in full force and effect. The Credit Parties have made available complete and accurate copies of all material leases to the Administrative Agent.
     Section 3.14 Indebtedness.
     Except as otherwise permitted under Section 6.1, the Credit Parties have no Indebtedness.
     Section 3.15 Taxes.
     Each of the Credit Parties and their Significant Subsidiaries has filed, or caused to be filed, all tax returns (federal, state, local and foreign) required to be filed and paid (a) all material amounts of taxes shown thereon to be due (including interest and penalties) and (b) all other taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) owing by it, except for such taxes (i) which are not yet delinquent or (ii) that are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP. None of the Credit Parties is aware as of the Closing Date of any proposed tax assessments against it or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.
     Section 3.16 Intellectual Property Rights.
     Each of the Credit Parties and their Significant Subsidiaries owns, or has the legal right to use, all Intellectual Property necessary for each of them to conduct its business as currently conducted. Set forth on Schedule 3.16 (as updated quarterly by the Borrower) is a list of all Intellectual Property (other than Intellectual Property of de minimus value) owned by each of the Credit Parties and their Subsidiaries or that the Credit Parties or any of their Significant Subsidiaries has the right to use. Except as disclosed in Schedule 3.16 hereto, with respect to the material Intellectual Property of the Credit Parties, (a) one or more of the Credit Parties has the right to use such Intellectual Property in perpetuity and without payment of royalties, (b) all material registrations with and applications to Governmental Authorities in respect of such Intellectual Property are valid and in full force and effect and are not subject to the taking of any interest therein, and no taxes or maintenance fees payable with respect to such Intellectual Property to maintain their validity or effectiveness are delinquent, and (c) there are no restrictions on the direct or indirect transfer of any Contractual Obligation, or any interest therein, held by any of the Credit Parties in respect of such Intellectual Property. None of the Credit Parties is in default (or with the giving of notice or lapse of time or both, would be in default) in any material respect under any license to use such Intellectual Property; no claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Credit Parties or any of their Subsidiaries know of any such claim; and, to the actual knowledge of the Credit Parties or any of their Subsidiaries, the use of such Intellectual Property by the Credit Parties or any of their Subsidiaries does not infringe on the rights of any Person, except for such defaults, claims and infringements that in the aggregate could not reasonably be expected to have a Material Adverse Effect. The Credit Parties have recorded or deposited with and paid to the United States Copyright Office, the Register of Copyrights, the Copyrights

Royalty Tribunal or other Governmental Authority, all notices, statements of account, royalty fees and other documents and instruments required under the terms and conditions of any Contractual Obligation of the Credit Parties and/or under Title 17 of the United States Code and the rules and regulations issued thereunder (collectively, the “Copyright Act”), and are not liable to any Person for copyright infringement under the Copyright Act or any other law, rule, regulation, contract or license as a result of their business operations. Schedule 3.16 may be updated from time to time by the Borrower to include new Intellectual Property by giving written notice thereof to the Administrative Agent.
     Section 3.17 Solvency.
     After giving effect to the Transactions, the fair saleable value of each Credit Party’s assets, measured on a going concern basis, exceeds all probable liabilities, including those to be incurred pursuant to this Credit Agreement. After giving effect to the Transactions, none of the Credit Parties has incurred, or believes that it will incur after giving effect to the Transactions, debts beyond its ability to pay such debts as they become due. In executing the Credit Documents and consummating the Transactions, none of the Credit Parties intends to hinder, delay or defraud either present or future creditors or other Persons to which one or more of the Credit Parties is or will become indebted.
     Section 3.18 Investments.
     All Investments of each of the Credit Parties are Permitted Investments.
     Section 3.19 Location of Collateral.
     Set forth on Schedule 3.19(a) is a list of the Properties of the Credit Parties and their Significant Subsidiaries as of the Closing Date with street address, county and state where located. Set forth on Schedule 3.19(b) is a list of all locations where any tangible personal property of the Credit Parties and their Subsidiaries is located as of the Closing Date, including county and state where located. Set forth on Schedule 3.19(c) is the state of incorporation or organization, chief executive office and principal place of business of each of the Credit Parties as of the Closing Date.
     Section 3.20 No Burdensome Restrictions.
     None of the Credit Parties is a party to any agreement or instrument or subject to any other obligation or any charter or corporate restriction or any provision of any applicable law, rule or regulation which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
     Section 3.21 Brokers’ Fees.
     None of the Credit Parties and their Subsidiaries has any obligation to any Person in respect of any finder’s, broker’s, investment banking or other similar fee in connection with the

Credit Agreement and the loans hereunder, other than the closing and other fees payable pursuant to this Credit Agreement and as set forth in the Fee Letter.
     Section 3.22 Labor Matters.
     There are no collective bargaining agreements or Multiemployer Plans covering the employees of the Credit Parties as of the Closing Date, other than as set forth in Schedule 3.22 hereto, and none of the Credit Parties is suffering or has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five (5) years, other than as set forth in Schedule 3.22 hereto.
     Section 3.23 Accuracy and Completeness of Information.
     All factual information heretofore, contemporaneously or hereafter furnished by or on behalf of the Credit Parties in writing to the Administrative Agent or any Lender for purposes of or in connection with this Credit Agreement or any other Credit Document (other than any projection provided by the Borrower in good faith), or any transaction contemplated hereby or thereby, is or will be true and accurate in all material respects and not incomplete by omitting to state any material fact necessary to make such information not misleading. There is no fact now known to any of the Credit Parties which has, or could reasonably be expected to have, a Material Adverse Effect which fact has not been set forth herein, in the financial statements of the Credit Parties furnished to the Administrative Agent and/or the Lenders, or in any certificate, opinion or other written statement made or furnished by or on behalf of the Credit Parties to the Administrative Agent and/or the Lenders.
     Section 3.24 Material Contracts.
     Schedule 3.24 sets forth a complete and accurate list of all Material Contracts of the Credit Parties and their Subsidiaries in effect as of the Closing Date. Other than as set forth in Schedule 3.24, each such Material Contract is, and after giving effect to the Transactions will be, in full force and effect in accordance with the terms thereof. The Credit Parties and their Subsidiaries have made available to the Administrative Agent a true and complete copy of each Material Contract requested by the Administrative Agent. Schedule 3.24 may be updated from time to time by the Borrower to include new Material Contracts by giving written notice thereof to the Administrative Agent.
     Section 3.25 Insurance.
     The insurance coverage of the Credit Parties and their Subsidiaries as of the Closing Date is outlined as to carrier, policy number, expiration date, type and amount on Schedule 3.25 and such insurance coverage complies with the requirements set forth in Section 5.5(b).
     Section 3.26 Security Documents.
     The Security Documents create valid security interests in, and Liens on, the Collateral purported to be covered thereby, which security interests and Liens are currently (or will be,

upon the execution of control agreements with respect to deposit and securities accounts and the filing or recording of appropriate financing statements, Mortgage Instruments and notices of grants of security interests in Intellectual Property, in each case in favor of the Administrative Agent on behalf of the Secured Parties) perfected security interests and Liens, prior to all other Liens other than Permitted Liens.
     Section 3.27 Regulation H.
     No Mortgaged Property is a Flood Hazard Property, unless the requirements of Section 4.1(e)(v) have been satisfied with respect to such Mortgaged Property.
     Section 3.28 Classification of Senior Indebtedness.
     The Credit Party Obligations constitute “Senior Indebtedness” under and as defined in any agreement governing any Subordinated Debt (including, without limitation, the Existing Subordinated Notes) and the subordination provisions set forth in each such agreement are legally valid and enforceable against the parties thereto.
     Section 3.29 Anti-Terrorism Laws.
     Neither any Credit Party nor any of its Subsidiaries is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended. Neither any Credit Party nor any or its Subsidiaries is in violation of (a) the Trading with the Enemy Act, as amended, (b) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the Patriot Act. None of the Credit Parties (i) is a blocked person described in Section 1 of the Anti-Terrorism Order or (ii) to the best of its knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.
     Section 3.30 Compliance with OFAC Rules and Regulations.
     None of the Credit Parties or their Subsidiaries or their respective Affiliates (a) is a Sanctioned Person, (b) has more than 15% of its assets in Sanctioned Countries, or (c) derives more than 15% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Countries. No part of the proceeds of any Extension of Credit hereunder will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.
     Section 3.31 Compliance with FCPA.
     Each of the Credit Parties and their Subsidiaries is in compliance with the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., and any foreign counterpart thereto. None of the Credit Parties or their Subsidiaries has made a payment, offering, or promise to pay, or authorized the payment of, money or anything of value (a) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (b) to a foreign official, foreign political party or party official or any candidate for foreign political office, and (c) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to such Credit Party or its Subsidiary or to any other Person, in violation of the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq.
     Notwithstanding any term of this Article III (or the definition of any defined term used in this Article III) to the contrary and notwithstanding the status of any Permitted Real Estate Entity as a consolidated Subsidiary of the Borrower, the representations and warranties set forth in this Article III (other than the representations and warranties set forth in Sections 3.2 and 3.6 and the defined terms used in such Sections) shall not apply to or be construed to include any Permitted Real Estate Entity unless such Permitted Real Estate Entity is a Guarantor hereunder.
ARTICLE IV
CONDITIONS PRECEDENT
     Section 4.1 Conditions to Closing Date.
     This Credit Agreement shall become effective upon, and the obligation of each Lender to make the initial Revolving Loans, Term Loans and Swingline Loans on the Closing Date and to fund its Credit-Linked Deposit is subject to, the satisfaction of the following conditions precedent:
     (a) Execution of Credit Agreement and Credit Documents. The Administrative Agent shall have received (i) counterparts of this Credit Agreement, (ii) for the account of each Lender with a Revolving Commitment requesting a promissory note, a Revolving Note, (iii) for the account of the Swingline Lender, the Swingline Note, (iv) for the account of each Credit-Linked Issuing Lender, a Credit-Linked Note, (v) counterparts of the Security Agreement and the Pledge Agreement and (vi) counterparts of any other Credit Document, in each case conforming to the requirements of this Credit Agreement and executed by duly authorized officers of the Credit Parties and the other parties thereto, as applicable.
     (b) Authority Documents. The Administrative Agent shall have received the following:
     (i) Articles of Incorporation; Partnership Agreement. Copies of the articles of incorporation, partnership agreement or other charter documents of each Credit Party certified to be true and complete as of a recent date by the appropriate governmental authority of the state of its organization or formation.
     (ii) Resolutions. Copies of resolutions of the board of directors of each Credit Party approving and adopting the Credit Documents and the Transactions and authorizing execution and delivery thereof, certified by an officer of such Credit Party as of the Closing Date to be true and correct and in force and effect as of such date.
     (iii) Bylaws. A copy of the bylaws or other operating agreement of each Credit Party certified by an officer of such Credit Party as of the Closing Date to be true and correct and in force and effect as of such date.
     (iv) Good Standing. Copies of (i) certificates of good standing, existence or its equivalent with respect to the each Credit Party certified as of a recent date by the appropriate governmental authorities of the state of incorporation and each other state in which the failure of such Credit Party to be qualified to do business could reasonably be expected to have a Material Adverse Effect and (ii) to the extent readily available, a certificate indicating payment of all corporate and other franchise taxes certified as of a recent date by the appropriate governmental taxing authorities.
     (v) Incumbency. An incumbency certificate of each Credit Party certified by a secretary or assistant secretary to be true and correct as of the Closing Date.
     Each officer’s certificate delivered pursuant to this Section 4.1(b) shall be substantially in the form of Schedule 4.1(b) hereto.
     (c) Legal Opinions of Counsel. The Administrative Agent shall have received an opinion or opinions of counsel for the Credit Parties, dated as of the Closing Date and addressed to the Administrative Agent and the Lenders, in form and substance acceptable to the Administrative Agent.
     (d) Personal Property Collateral. The Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent:
     (i) searches of UCC filings in the jurisdiction of the chief executive office and jurisdiction of formation of each Credit Party and each jurisdiction where any Collateral is located or where a filing would need to be made in order to perfect the Administrative Agent’s security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens and Liens that are to be terminated on the Closing Date;
     (ii) UCC financing statements for each appropriate jurisdiction as is necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the Collateral;
     (iii) searches of ownership of Intellectual Property in the appropriate governmental offices;

     (iv) such patent/trademark/copyright filings as requested by the Administrative Agent in order to perfect the Administrative Agent’s security interest in the Intellectual Property;
     (v) all stock certificates, if any, evidencing the Capital Stock pledged to the Administrative Agent pursuant to the Pledge Agreement, together with duly executed in blank undated stock powers attached thereto;
     (vi) all instruments and chattel paper in the possession of any of the Credit Parties, together with allonges or assignments as may be necessary or appropriate to perfect the Administrative Agent’s security interest in the Collateral;
     (vii) duly executed consents as are necessary, in the Administrative Agent’s sole discretion, to perfect the Lenders’ security interest in the Collateral; and
     (viii) such duly executed account control agreements as requested by the Administrative Agent with respect to Collateral for which a control agreement is required for perfection of the Administrative Agent’s security interest under the Uniform Commercial Code.
     (e) Real Property Collateral. The Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent:
     (i) fully executed and notarized Mortgage Instruments or amendments to Mortgaged Instruments, as the case may be, encumbering the Mortgaged Properties (and assigning the leases and rents with respect to such Mortgaged Properties) listed in Schedule 1.1(e);
     (ii) a title report obtained by the Credit Parties in respect of each of the Mortgaged Properties listed in Schedule 1.1(e);
     (iii) a Mortgage Policy with respect to each of the Mortgaged Properties listed in Schedule 1.1(e);
     (iv) an appraisal from an appraiser selected by the Administrative Agent;
     (v) evidence as to (A) whether any Mortgaged Property listed in Schedule 1.1(e) is in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards (a “Flood Hazard Property”) and (B) if any such Mortgaged Property is a Flood Hazard Property, (1) whether the community in which such Mortgaged Property is located is participating in the National Flood Insurance Program, (2) the applicable Credit Party’s written acknowledgment of receipt of written notification from the Administrative Agent

(x) as to the fact that such Mortgaged Property is a Flood Hazard Property and (y) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (z) copies of insurance policies or certificates of insurance of the Credit Parties evidencing flood insurance reasonably satisfactory to the Administrative Agent and naming the Administrative Agent as sole loss payee on behalf of the Lenders;
     (vi) to the extent available or otherwise required by the Administrative Agent in its reasonable discretion, a survey of each of the Mortgaged Properties listed in Schedule 1.1(e) to the extent such survey is required to delete any standard survey exception in the Mortgage Policy with respect to such Mortgaged Property;
     (vii) to the extent available or otherwise required by the Administrative Agent in its reasonable discretion, a Phase I environmental report (and, if necessary, Phase II environmental report) or other environmental report acceptable to the Administrative Agent with respect to each of the Mortgaged Properties listed in Schedule 1.1(e); and
     (viii) an opinion of counsel to the Credit Parties for each jurisdiction in which the Mortgaged Properties are located.
     (f) Liability and Casualty Insurance. The Administrative Agent shall have received copies of insurance policies or certificates of insurance evidencing liability and casualty insurance (including, but not limited to, business interruption insurance) meeting the requirements set forth herein or in the Security Documents. The Administrative Agent shall be named as loss payee on all casualty insurance policies and as additional insured on all liability insurance policies, in each case for the benefit of the Lenders.
     (g) Solvency Certificate. The Administrative Agent shall have received an officer’s certificate prepared by the chief financial officer of the Borrower as to the financial condition, solvency and related matters of each of the Credit Parties and the Credit Parties and their Significant Subsidiaries taken as a whole, after giving effect to the initial borrowings under the Credit Documents, in substantially the form of Schedule 4.1(g) hereto.
     (h) Account Designation Letter. The Administrative Agent shall have received the executed Account Designation Letter in the form of Schedule 1.1(a) hereto.
     (i) Organizational Structure. The corporate and capital and ownership structure of the Credit Parties and their Subsidiaries (after giving effect to the Transactions) shall be as described in Schedule 3.12. The Administrative Agent shall be satisfied with the management structure, legal structure, voting control, liquidity, total leverage and total capitalization of the Credit Parties and their Significant Subsidiaries after giving effect to the Transactions.

     (j) Consents. The Administrative Agent shall have received evidence that all boards of directors, governmental, shareholder and material third party consents and approvals necessary in connection with the Transactions have been obtained and all applicable waiting periods have expired without any action being taken by any authority that could restrain, prevent or impose any material adverse conditions on such transactions or that could seek or threaten any of the foregoing.
     (k) Compliance with Laws. The Transactions shall be in compliance with all applicable laws and regulations (including all applicable securities and banking laws, rules and regulations).
     (l) Bankruptcy. There shall be no bankruptcy or insolvency proceedings with respect to Credit Parties or any of their Subsidiaries.
     (m) Existing Indebtedness of the Credit Parties. All of the existing Indebtedness for borrowed money of the Borrower and its Subsidiaries (other than Indebtedness permitted to exist pursuant to Section 6.1) shall be repaid in full and all security interests related thereto shall be terminated on the Closing Date.
     (n) Financial Statements. The Administrative Agent and the Lenders shall have received copies of the financial statements referred to in Section 3.1 hereof, each in form and substance satisfactory to it.
     (o) No Material Adverse Change. Since November 30, 2006, there shall not have occurred any event or development that has had or could reasonably be expected to have a Material Adverse Effect.
     (p) Financial Condition Certificate. The Administrative Agent shall have received a certificate or certificates executed by a Responsible Officer of the Borrower as of the Closing Date stating that (i) no pending litigation or investigation exists affecting or relating to (x) any Credit Party or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect, that has not been settled, dismissed, vacated, discharged or terminated prior to the Closing Date or (y) this Agreement or the other Credit Documents that have not been settled, dismissed, vacated, discharged or terminated prior to the Closing Date and (ii) immediately after giving effect to this Credit Agreement, the other Credit Documents, and all the Transactions contemplated to occur on such date, (A) no Default or Event of Default exists, (B) all representations and warranties contained herein and in the other Credit Documents (i) that contain a materiality qualification shall be true and correct and (ii) that do not contain a materiality qualification shall be true and correct in all material respects, and (C) the Credit Parties are in pro forma compliance with each of the initial financial covenants set forth in Section 5.9 (as evidenced through detailed calculations of such financial covenants on a schedule to such certificate) as of May 31, 2007.

     (q) Total Funded Debt. The Administrative Agent shall have received evidence that, immediately after giving effect to the Transactions, Total Funded Debt is less than or equal to $455,000,000.
     (r) Consolidated EBITDAP. The Administrative Agent shall have received evidence reasonably satisfactory thereto provided by the Credit Parties that Consolidated EBITDAP is not less than $89,000,000 for the twelve (12) month period ending as of February 28, 2007.
     (s) Patriot Act Certificate. At least five (5) Business Days prior to the Closing Date, the Administrative Agent shall have received a certificate satisfactory thereto, substantially in the form of Schedule 4.1(s), for benefit of itself and the Lenders, provided by the Borrower that sets forth information required by the Patriot Act including, without limitation, the identity of the Credit Parties, the name and address of the Credit Parties and other information that will allow the Administrative Agent or any Lender, as applicable, to identify the Credit Parties in accordance with the Patriot Act.
     (t) Fees. The Administrative Agent and the Lenders shall have received all fees, if any, owing pursuant to the Fee Letter and Section 2.7.
     (u) Additional Matters. All other documents and legal matters in connection with the Transactions shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel.
     Section 4.2 Conditions to All Extensions of Credit.
     The obligation of each Lender to make any Extension of Credit (other than the obligation of each Lender to fund its portion of a Mandatory LOC Borrower or a Mandatory Swingline Borrower, which shall be governed by the terms of Section 2.2 and Section 2.3, respectively) hereunder is subject to the satisfaction of the following conditions precedent on the date of making such Extension of Credit:
     (a) Representations and Warranties. The representations and warranties made by the Credit Parties herein, in the Security Documents or which are contained in any certificate furnished at any time under or in connection herewith (i) that contain a materiality qualification shall be true and correct on and as of the date of such Extension of Credit as if made on and as of such date (except for those which expressly relate to an earlier date) and (ii) that do not contain a materiality qualification shall be true and correct in all material respects on and as of the date of such Extension of Credit as if made on and as of such date (except for those which expressly relate to an earlier date).
     (b) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Extension of Credit to be made on such date unless such Default or Event of Default shall have been waived in accordance with this Credit Agreement.

     (c) Compliance with Commitments. Immediately after giving effect to the making of any such Extension of Credit (and the application of the proceeds thereof), (i) the sum of the aggregate principal amount of outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding Revolving LOC Obligations shall not exceed the Revolving Committed Amount then in effect, (ii) the Revolving LOC Obligations shall not exceed the Revolving LOC Committed Amount, (iii) the Swingline Loans shall not exceed the Swingline Committed Amount and (iv) the sum of the aggregate principal amount of the outstanding Term Loans plus outstanding Credit-Linked LOC Obligations shall not exceed the Credit-Linked Committed Amount.
     (d) Additional Conditions to Revolving Loans. If such Loan is made pursuant to Section 2.1, all conditions set forth in such Section shall have been satisfied.
     (e) Additional Conditions to Revolving Letters of Credit. If such Extension of Credit is made pursuant to Section 2.2, all conditions set forth in such Section shall have been satisfied.
     (f) Additional Conditions to Swingline Loans. If such Loan is made pursuant to Section 2.3, all conditions set forth in such Section shall have been satisfied.
     (g) Additional Conditions to Credit-Linked Letters of Credit. If such Extension of Credit is made pursuant to Section 2.5, all conditions set forth in such Section shall have been satisfied.
     Each request for an Extension of Credit and each acceptance by the Borrower of any such Extension of Credit shall be deemed to constitute a representation and warranty by the Borrower as of the date of such Extension of Credit that the applicable conditions in paragraphs (a) through (g) of this Section have been satisfied.
ARTICLE V
AFFIRMATIVE COVENANTS
     The Credit Parties hereby covenant and agree that on the Closing Date, and thereafter for so long as this Credit Agreement is in effect and until the Commitments have terminated and the Credit Party Obligations under the Credit Documents have been paid in full, the Credit Parties shall, and shall cause each of their Subsidiaries and the Permitted Real Estate Entities to:
     Section 5.1 Financial Statements.
     Furnish to the Administrative Agent and each of the Lenders:
     (a) Annual Financial Statements. As soon as available after the end of each fiscal year of the Borrower (commencing with the fiscal year ending November 30, 2007), but in any event on or before the earlier of (i) the date the Borrower is required to file its annual financial statements on Form 10-K with the SEC and (ii) the date that is ninety (90) days after the end of such fiscal year, a copy of (A) the Borrower’s annual financial statements on Form 10-K as filed with the SEC or (B) the consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and retained earnings and of cash flows of the Borrower and its consolidated Subsidiaries for such year, audited by a firm of independent certified public accountants reasonably acceptable to the Administrative Agent, setting forth in each case in comparative form the figures for the preceding fiscal year, reported on without a “going concern” or like qualification or exception, or qualification indicating that the scope of the audit was inadequate to permit such independent certified public accountants to certify such financial statements without such qualification; provided that if any Permitted Real Estate Entity is not or ceases to be a consolidated Subsidiary of the Borrower, the Borrower shall furnish to the Administrative Agent and each of the Lenders annual audited financial statements for such Permitted Real Estate Entity in accordance with time limits and other terms set forth above;
     (b) Quarterly Financial Statements. As soon as available after the end of each of the first three fiscal quarters of the Borrower, but in any event on or before the earlier of (i) the date the Borrower is required to file its quarterly financial statements on Form 10-Q with the SEC and (ii) the date that is forty-five (45) days after the end of such fiscal quarter, a copy of (A) the Borrower’s quarterly financial statements on Form 10-Q as filed with the SEC or (B) a company-prepared consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such period and related company-prepared consolidated statements of income and retained earnings and of cash flows for the Borrower and its consolidated Subsidiaries for such quarterly period and for the portion of the fiscal year ending with such period, in each case setting forth in comparative form the figures for the corresponding period or periods of the preceding fiscal year (subject to normal recurring year-end audit adjustments); provided that if any Permitted Real Estate Entity ceases to be a consolidated Subsidiary of the Borrower, the Borrower shall furnish to the Administrative Agent and each of the Lenders quarterly financial statements for such Permitted Real Estate Entity in accordance with time limits and other terms set forth above; and
     (c) Annual Financial Plans. (i) Concurrently with the delivery of the financial statements referred to in clause (a) above, a consolidated budget and cash flow projections prepared on a quarterly basis of the Borrower and its consolidated Subsidiaries for the following fiscal year, and (ii) as soon as practicable, a combined budget and cash flow projections for the Permitted Real Estate Entities taken as a whole for the following fiscal year, in each case, in form and detail reasonably acceptable to the Administrative Agent, such budget to be prepared by the Borrower in a manner consistent with GAAP and to include an operating and capital budget and a summary of the material assumptions made in the preparation of such budget. Such budget shall be accompanied by a certificate of the treasurer or chief financial officer of the Borrower to the effect that the budgets and other financial data are based on reasonable estimates and assumptions, all of which such officer believes are fair in light of the conditions which existed at the time the budget was made, have been prepared on the basis of the assumptions stated

therein, and reflect, as of the time so furnished, the reasonable estimate of the Borrower and its consolidated Subsidiaries of the budgeted results of the operations and other information budgeted therein;
all such financial statements referred to in subsections (a) and (b) above shall (i) fairly present in all material respects the financial condition and results from operations of the entities and for the periods specified and to be prepared in reasonable detail and in accordance with GAAP (subject, in the case of interim statements, to normal recurring year-end audit adjustments) applied consistently throughout the periods reflected therein and further accompanied by a description of, and an estimation of the effect on the financial statements on account of, any change in the application of accounting principles as provided in Section 1.3, if applicable and (ii) be deemed delivered for purposes of the Section 5.1 when such financial statements are delivered to the SEC.
     Section 5.2 Certificates; Other Information.
     Furnish to the Administrative Agent and each of the Lenders, to the extent not publicly available through filings under the Securities Exchange Act of 1934:
     (a) concurrently with the delivery of the financial statements referred to in Section 5.1(a) above, a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;
     (b) concurrently with the delivery of the financial statements referred to in Sections 5.1(a) and 5.1(b) above, a certificate of a Responsible Officer substantially in the form of Schedule 5.2(b) (i) stating that (A) such financial statements present fairly the financial position of the Borrower and its consolidated Subsidiaries for the periods indicated in conformity with GAAP applied on a consistent basis, (B) to the knowledge of such Responsible Officer, each of the Credit Parties during such period observed or performed in all material respects all of its covenants and other agreements, and satisfied in all material respects every condition, contained in this Credit Agreement to be observed, performed or satisfied by it, and (C) such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) providing calculations in reasonable detail required to indicate compliance with Section 5.9 as of the last day of such period, which calculations shall include detail regarding all material adjustments and amounts added back in determining Consolidated EBITDAP;
     (c) within thirty (30) days after the same are sent, copies of all financial statements and reports (other than those otherwise provided pursuant to Section 5.1 and those which are of a promotional nature) and other financial information which the Borrower sends to its shareholders;

     (d) within one hundred (100) days after the end of each fiscal year of the Borrower, a certificate containing information regarding (i) the calculation of Excess Cash Flow and (ii) the amount of all Asset Dispositions, Debt Issuances, and Equity Issuances that were made during the prior fiscal year and amounts received in connection with any Recovery Event during the prior fiscal year;
     (e) promptly upon receipt thereof, a copy or summary of any other report, or “management letter” submitted or presented by independent accountants to the Borrower or any of its Significant Subsidiaries in connection with any annual, interim or special audit of the books of such Person;
     (f) promptly upon their becoming available, copies of any material non-routine correspondence or official notices received by the Credit Parties or any of their Subsidiaries from any federal, state or local governmental authority which regulates the operations of the Credit Parties and their Significant Subsidiaries; and
     (g) promptly, such additional financial and other information as the Administrative Agent, on behalf of any Lender, may from time to time reasonably request.
Documents required to be delivered pursuant to Section 5.1(a) or Section 5.1(b) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date received by the Administrative Agent by electronic mail with all relevant attachments. The Administrative Agent may post such documents on the Borrower’s behalf on Syndtrak, Intralinks or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Borrower shall deliver paper copies of such documents to the Administrative Agent upon its request. Notwithstanding anything contained herein, (A) the Borrower shall be entitled to deliver the compliance certificate required by Section 5.2(b) by electronic mail and if so delivered shall be deemed to have been delivered on the date received by the Administrative Agent by electronic mail with all relevant attachments, and (B) whether or not delivery of any compliance certificate required by Section 5.2(b) is effected pursuant to the preceding clause (A), the Borrower shall be required to provide paper copies of the compliance certificates required by Section 5.2(b) to the Administrative Agent.
     Section 5.3 Payment of Taxes; Other Obligations; Performance of Certain Other Agreements.
     Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, in accordance with industry practice (subject, where applicable, to specified grace periods) all its material taxes (Federal, state, local and any other taxes) and other obligations and liabilities of whatever nature and any additional costs that are imposed as a result of any failure to so pay, discharge or otherwise satisfy such taxes, obligations and liabilities, except when the amount or validity of any such taxes, obligations and liabilities is currently being contested in good faith by appropriate proceedings and reserves, if applicable, in conformity with GAAP with respect thereto have been provided on the books of the Credit Parties. Except as otherwise provided below, each Credit Party shall faithfully keep and perform, or cause to be kept and performed, all of the covenants, conditions, and agreements contained in each material lease (including any equipment lease), rental agreement, management contract, franchise agreement, construction contract, technical services agreement or other material contract, license or permit, now or hereafter existing, on the part of such Credit Party to be kept and performed with respect to such Person’s real property subject to any Mortgage Instrument (including performance of all covenants to be performed under any and all leases of such real property or any part thereof) and shall at all times use commercially reasonable efforts to enforce, with respect to each other party to said agreements, all obligations, covenants and agreements by such other party to be performed thereunder; provided that a Credit Party shall not have any obligation under this Section 5.3 unless such Credit Party’s performance or breach of its obligations with respect to any such covenants, conditions or agreements could reasonably be expected to have a Material Adverse Effect. Subject to the terms of Section 6.8, nothing in this Section 5.3 should be interpreted or construed to impose any limit on the ability of any Credit Party to modify, amend or terminate any such agreements without prior notice to or consent of the Agent or the Lenders, so long as any such modification, amendment or termination could not reasonably be expected to have a Material Adverse Effect. In the event of any conflict between the provisions of this Section 5.3 and the provisions of any Mortgage Instrument, the provisions of this Section 5.3 shall control.
     Section 5.4 Conduct of Business and Maintenance of Existence.
     Continue to engage in business of the same general type as now conducted by it on the Closing Date and preserve, renew and keep in full force and effect its existence and good standing take all reasonable action to maintain all rights, privileges and franchises necessary in the normal conduct of its business; comply with all Contractual Obligations and Requirements of Law applicable to it except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
     Section 5.5 Maintenance of Property; Insurance.
     (a) Keep all material property useful and necessary in its business in good working order and condition (ordinary wear and tear and obsolescence excepted).
     (b) Maintain with financially sound and reputable insurance companies insurance on all its property (including without limitation its tangible Collateral) in at least such amounts and against at least such risks as are usually insured against in the same geographical area by companies engaged in the same or a similar business (including, without limitation, business interruption insurance); and furnish to the Administrative Agent, upon written request, full information as to the insurance carried. Other than with respect to insurance of a Permitted Real Estate Entity, the Administrative Agent shall be named as loss payee or mortgagee, as its interest may appear, and the Administrative Agent shall be named as an additional insured with respect to any such insurance providing coverage in respect of any Collateral, and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it will give the Administrative Agent thirty (30) days prior written notice before any such policy or policies shall be altered or canceled, and that no act or default of any Credit Party or any other Person shall affect the rights of the Administrative Agent or the Lenders under such policy or policies.
     (c) In case of any material loss, damage to or destruction of the Collateral of any Credit Party or any part thereof, such Credit Party shall promptly give written notice thereof to the Administrative Agent generally describing the nature and extent of such damage or destruction. In case of any loss, damage to or destruction of the Collateral of any Credit Party or any part thereof, such Credit Party, whether or not the insurance proceeds, if any, received on account of such damage or destruction shall be sufficient for that purpose, at such Credit Party’s cost and expense, will promptly repair or replace the Collateral of such Credit Party so lost, damaged or destroyed unless such Credit Party shall have reasonably determined that such repair or replacement of the affected Collateral is not economically feasible or is not deemed in the best business interest of such Credit Party.
     Section 5.6 Inspection of Property; Books and Records; Discussions.
     Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its businesses and activities; and permit, during regular business hours and upon reasonable notice by the Administrative Agent or any Lender, the Administrative Agent or any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time, upon reasonable notice and as often as may reasonably be desired, and to discuss the business, operations, properties and financial and other condition of the Credit Parties with officers and employees of the Credit Parties and with their independent certified public accountants (a representative of the Borrower may be present at any such meeting with the independent certified public accountants).
     Section 5.7 Notices.
     (a) Promptly after any Credit Party obtains actual knowledge thereof, provide written notice to the Administrative Agent (which shall transmit such notice to each Lender as soon as practicable) of the occurrence of any Default or Event of Default.
     (b) Promptly (but in no event later than two (2) Business Days after any Credit Party obtains actual knowledge thereof) provide written notice of the following to the Administrative Agent (which shall transmit such notice to each Lender as soon as practicable):
     (i) the occurrence of any default or event of default under any Contractual Obligation of any of the Credit Parties which could reasonably be expected to have a Material Adverse Effect or involve a monetary claim that could reasonably be expected to result in liability to the Credit Parties in excess of $5,000,000;
     (ii) any litigation, or any investigation or proceeding (A) affecting any of the Credit Parties which, if adversely determined, could reasonably be expected to have a Material Adverse Effect or (B) affecting or with respect to this Credit Agreement or any other Credit Document;
     (iii) (A) the occurrence or expected occurrence of any Reportable Event with respect to any Plan, a failure to make any material required contribution to a Plan, the creation of any Lien in favor of the PBGC (other than a Permitted Lien) or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (B) the institution of proceedings or the taking of any other action by the PBGC or any Credit Party or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the terminating, Reorganization or Insolvency of, any Plan;
     (iv) any notice of any material violation received by any Credit Party from any Governmental Authority including, without limitation, any notice of material violation of Environmental Laws;
     (v) any labor controversy that has resulted in, or threatens to result in, a strike or other work action against any Credit Party which could reasonably be expected to have a Material Adverse Effect;
     (vi) any attachment, judgment, lien, levy or order exceeding $2,500,000 shall be assessed against any Credit Party other than Permitted Liens;
     (vii) any of the events described in Section 7.1(f) with respect to a Subsidiary that is not a Significant Subsidiary; and
     (viii) any other development or event which could reasonably be expected to have a Material Adverse Effect.
     Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto. In the case of any notice of a Default or Event of Default, the Borrower shall specify that such notice is a Default or Event of Default notice on the face thereof.
     Section 5.8 Environmental Laws.
     (a) Comply in all material respects with all applicable Environmental Laws and obtain and comply in all material respects with and maintain any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental

Laws except, in each case, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
     (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not reasonably be expected to have a Material Adverse Effect.
     (c) Defend, indemnify and hold harmless the Administrative Agent and the Lenders, and their respective employees, agents, officers and directors, from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Credit Parties or the Properties, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence, unlawful acts or willful misconduct of the party seeking indemnification therefor. The agreements in this paragraph shall survive repayment of the Notes and all other amounts payable hereunder.
     Section 5.9 Financial Covenants.
     Commencing on the day immediately following the Closing Date, each of the Credit Parties shall, and shall cause each of its Subsidiaries to, comply with the following financial covenants (which shall be calculated on a quarterly basis in connection with the delivery of the quarterly compliance certificate required by Section 5.2(b)):
     (a) Leverage Ratio. The Leverage Ratio during the following periods shall be less than or equal to:

Period	Maximum Ratio
Closing Date through November 30, 2009	5.75 to 1.0
December 1, 2009 and thereafter	5.50 to 1.0
     (b) Interest Coverage Ratio. The Interest Coverage Ratio shall be greater than or equal 2.25 to 1.0.
     Notwithstanding the above, the parties hereto acknowledge and agree that, for purposes of all calculations made in determining compliance for any applicable period with the financial covenants set forth in this Section 5.9, after consummation of any Permitted Acquisition, (A) income statement items and other balance sheet items (whether positive or negative) attributable to the Target acquired in such transaction shall be included in such calculations to the extent relating to such applicable period, subject to adjustments mutually acceptable to the Borrower and the Administrative Agent and (B) Indebtedness of a Target which is retired in connection with a Permitted Acquisition shall be excluded from such calculations and deemed to have been retired as of the first day of such applicable period.
     Section 5.10 Additional Guarantors.
     Except as provided in Section 5.16 of this Credit Agreement, the Credit Parties will cause each of their Material Domestic Subsidiaries, whether newly formed, after acquired or otherwise existing, to promptly (and in any event within thirty (30) days after such Material Domestic Subsidiary is formed or acquired (or such longer period of time as agreed to by the Administrative Agent in its reasonable discretion)) become a Guarantor hereunder by way of execution of a Joinder Agreement or other guaranty agreement in form and substance satisfactory to the Administrative Agent. In connection therewith, the Credit Parties shall give notice to the Administrative Agent not less than ten (10) days prior to creating a Material Domestic Subsidiary (or such shorter period of time as agreed to by the Administrative Agent in its reasonable discretion), or acquiring the Capital Stock of any other Person. The Credit Party Obligations shall be secured by, among other things, a first priority perfected security interest in the Collateral of such new Guarantor and a pledge of 100% of the Capital Stock owned by a Credit Party of such new Guarantor and its Domestic Subsidiaries and 65% (or such higher percentage that would not result in adverse tax consequences for the Borrower or such new Guarantor) of the voting Capital Stock and 100% of the non-voting Capital Stock of its first-tier Foreign Subsidiaries. In connection with the foregoing, the Credit Parties shall deliver to the Administrative Agent, with respect to each new Guarantor to the extent applicable, substantially the same documentation required pursuant to Sections 4.1(b)-(f) and 5.12 and such other documents or agreements as the Administrative Agent may reasonably request.
     Section 5.11 Compliance with Law.
     Comply with all laws, rules, regulations and orders, and all applicable restrictions imposed by all Governmental Authorities, applicable to it and its property if noncompliance with any such law, rule, regulation, order or restriction could reasonably be expected to have a Material Adverse Effect.
     Section 5.12 Pledged Assets.
     (a) Each Credit Party (other than a Permitted Real Estate Entity) will cause (i) 100% of the Capital Stock owned by it of each of its direct or indirect Material Domestic Subsidiaries (other than any Permitted Real Estate Entity) and 100% of the Capital Stock owned by it of each of its first-tier Material Foreign Subsidiaries (not to exceed 65% of the aggregate Capital Stock of such Material Foreign Subsidiary) and (ii) 100% of the Capital Stock owned by the Borrower or any of its Subsidiaries of any Permitted Real Estate Entity to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Security Documents or such other security documents as the Administrative Agent shall reasonably request.

     (b) If, subsequent to the Closing Date, a Credit Party (other than a Permitted Real Estate Entity) shall acquire any real property or any securities, instruments, chattel paper or other personal property required for perfection to be delivered to the Administrative Agent as Collateral hereunder or under any of the Security Documents, the Borrower shall promptly (and in any event within three (3) Business Days) after any Responsible Officer of a Credit Party acquires knowledge of same notify the Administrative Agent of same. Each Credit Party shall, and shall cause each of its Subsidiaries to, take such action at its own expense as reasonably requested by the Administrative Agent (including, without limitation, any of the actions described in Section 4.1(d) or (e) hereof) to ensure that the Administrative Agent has a first priority perfected Lien to secure the Credit Party Obligations (subject to Permitted Liens) in (i) all personal property of the Credit Parties located in the United States (including, without limitation, take all actions necessary under the Federal Assignment of Claims Act to ensure the Administrative Agent has a first priority perfected Lien on any government receivables), (ii) to the extent deemed to be material by the Administrative Agent or the Required Lenders in its or their reasonable discretion, all other personal property of the Credit Parties, subject in each case only to Permitted Liens, and (iii) to the extent deemed to be material by the Administrative Agent or the Required Lenders in its or their reasonable discretion, such real property of the Credit Parties located in the United States. Each Credit Party shall, and shall cause each of its Subsidiaries to, adhere to the covenants regarding the location of personal property as set forth in the Security Documents.
     Section 5.13 Covenants Regarding Patents, Trademarks and Copyrights.
     (a) Concurrently with the delivery of quarterly and annual financial statements of the Borrower pursuant to Sections 5.1 and 5.2 hereof, the Borrower shall notify the Administrative Agent if it knows or has reason to know that any application, letters patent or registration relating to any material Patent, Patent License, Trademark or Trademark License of the Credit Parties or any of their Subsidiaries may become abandoned, or of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office or any court) regarding the Borrower’s or any of its Subsidiary’s ownership of any material Patent or Trademark, its right to patent or register the same, or to enforce, keep and maintain the same, or its rights under any material Patent License or Trademark License.
     (b) Concurrently with the delivery of quarterly and annual financial statements of the Borrower pursuant to Sections 5.1 and 5.2 hereof, the Borrower shall notify the Administrative Agent after it knows or has reason to know of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in any court) regarding any material Copyright or Copyright License of the Credit Parties or any of their Subsidiaries, whether (i) such material Copyright or Copyright License may become invalid or unenforceable prior to its expiration or termination, or (ii) the Borrower’s or any of its Subsidiary’s ownership of such material Copyright, its right to register the same or to enforce, keep and maintain the same, or its rights under such material Copyright License, may become affected.
(c)  (i) Concurrently with the delivery of quarterly and annual financial statements of the Borrower pursuant to Sections 5.1 and 5.2 hereof, the Borrower shall notify the Administrative Agent of any filing by any Credit Party or any of its Subsidiaries (other than a Permitted Real Estate Entity), either itself or through any agent, employee, licensee or designee, of any application for registration of any Intellectual Property (other than Intellectual Property of de minimus value) with the United States Copyright Office or United States Patent and Trademark Office or any similar office or agency in any other country or any political subdivision thereof.
     (ii) Concurrently with the delivery of quarterly and annual financial statements of the Borrower pursuant to Sections 5.1 and 5.2 hereof, the Borrower shall provide the Administrative Agent and its counsel a complete and correct list in all material respects of all new Copyright Licenses, Patent Licenses and Trademark Licenses (other than Copyright Licenses, Patent Licenses and Trademark Licenses of de minimus value) not previously disclosed on Schedule 3.16 or otherwise disclosed to the Administrative Agent pursuant to this Section 5.13(c)(ii).
     (iii) Upon request of the Administrative Agent, the Borrower shall execute and deliver any and all agreements, instruments, documents, and papers as the Administrative Agent may reasonably request to evidence the Administrative Agent’s security interest in the Intellectual Property and the general intangibles (other than Intellectual Property of de minimus value) referred to in clauses (i) and (ii), including, without limitation, the goodwill of the Borrower or its Subsidiaries relating thereto or represented thereby (or such other Intellectual Property or the general intangibles relating thereto or represented thereby as the Administrative Agent may reasonably request).
     (d) The Credit Parties and their Subsidiaries will take all necessary actions, including, without limitation, in any proceeding before the United States Patent and Trademark Office or the United States Copyright Office, to maintain each material item of Intellectual Property of the Credit Parties and their Subsidiaries, including, without limitation, payment of maintenance fees, filing of applications for renewal, affidavits of use, affidavits of incontestability and opposition, interference and cancellation proceedings; provided that the Credit Parties shall have the right to abandon any item of Intellectual Property which the Borrower determines is no longer of significant value or useful or necessary to the business of the Borrower and its Subsidiaries.
     (e) In the event that any Credit Party becomes aware that any material Intellectual Property is infringed, misappropriated or diluted by a third party in any material respect, the Credit Parties shall notify the Administrative Agent promptly after it learns thereof and shall, unless the Credit Parties shall reasonably determine that such

Intellectual Property is not material to the business of the Credit Parties and their Subsidiaries taken as a whole or as to which the Credit Parties reasonably conclude that the cost of such proceeding or its likelihood of success does not justify its prosecution, promptly sue for infringement, misappropriation or dilution and to recover any and all damages for such infringement, misappropriation or dilution, and take such other actions as the Credit Parties shall reasonably deem appropriate under the circumstances to protect such Intellectual Property.
     Section 5.14 Landlord Waivers.
     In the case of any personal property Collateral located at premises leased by a Credit Party, the Credit Parties will provide the Administrative Agent with such estoppel letters, consents and waivers from the landlords on such real property to the extent (a) requested by the Administrative Agent and (b) the Borrower is able to secure such letters, consents and waivers after using commercially reasonable efforts (such letters, consents and waivers shall be in form and substance reasonably satisfactory to the Administrative Agent).
     Section 5.15 Further Assurances/Post-Closing Covenants.
     (a) Public/Private Designation. The Borrower will cooperate with the Administrative Agent in connection with the publication of certain materials and/or information provided by or on behalf of the Borrower to the Administrative Agent and Lenders (collectively, “Information Materials”) pursuant to this Article V and will designate Information Materials (i) that are either available to the public or not material with respect to the Borrower and its Subsidiaries or any of their respective securities for purposes of United States federal and state securities laws, as “Public Information” and (ii) that are not Public Information as “Private Information”.
     (b) Further Assurances. Upon the reasonable request of the Administrative Agent, promptly perform or cause to be performed any and all acts and execute or cause to be executed any and all documents for filing under the provisions of the Uniform Commercial Code or any other Requirement of Law which are necessary or advisable to maintain in favor of the Administrative Agent, for the benefit of the Secured Parties, Liens on the Collateral that are duly perfected in accordance with the requirements of, or the obligations of the Credit Parties under, the Credit Documents and all applicable Requirements of Law.
     (c) Intellectual Property. Within sixty days (60) days after the Closing Date (or such extended period of time as agreed to by the Administrative Agent), to the extent required by the Administrative Agent, the Credit Parties shall provide evidence satisfactory to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, that all chain of title issues (including unreleased security interests related to Liens that have previously been terminated) with respect to the Intellectual Property have been corrected in the appropriate records of the United States Patent and Trademark Office.

     (d) Account Control Agreements. Within sixty (60) days after the Closing Date (or such extended period of time as agreed to by the Administrative Agent), the Credit Parties shall deliver to the Administrative Agent, to the extent required by Section 6.14 and not delivered to the Administrative Agent on or prior to the Closing Date, such duly executed account control agreements with respect to Collateral for which a control agreement is required for perfection of the Administrative Agent’s security interest under the Uniform Commercial Code.
     (e) Mortgage Documents. Within ninety (90) days after the Closing Date (or such extended period of time as agreed to by the Administrative Agent), the Administrative Agent shall have received all of the documentation required by Section 4.1(e) with respect to the real property located in Orange County, VA.
     Section 5.16 Permitted Real Estate Entities.
     (a) Designation. The Borrower may designate a Subsidiary as a Permitted Real Estate Entity (the “Initial Permitted Real Estate Entity”) in connection with the Initial Real Estate Transaction (as defined below). At any time and from time to time thereafter, the Borrower may designate one or more Subsidiaries as Permitted Real Estate Entities so long as the Borrower is in compliance with Section 6.1(k) of this Credit Agreement and clause (m) of the definition of “Permitted Investments” both before and after giving effect to such designation. Subject to clause (d) below, a Credit Party may own all or any portion of the Capital Stock and Voting Securities of a Permitted Real Estate Entity.
     (b) Guaranty Requirement. So long as a Permitted Real Estate Entity is not a guarantor under any Existing Subordinated Notes, any other Subordinated Debt, any senior notes or any other material Indebtedness of a Credit Party, such Permitted Real Estate Entity shall not be required to comply with Section 5.10 of this Credit Agreement and be a Guarantor hereunder.
     (c) Collateral Matters.
     (i) Prior to the first anniversary of the Closing Date, the real property set forth on Schedule 1.1(f) (as such schedule may be updated from time to time with the consent of the Administrative Agent) may be contributed (the “Initial Real Estate Transaction”) to the Initial Permitted Real Estate Entity and such Initial Real Estate Transaction shall not be subject to the Loan to Value Test; provided that to the extent the Initial Real Estate Transaction has not occurred prior to the first anniversary of the Closing Date, the Credit Parties will grant Liens to the Administrative Agent on certain owned real property set forth on Schedule 1.1(f) (as such schedule may be updated from time to time with the consent of the Administrative Agent) (and deliver such other documentation required by the Administrative Agent consistent with the requirements set forth in Section 4.1(e)) to secure the Credit Party Obligations, with exceptions to be determined by the Administrative Agent in its reasonable discretion;

     (ii) In addition to contributions set forth in clause (c)(i) above, the Credit Parties may make additional Permitted Real Estate Transfers subject to compliance by the Borrower with the Loan to Value Test (to the extent applicable) after giving effect to any such Permitted Real Estate Transfer.
     (iii) Liens in favor of the Administrative Agent with respect to real property owned by a Credit Party or a Permitted Real Estate Entity shall be released in connection with any Permitted Real Estate Transfers permitted by subclauses (i) and (ii) above.
     (d) Initial Ownership Requirement. Notwithstanding the foregoing clauses (a) – (c), the Credit Parties shall own collectively, more than 50% of the Capital Stock and Voting Securities of each Permitted Real Estate Entity (including the Initial Permitted Real Estate Entity) and each Subsidiary or other entity in which a Permitted Real Estate Entity holds directly or indirectly an ownership interest until approximately 2200 acres of the Rio Del Oro Property is subject to the issuance by the California Environmental Protection Agency, Department of Toxic Substances Control, of a certification of completion pursuant to that certain Imminent and/or Substantial Endangerment Determination and Consent dated June 30, 1994 or otherwise released pursuant thereto, in each case, on terms that do not materially adversely impact the value of such Property.
     Notwithstanding any term of this Article V (or the definition of any defined term used in this Article V) to the contrary and notwithstanding the status of any Permitted Real Estate Entity as a consolidated Subsidiary of the Borrower, the affirmative covenants set forth in this Article V (other than the covenants set forth in Sections 5.4, 5.8 and 5.11 and the defined terms used in such Sections) shall not apply to or be construed to include any Permitted Real Estate Entity unless such Permitted Real Estate Entity is a Guarantor hereunder.
ARTICLE VI
NEGATIVE COVENANTS
     The Credit Parties hereby covenant and agree that on the Closing Date, and thereafter for so long as this Credit Agreement is in effect and until the Commitments have terminated and the Credit Party Obligations under the Credit Documents have been paid in full, that:
     Section 6.1 Indebtedness.
     The Credit Parties will not, nor will they permit any Subsidiary or Permitted Real Estate Entity to, contract, create, incur, assume or permit to exist any Indebtedness, except:
     (a) Indebtedness arising or existing under this Credit Agreement and the other Credit Documents;

     (b) Indebtedness of the Credit Parties and their Subsidiaries existing as of the Closing Date as set forth on Schedule 6.1(b) and any renewals, refinancings or extensions thereof; provided, however, that (i) subject to clause (ii) below, the principal amount of such Indebtedness as renewed, refinanced or extended (as determined as of the date of the renewal, refinancing or extension of such Indebtedness in accordance with GAAP), does not exceed the principal amount of the Indebtedness refinanced thereby on such date plus costs and fees incurred in connection with such renewal, refinancing or extension, (ii) if such Indebtedness is owed by a Credit Party to a Subsidiary that is not a Credit Party, such Indebtedness shall not be repaid in cash or Cash Equivalents and shall not be renewed, extended, refinanced or replaced, (iii) the Weighted Average Life to Maturity of such Indebtedness is not decreased and (iv) in the case of any such Indebtedness, as renewed, refinanced or extended, which is in excess of $5,000,000, such Indebtedness is upon terms and subject to documentation which is in form and substance reasonably satisfactory to the Administrative Agent;
     (c) Indebtedness of the Credit Parties and their Subsidiaries (other than Permitted Real Estate Entities) incurred or acquired after the Closing Date consisting of Capital Leases or Indebtedness incurred to provide all or a portion of the purchase price or cost of construction of an asset; provided that (i) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing; and (ii) the aggregate amount of such Indebtedness outstanding at any time, together with Indebtedness outstanding and permitted by Section 6.1(d) (without double counting) shall not exceed $15,000,000;
     (d) Indebtedness of a Subsidiary of the Borrower issued and outstanding on or prior to the date on which such Subsidiary was acquired by the Borrower or a Subsidiary of the Borrower in a transaction constituting a Permitted Acquisition (other than Indebtedness issued as consideration in, or to provide all or any portion of the funds utilized to consummate such Permitted Acquisition) and any extension, renewal or replacement thereof (including costs and fees incurred in connection with such extension, renewal or replacement); provided, that the aggregate amount of such Indebtedness outstanding at any time shall not exceed $25,000,000;
     (e) Indebtedness of the Credit Parties and their Subsidiaries (other than the Permitted Real Estate Entities) pursuant to the Existing Subordinated Notes; provided that the Existing Subordinated Notes may be refinanced (including costs and fees) or extended so long as (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) the principal amount of such Existing Subordinated Notes will not be increased in connection with such refinancing or extension (except by an amount equal to the costs and fees incurred in connection with such refinancing or extension), (iii) the terms of the refinanced or extended notes shall be reasonably satisfactory to the Administrative Agent and shall be substantially similar or more favorable to the Credit Parties and their Subsidiaries (and the subordination terms thereof shall be substantially similar or more favorable to the Lenders) than the Existing Subordinated Notes, (iv) the maturity date of such refinanced or extended notes shall be at least six (6) months after the Credit-Linked Maturity Date and (v) the Weighted Average Life to Maturity of such refinanced or extended notes is not decreased;
     (f) unsecured Indebtedness incurred by the Credit Parties (other than Permitted Real Estate Entities) and owed to any Credit Party; provided, however, that in the case of such intercompany Indebtedness consisting of a loan or advance by a Credit Party to another Credit Party, each such loan shall be evidenced by an Intercompany Note payable to the Credit Party, in form and substance satisfactory to Administrative Agent, which Intercompany Notes shall be delivered and pledged to the Administrative Agent as part of the Collateral;
     (g) Indebtedness and obligations owing under Secured Hedging Agreements and other Hedging Agreements entered into in order to manage existing or anticipated interest rate or currency exchange rate risks and not for speculative purposes;
     (h) Indebtedness of the Credit Parties and their Subsidiaries (other than the Permitted Real Estate Entities) consisting of unsecured Guaranty Obligations incurred to satisfy bonding obligations not in excess of $5,000,000 at any one time which arise in the ordinary course of business;
     (i) Indebtedness of the Borrower consisting of unsecured Guaranty Obligations in favor of the United States Environmental Protection Agency which are incurred on behalf of Aerojet in connection with environmental remediation; provided, that such Guaranty Obligations permitted under this subsection shall not at any time exceed $120,000,000;
     (j) additional unsecured Indebtedness for money borrowed of the Credit Parties and their Subsidiaries (other than the Permitted Real Estate Entities) not otherwise covered by the subsections set forth above; provided that the aggregate outstanding principal amount of all such other Indebtedness permitted under this subsection shall in no event exceed $20,000,000 at any time;
     (k) secured or unsecured Indebtedness of Permitted Real Estate Entities in an aggregate amount not to exceed (i) $25,000,000 prior to entitlement of all or substantially all of the real property owned by the Permitted Real Estate Entities, (ii) $62,500,000 to the extent (A) both Parcel 1 and Parcel 2 as set forth on Schedule 1.1(f) are entitled, (B) Parcel 3 as set forth on Schedule 1.1(f) is entitled or (C) other real property with a documented value substantially equal to the values of the real property set forth in (A) or (B) above and otherwise acceptable to the Administrative Agent is entitled and, in each case, released from any material restrictions on development and (iii) $100,000,000 after entitlement of all or substantially all of the real property owned by the Permitted Real Estate Entities, in each case, to the extent such Indebtedness is non-recourse to the Credit Parties (other than the applicable Permitted Real Estate Entity); and
     (l) Guaranty Obligations in respect of Indebtedness of a Credit Party (other than a Permitted Real Estate Entity) to the extent such Indebtedness is permitted to exist or be incurred pursuant to this Section 6.1 and any renewal, refinancing or extension of such Guaranty Obligations to the extent such Indebtedness is permitted to be renewed, refinanced or extended hereunder; provided that if the Indebtedness with respect to which such Guaranty Obligations relate is unsecured, such Guaranty Obligations shall also be unsecured.
     Section 6.2 Liens.
     The Credit Parties will not, nor will they permit any Subsidiary or Permitted Real Estate Entity to, contract, create, incur, assume or permit to exist any Lien with respect to any of their respective property or assets of any kind (whether real or personal, tangible or intangible), whether now owned or hereafter acquired, except for Permitted Liens.
     Section 6.3 Nature of Business.
     The Credit Parties will not, nor will they permit any Subsidiary to, alter the character of the business of the Credit Parties and their Subsidiaries, taken as a whole, in any material respect from that conducted as of the Closing Date (including the monetization of real estate).
     Section 6.4 Consolidation, Merger, Sale or Purchase of Assets, etc.
     The Credit Parties will not, nor will they permit any Subsidiary to:
     (a) dissolve, liquidate or wind up its affairs, consolidate or merge with another Person, or sell, transfer, lease or otherwise dispose of its property or assets or agree to do so at a future time except the following, without duplication, shall be expressly permitted:
     (i) Specified Sales;
     (ii) the disposition of property or assets as a result of a Recovery Event to the extent the Net Cash Proceeds therefrom are used to repay Loans pursuant to Section 2.9(b)(vii) or repair or replace damaged property or to purchase or otherwise acquire new assets or property in accordance with the terms of Section 2.9(b)(vii);
     (iii) the sale, lease or transfer of property or assets from a Credit Party to another Credit Party (other than a Permitted Real Estate Entity); provided that prior to or simultaneously with any such sale, lease or transfer, all actions required by the Administrative Agent shall be taken to insure the continued perfection and priority of the Administrative Agent’s Liens on such property and assets;
     (iv) the consolidation, liquidation or merger of a Credit Party into another Credit Party (other than a Permitted Real Estate Entity) or any Subsidiary into a Credit Party (other than a Permitted Real Estate Entity); provided that (A)

prior to or simultaneously with any such consolidation, liquidation or merger, all actions required by the Administrative Agent shall be taken to insure the continued perfection and priority of the Administrative Agent’s Liens on the property and assets of each such Credit Party and (B) if such consolidation, liquidation or merger involves the Borrower, the Borrower shall be the surviving entity;
     (v) the dissolution, liquidation or winding up of a Subsidiary that is not a Credit Party; provided that prior to or simultaneously with any such dissolution, liquidation or winding up, all assets of such Subsidiary are transferred to a Credit Party (other than a Permitted Real Estate Entity) or, to the extent required by law or binding contract, a creditor or creditors thereof;
     (vi) the termination of any Hedging Agreement permitted pursuant to Section 6.1;
     (vii) the Borrower and its Subsidiaries may sell or discount, in each case without recourse and in the ordinary course of business, accounts receivable arising in the ordinary course of business (A) which are overdue, or (B) which the Borrower or such Subsidiary may reasonably determine are difficult or uneconomic to collect but only in connection with the compromise or collection thereof consistent with customary industry practice (and not as part of any bulk sale or financing of receivables);
     (viii) the Borrower and its Subsidiaries may license its patents, trade secrets, know-how and other intellectual property (the “Technology”); provided that such license shall be assignable to the Administrative Agent or any assignee of the Administrative Agent without the consent of the licensee and no such license shall (A) transfer ownership of such Technology to any other Person or (B) require the Borrower to pay any fees for any such use;
     (ix) the grant of certain rights pertaining to “Aggregates” to Granite Construction Company pursuant to the Agreement Granting Right to Mine Aggregates dated November 18, 2004 (the “Granite Agreement”);
     (x) the sale of real property and related assets by Permitted Real Estate Entities;
     (xi) the sale of any Capital Stock or other equity interests of any Permitted Real Estate Entity;
     (xii) Permitted Real Estate Sales;
     (xiii) Permitted Real Estate Transfers;

     (xiv) the sale, transfer or other disposition of any assets that are obsolete, worn out or no longer useful in any Credit Party’s or Subsidiary’s business; and
     (xv) the sale, transfer, lease or other disposition of any other assets, provided that the aggregate Net Cash Proceeds received from the sale of all assets subject to this subsection which are not reinvested to acquire assets to be used in such Person’s business shall not exceed $20,000,000 in any fiscal year of the Borrower;
provided, that, with respect to subsections (i), (ii), (vii), (viii) and (xv) above, at least 75% of the consideration received therefor by such Credit Party, Subsidiary or Permitted Real Estate Entity shall be in the form of cash or Cash Equivalents; and, provided, further, that the non-cash portion of any such consideration shall be in compliance with the provisions of Section 6.5 hereof; or
     (b) purchase, lease or otherwise acquire (in a single transaction or a series of related transactions) the property or assets of any Person (other than purchases or other acquisitions of inventory, leases, materials, property and equipment in the ordinary course of business, except as otherwise limited or prohibited herein), except for (i) transactions permitted pursuant to Section 6.4(a), (ii) Investments permitted pursuant to Section 6.5 and (iii) Permitted Acquisitions.
     Section 6.5 Advances, Investments and Loans.
     The Credit Parties will not, nor will they permit any Subsidiary to, lend money or extend credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any Person except for Permitted Investments.
     Section 6.6 Transactions with Affiliates.
     The Credit Parties will not, nor will they permit any Subsidiary or Permitted Real Estate Entity to, enter into any transaction or series of transactions (other than compensation, bonus and benefit arrangements for employees approved by the board of directors of the Borrower, and reasonable and customary directors’ fees, indemnification and similar arrangements and payments thereunder), whether or not in the ordinary course of business, with any officer, director, shareholder or Affiliate other than on terms and conditions substantially as favorable as would be obtainable in a comparable arm’s-length transaction with a Person other than an officer, director, shareholder or Affiliate.
     Section 6.7 Ownership of Subsidiaries; Restrictions.
     The Credit Parties will not, nor will they permit any Subsidiary to, create, form or acquire any Subsidiaries, except for (a) Material Domestic Subsidiaries which are joined as Additional Credit Parties in accordance with the terms hereof, (b) Domestic Subsidiaries formed or acquired as a Permitted Investment or otherwise approved by the Administrative Agent and (c) Foreign Subsidiaries formed or acquired as a Permitted Investment or otherwise approved by the Administrative Agent; provided that the Credit Parties and their Subsidiaries may form or otherwise create any Permitted Real Estate Entity so long as, prior to such formation or creation, the Administrative Agent is satisfied with the corporate and capital structure of such Permitted Real Estate Entity. The Credit Parties will not sell, transfer, pledge or otherwise dispose of any Capital Stock or other equity interests in any of its Subsidiaries, nor will it permit any of its Subsidiaries to issue, sell, transfer, pledge or otherwise dispose of any of their Capital Stock or other equity interests, except in a transaction permitted by Section 6.4(a).
     Section 6.8 Fiscal Year; Organizational Documents; Material Contracts; Accounting Policies.
     (a) No Credit Party will, nor will they permit any of its Subsidiaries to, (i) change its fiscal year, (ii) amend, modify or change its articles of incorporation, certificate of designation (or corporate charter or other similar organizational document), operating agreement, bylaws (or other similar document) or other agreements related to its Capital Stock in any respect adverse to the interests of the Lenders without the prior written consent of the Required Lenders, (iii) amend, modify, cancel or terminate or fail to renew or extend (if renewable or extendable by its terms) or permit the amendment, modification, cancellation or termination of any of its Material Contracts in any respect materially adverse to the interests of the Lenders without the prior written consent of the Required Lenders, or (iv) change its state of incorporation, organization or formation or have more than one state of incorporation, organization or formation.
     (b) The Borrower shall not, nor shall it permit any of its Subsidiaries to make or permit to be made any change in accounting policies affecting the presentation of financial statements or reporting practices from those employed by it on the date hereof; unless (i) such change is required or permitted by GAAP and (ii) such change is disclosed to the Lenders through the Administrative Agent or otherwise.
     Section 6.9 Limitation on Restricted Actions and Impediments to Foreclosure.
     (a) The Credit Parties will not, nor will they permit any Subsidiary or Permitted Real Estate Entity to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Person to (a) pay dividends or make any other distributions to any Credit Party on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, (b) pay any Indebtedness or other obligation owed to any Credit Party, (c) make loans or advances to any Credit Party, (d) sell, lease or transfer any of its properties or assets to any Credit Party, or (e) act as a Guarantor or encumber its assets to the extent required by the Credit Documents, except (in respect of any of the matters referred to in clauses (a)-(d) above) for such encumbrances or restrictions existing under or by reason of (i) this Credit Agreement and the other Credit Documents, (ii) applicable law and regulations, (iii) any document or instrument governing Indebtedness incurred pursuant to Section 6.1(c); provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (iv) any Permitted Lien or any document or instrument governing any Permitted Lien; provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, (v) any such encumbrance or restriction consisting of customary non-assignment provisions in leases or licenses restricting leasehold interests or licenses, as applicable, entered into in the ordinary course of business or (vi) with respect to a Permitted Real Estate Subsidiary, customary provisions in joint venture agreements and other similar agreements that restrict the transfer of ownership interests in such joint venture or provisions limiting the disposition or distribution of assets or property (other than dividends on a pro rata basis based on ownership percentage), which limitation is applicable only to the assets that are the subject of such agreements.
     (b) The Credit Parties will not, nor will they permit any Subsidiary or Permitted Real Estate Entity to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of the Administrative Agent to foreclose on, or exercise any other remedy with respect to, the Capital Stock of such Credit Party, Subsidiary or Permitted Real Estate Entity that is pledged to the Administrative Agent pursuant to a Security Document in accordance with the terms of the Credit Documents, except for such encumbrances or restrictions existing under or by reason of applicable law and regulations.
     Section 6.10 Restricted Payments.
     The Credit Parties will not, nor will they permit any Subsidiary to, directly or indirectly, declare, order, make or set apart any sum for or pay any Restricted Payment, except (a) to make dividends payable solely in the same class of Capital Stock of such Person, (b) to make dividends or other distributions payable to the Borrower (directly or indirectly through its Subsidiaries) and, in the case of a Restricted Payment by a Permitted Real Estate Entity, to the Borrower (directly or indirectly through its Subsidiaries) and to each other owner of Capital Stock of such Permitted Real Estate Entity on a pro rata basis based on their relative ownership interests, (c) subject to the subordination terms of such Subordinated Debt, (i) to make regularly scheduled interest payments on the Existing Subordinated Notes, (ii) so long as no Event of Default has occurred and is continuing and no Default or Event of Default would result therefrom, to refinance the Existing Subordinated Notes on substantially similar or more favorable terms to the Lenders and on terms reasonably satisfactory to the Administrative Agent, and (iii) so long as (A) no Default or Event of Default has occurred and is continuing or would result therefrom and (B) the Borrower has cash and Cash Equivalents of not less than $25,000,000 after giving effect to any such Restricted Payments, to redeem (with funds other than Loan proceeds) the 4.00% Convertible Notes and/or the 2.25% Convertible Notes to the extent required by the mandatory redemption provisions of the indentures therefor as in effect on the Closing Date, (d) so long as no Event of Default has occurred and is continuing and no Default or Event of Default would result therefrom, to pay earnout obligations incurred as part of the consideration for a Permitted Acquisition and (e) so long as no Default or Event of Default has occurred and is continuing and no Default or Event of Default would result therefrom, to repurchase Capital Stock upon the termination of employment, death, permanent disability or retirement of employees or management in an aggregate amount not to exceed $2,000,000 annually.
     Section 6.11 Amendment of Subordinated Debt.
     The Credit Parties will not, nor will it permit any Subsidiary to, without the prior written consent of the Required Lenders, amend, modify, waive or extend or permit the amendment, modification, waiver or extension of any term of any document governing or relating to any Subordinated Debt (including, without limitation, the Existing Subordinated Notes) in a manner that is adverse to the interests of the Lenders.
     Section 6.12 Sale Leasebacks.
     The Credit Parties will not, nor will they permit any Subsidiary to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease, whether an operating lease or a Capital Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (a) which any Credit Party or any of their Subsidiaries has sold or transferred or is to sell or transfer to any other Person (other than the Borrower or any of its Subsidiaries) or (b) which the Borrower or any of its Subsidiaries intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by the Borrower or any of its Subsidiaries to any Person (other than the Borrower or any of its Subsidiaries) in connection with such lease, except for such sale leasebacks in the amount of $15,000,000 in the aggregate during the term of this Agreement.
     Section 6.13 No Further Negative Pledges.
     The Credit Parties will not, nor will they permit any Subsidiary or Permitted Real Estate Entity to, enter into, assume or become subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, or requiring the grant of any security for such obligation if security is given for some other obligation, except (a) pursuant to this Credit Agreement and the other Credit Documents and (b) pursuant to any document or instrument governing Indebtedness incurred pursuant to Section 6.1(c); provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, and (c) in connection with any Permitted Lien or any document or instrument governing any Permitted Lien; provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien.
     Section 6.14 Accounts.
     The Credit Parties and their Significant Subsidiaries will not maintain deposit and securities accounts (other than pension accounts) with Persons, other than the Administrative Agent, the Lenders and other Persons that have entered into a control agreement with the Administrative Agent, in form and substance satisfactory to the Administrative Agent, with respect to the accounts held with such Person, that contain an aggregate balance at any time of more than $10,000,000.

     Notwithstanding any term of this Article VI (or the definition of any defined term used in this Article VI) to the contrary and notwithstanding the status of any Permitted Real Estate Entity as a consolidated Subsidiary of the Borrower, the negative covenants set forth in this Article VI (other than the negative covenants set forth in Sections 6.1, 6.2, 6.6, 6.9 and 6.13 and the defined terms used in such Sections) shall not apply to or be construed to include any Permitted Real Estate Entity unless such Permitted Real Estate Entity is a Guarantor hereunder.
ARTICLE VII
EVENTS OF DEFAULT
     Section 7.1 Events of Default.
     An Event of Default shall exist upon the occurrence of any of the following specified events (each an “Event of Default”):
     (a) Payment Default. The Borrower shall fail to pay any principal on any Loan or Note when due (whether at maturity, by reason of acceleration or otherwise) in accordance with the terms thereof or hereof; or the Borrower shall fail to reimburse any Revolving Issuing Lender or any Credit-Linked Issuing Lender, as appropriate, for any LOC Obligations or any Credit-Linked LOC Obligations when due (whether at maturity, by reason of acceleration or otherwise) in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Note or any fee or other amount payable hereunder when due (whether at maturity, by reason of acceleration or otherwise) in accordance with the terms thereof or hereof and such failure shall continue unremedied for three (3) Business Days; or any Guarantor shall fail to pay on the Guaranty in respect of any of the foregoing or in respect of any other Guaranty Obligations thereunder.
     (b) Misrepresentation. Any representation or warranty made or deemed made herein, in the Security Documents or in any of the other Credit Documents or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Credit Agreement shall prove to have been incorrect, false or misleading in any material respect on or as of the date made or deemed made.
     (c) Covenant Default. (i) Any Credit Party shall fail to perform, comply with or observe any term, covenant or agreement applicable to it contained in Sections 5.4, 5.7, 5.9 or Article VI hereof; (ii) any Credit Party shall fail to perform, comply with or observe any term, covenant or agreement applicable to it contained in Sections 5.1(a), 5.1(b), 5.2(b), 5.2(d) or 5.2(e) and such breach or failure to comply is not cured within five (5) days of its occurrence or (iii) any Credit Party shall fail to comply with any other covenant contained in this Credit Agreement or the other Credit Documents or any other agreement, document or instrument among any Credit Party, the Administrative Agent and the Lenders or executed by any Credit Party in favor of the Administrative Agent or the Lenders (other than as described in Sections 7.1(a) or 7.1(c)(i) above), and such breach or failure to comply is not cured within thirty (30) days of its occurrence.
     (d) Debt Cross-Default. Any Credit Party or any Subsidiary thereof shall (i) default in any payment of principal of or interest on any Indebtedness (other than the Loans, Reimbursement Obligations and the Guaranty) in a principal amount outstanding of at least $5,000,000 for the Credit Parties and their Subsidiaries in the aggregate beyond any applicable grace period (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness was created; (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness (other than the Loans, Reimbursement Obligations and the Guaranty) in a principal amount outstanding of at least $5,000,000 in the aggregate for the Credit Parties and their Subsidiaries or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity; or (iii) breach or default any Secured Hedging Agreement (subject to any grace period therein).
     (e) Other Cross-Defaults. The Credit Parties or any of their Subsidiaries shall default in (i) the payment when due under any Material Contract or (ii) in the performance or observance, of any obligation or condition of any Material Contract and such failure to perform or observe such other obligation or condition results in the termination of such Material Contract.
     (f) Bankruptcy Default. (i) The Credit Parties or any of their Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to have it judged bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts (provided that the Borrower may wind up or dissolve Subsidiaries in accordance with the terms of Section 6.4(a)), or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Credit Parties or any of their Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the any Credit Party or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days (provided that no Lender shall be required to make an Extension of Credit during such sixty (60) day period); or (iii) there shall be commenced against any Credit Party or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof (provided that no Lender shall be required to make an Extension of Credit during such 60 day period); or (iv) the Credit Parties or any of their Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii) or (iii) above; or (v) the Credit Parties or any of their Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due. Notwithstanding the foregoing, with respect to any Subsidiary that is not a Significant Subsidiary, none of the events above shall constitute a Default or an Event of Default unless such event shall not have been cured by the Borrower or applicable Subsidiary or waived by the Required Lenders within sixty (60) days of such event occurring.
     (g) Judgment Default. One or more judgments, orders, decrees or arbitration awards shall be entered against the Credit Parties or any of their Subsidiaries involving in the aggregate a liability (to the extent not paid when due or covered by insurance) of $5,000,000 or more and all such judgments, orders, decrees or arbitration awards shall not have been paid and satisfied, vacated, discharged, stayed or bonded pending appeal within thirty (30) days from the entry thereof.
     (h) ERISA Default. (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan (other than a Permitted Lien) shall arise on the assets of the Borrower, any of its Subsidiaries or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a Trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower, any of its Subsidiaries or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, any Multiemployer Plan or (vi) any other similar event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect.
     (i) Change of Control. A Change of Control shall have occurred.
     (j) Failure of Credit Documents. This Credit Agreement (including the Guaranty) or any other Credit Document or any provision hereof or thereof shall cease to be in full force and effect (other than in accordance with its terms) or to give the Administrative Agent and/or the Lenders the security interests, liens, rights, powers and privileges purported to be created thereby, or any Credit Party or any Person acting by or on behalf of any Credit Party shall (i) deny or disaffirm any Credit Party’s obligations under this Credit Agreement or any other Credit Document or (ii) assert the invalidity or lack of perfection or priority of any Lien granted to the Administrative Agent pursuant to the Security Documents.
     (k) Hedging Agreement. Any termination payment shall be due by a Credit Party under any Hedging Agreement and such amount is not paid within the later to occur of five (5) Business Days after the due date thereof or the expiration of grace periods, if any, in such Hedging Agreement.
     (l) Subordinated Debt. Any default (which is not waived or cured within the applicable period of grace) or event of default shall occur under any Subordinated Debt (including, without limitation, the Existing Subordinated Notes) or the subordination provisions contained therein shall cease to be in full force and effect or to give the Lenders the rights, powers and privileges purported to be created thereby.
     Section 7.2 Acceleration; Remedies.
     Upon the occurrence and during the continuation of an Event of Default, then, and in any such event, (a) if such event is a Bankruptcy Event (other than a Subsidiary that is not a Significant Subsidiary), automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon), and all other amounts under the Credit Documents (including without limitation the maximum amount of all contingent liabilities under Letters of Credit) shall immediately become due and payable, and the Borrower shall immediately pay to the Administrative Agent cash collateral as security for the Revolving LOC Obligations and the Credit-Linked LOC Obligations for subsequent drawings under then outstanding Revolving Letters of Credit and Credit-Linked Letters of Credit in an amount equal to the maximum amount which may be drawn under such Letters of Credit then outstanding, and (b) if such event is any other Event of Default, subject to the terms of Section 8.5, with the written consent of the Required Lenders, the Administrative Agent may, or upon the written request of the Required Lenders, the Administrative Agent shall, take any or all of the following actions: (i) by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; (ii) by notice of default to the Borrower declare the Loans (with accrued interest thereon) and all other amounts owing under this Credit Agreement and the Notes to be due and payable forthwith and direct the Borrower to pay to the Administrative Agent cash collateral as security for the Revolving LOC Obligations and Credit-Linked LOC Obligations for subsequent drawings under then outstanding Revolving Letters of Credit or Credit-Linked Letters of Credit in an amount equal to the maximum amount of which may be drawn under such Letters of Credit then outstanding, whereupon the same shall immediately become due and payable; and/or (iii) exercise on behalf of the Lenders all of its other rights and remedies under this Credit Agreement, the other Credit Documents and applicable law. Except as expressly provided above in this Section 7.2, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Credit Parties

ARTICLE VIII
THE ADMINISTRATIVE AGENT
     Section 8.1 Appointment and Authority.
     Each of the Lenders and the Issuing Lender hereby irrevocably appoints Wachovia to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lender, and neither the Borrower nor any other Credit Party shall have rights as a third party beneficiary of any of such provisions.
     Section 8.2 Nature of Duties.
     Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers or other agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Lender hereunder. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.
     The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
     Section 8.3 Exculpatory Provisions.
     The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents. Without limiting the generality of the foregoing, the Administrative Agent:
     (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
     (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable law; and
     (c) shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
     The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.1 and 7.2) or (ii) in the absence of its own gross negligence or willful misconduct.
     The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
     Section 8.4 Reliance by Administrative Agent.
     The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     Section 8.5 Notice of Default.
     The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, however, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Agreement expressly requires that such action be taken, or not taken, only with the consent or upon the authorization of the Required Lenders, or all of the Lenders, as the case may be.
     Section 8.6 Non-Reliance on Administrative Agent and Other Lenders.
     Each Lender and the Issuing Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representation or warranty to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of any Credit Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender and the Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.
     Section 8.7 Indemnification.
     The Lenders agree to indemnify the Administrative Agent, the Issuing Lender, and the Swingline Lender in its capacity hereunder and their Affiliates and their respective officers, directors, agents and employees (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Commitment Percentages in effect on the date on which indemnification is sought under this Section, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Credit Party

Obligations) be imposed on, incurred by or asserted against any such indemnitee in any way relating to or arising out of any Credit Document or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by any such indemnitee under or in connection with any of the foregoing; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from such indemnitee’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction. The agreements in this Section shall survive the termination of this Agreement and payment of the Notes, any Reimbursement Obligation and all other amounts payable hereunder.
     Section 8.8 Administrative Agent in Its Individual Capacity.
     The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
     Section 8.9 Successor Administrative Agent.
     The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lender and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, or an Affiliate of any such bank. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent meeting the qualifications set forth above provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any Collateral held by the Administrative Agent on behalf of the Lenders or the Issuing Lender under any of the Credit Documents, the retiring Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Article and Section 9.5 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
     Section 8.10 Collateral and Guaranty Matters.
     (a) The Lenders irrevocably authorize and direct the Administrative Agent:
     (i) to release any Lien on any Collateral granted to or held by the Administrative Agent under any Credit Document (i) upon termination of the Revolving Commitments and payment in full of all Credit Party Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is transferred or to be transferred as part of or in connection with any sale or other disposition permitted under Section 6.4 or otherwise pursuant to this Credit Agreement, or (iii) subject to Section 9.1, if approved, authorized or ratified in writing by the Required Lenders;
     (ii) to subordinate any Lien on any Collateral granted to or held by the Administrative Agent under any Credit Document to the holder of any Lien on such Collateral that is permitted by Section 6.2; and
     (iii) to release any Guarantor from its obligations under the applicable Guaranty if such Person ceases to be a Guarantor as a result of a transaction permitted hereunder, including, without limitation, the release of any Permitted Real Estate Entity as a Guarantor in accordance with the terms of Section 5.10.
     (b) In connection with a termination or release pursuant to this Section, the Administrative Agent shall promptly execute and deliver to the applicable Credit Party, at the Borrower’s expense, all documents that the applicable Credit Party shall reasonably request to evidence such termination or release. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of Collateral, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section.

ARTICLE IX
MISCELLANEOUS
     Section 9.1 Amendments, Waivers and Release of Collateral.
     Neither this Credit Agreement, nor any of the Notes, nor any of the other Credit Documents, nor any terms hereof or thereof may be amended, supplemented, waived or modified except in accordance with the provisions of this Section nor may the Borrower or any Guarantor be released except in accordance with the provisions of this Section 9.1. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into with the Borrower or any other Credit Party written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Credit Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Borrower or any other Credit Party hereunder or thereunder (it being understood that the Guarantor’s consent shall not be required for any amendment to any Credit Document other than amendments to Article X of this Credit Agreement) or (b) waive, on such terms and conditions as the Required Lenders may specify in such instrument, any of the requirements of this Credit Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, waiver, supplement, modification or release shall:
     (i) reduce the amount or extend the scheduled date of maturity of any Loan or Note or any installment thereon, or reduce the stated rate of any interest or fee payable hereunder (except in connection with a waiver of interest at the increased post-default rate set forth in Section 2.11(a) which shall be determined by a vote of the Required Lenders) or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly affected thereby; provided that, it is understood and agreed that no waiver, reduction or deferral of a mandatory prepayment required pursuant to Section 2.9(b), nor any amendment of Section 2.9(b) or the definitions of Asset Disposition, Debt Issuance, Equity Issuance, Permitted Real Estate Sale, Permitted Real Estate Transfer, Permitted Real Estate Entity Distribution, Excess Cash Flow, or Recovery Event, shall constitute a reduction of the amount of, or an extension of the scheduled date of, any principal installment of any Loan or Note; or
     (ii) amend, modify or waive any provision of this Section 9.1 or reduce the percentage specified in the definition of Required Lenders, without the written consent of all the Lenders; or
     (iii) amend, modify or waive any provision of Article VIII without the written consent of the then Administrative Agent; or
     (iv) release the Borrower or all or substantially all of the Guarantors from their respective obligations hereunder or under the Guaranty, without the written consent of all of the Lenders and any Hedging Agreement Provider; or

     (v) release all or substantially all of the Collateral without the written consent of all of the Secured Parties; or
     (vi) subordinate the Loans to any other Indebtedness without the written consent of all of the Lenders; or
     (vii) permit a Letter of Credit to have an original expiry date more than twelve (12) months from the date of issuance without the consent of each of the Revolving Lenders or Credit-Linked Lenders, as applicable; provided, that the expiry date of any Letter of Credit may be extended in accordance with the terms of Section 2.2(a) or Section 2.5(a), as applicable; or
     (viii) permit the Borrower to assign or transfer any of its rights or obligations under this Credit Agreement or other Credit Documents; or
     (ix) amend, modify or waive any provision of the Credit Documents requiring consent, approval or request of the Required Lenders or all Lenders without the written consent of the Required Lenders or all the Lenders as appropriate; or
     (x) amend, modify or waive the order in which Credit Party Obligations are paid in Section 2.9(b)(x) or the pro rata treatment of payments in Section 2.13(a), without the written consent of each Lender directly affected thereby; provided that, notwithstanding the foregoing, such order or treatment may be modified without the consent of each Lender directly affected thereby (but with the consent of the Required Lenders) to permit additional extensions of credit constituting (A) term loans to share ratably with the Term Loan in the application of repayment or prepayments pursuant to Section 2.9 or Section 2.13 with the consent of the Required Lenders, or (B) revolving loans to share ratably with the Revolving Loans in the application of repayments or prepayments pursuant to Section 2.9 or Section 2.13 with the consent of the Required Lenders; or
     (xi) amend, modify or waive the order in which Credit Party Obligations are paid in Section 2.13(b) or the definition of “Credit Party Obligations” to delete or otherwise modify the treatment of any obligations referenced in such definition without the written consent of each Secured Party directly affected thereby; provided that, notwithstanding the foregoing, such order may be modified without the consent of each Secured Party directly affected thereby to permit additional extensions of credit approved by the Required Lenders to share ratably with the Credit Party Obligations; or
     (xii) amend, modify or waive the definition of “Secured Hedging Agreement”, “Hedging Agreement Provider” or “Secured Party” without the consent of each Hedging Agreement Provider; or

     (xiii) without the written consent of the Revolving Lenders holding in the aggregate more than 50% of the Revolving Commitments (or if the Revolving Commitments have been terminated, 50% of the outstanding Revolving Loans and Revolving Participation Interests), amend, modify or waive any provision specific to the revolving credit facility, swingline subfacility and revolving letter of credit subfacility provided under Sections 2.1, 2.2 and 2.3; or
     (xiv) without the written consent of the Credit-Linked Lenders holding in the aggregate more than 50% of the Credit-Linked Commitments (or if the Credit-Linked Commitments have been terminated, 50% of the outstanding Term Loans and Credit-Linked Participation Interests), amend, modify or waive any provision specific to the credit-linked facilities provided under Sections 2.4 and 2.5.
     provided, further, that no amendment, waiver or consent affecting the rights or duties of the Administrative Agent, any Issuing Lender or the Swingline Lender under any Credit Document shall in any event be effective, unless in writing and signed by the Administrative Agent, such Issuing Lender and/or the Swingline Lender, as applicable, in addition to the Lenders required hereinabove to take such action.
     Any such waiver, any such amendment, supplement or modification and any such release shall apply equally to each of the Lenders and shall be binding upon the Borrower, the other Credit Parties, the Lenders, the Administrative Agent and all future holders of the Notes. In the case of any waiver, the Borrower, the other Credit Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the outstanding Loans and Notes and other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.
     Notwithstanding any of the foregoing to the contrary, the consent of the Credit Parties shall not be required for any amendment, modification or waiver of the provisions of Article VIII (other than the provisions of Section 8.9); provided, however, that the Administrative Agent will provide written notice to the Borrower of any such amendment, modification or waiver.
     Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (x) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein and (y) the Required Lenders may consent to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding.
     Section 9.2 Notices.
     Except as otherwise provided in Article II, all notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (a) when delivered by hand, (b) when transmitted via telecopy (or other facsimile device) to the number set out herein or (c) the day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service, in each case, addressed as follows in the case of the Borrower, the other Credit Parties and the Administrative Agent, and as set forth on Schedule 9.2 in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Notes:

The Borrower and the other Credit Parties:	GenCorp Inc.
P.O. Box 537012
Sacramento, CA 95813-7012
Attention: Chief Financial Officer
Telephone: (916) 351-8585
Telecopier: (916) 351-8668

With a copy to:	S. Kay McNab
Winston & Strawn LLP
35 W. Wacker Drive
Chicago, Illinois 60601-9703
Telephone: (312) 558-5959
Telecopier: (312) 558-5700

The Administrative Agent:	Wachovia Bank, National Association, as Administrative Agent
Charlotte Plaza
201 South College Street, CP8
Charlotte, North Carolina 28288-0680
Attention: Syndication Agency Services
Telecopier: (704) 388-2833
Telephone: (704) 715-2210

with a copy to:	Wachovia Bank, National Association
One South Broad
Mailcode PA4843
Philadelphia, Pennsylvania 19107
Attention: William F. Fox
Telecopier: (267) 321-6700
Telephone: (267) 321-6612
provided, that notices given by the Borrower pursuant to Section 2.1 or Section 2.12 hereof shall be effective only upon receipt thereof by the Administrative Agent.
     Notices to a Lender shall be delivered to it at its address (or telecopier number) set forth in its Administrative Questionnaire.

     Section 9.3 No Waiver; Cumulative Remedies.
     No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
     Section 9.4 Survival of Representations and Warranties.
     All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Credit Agreement and the Notes and the making of the Loans; provided that all such representations and warranties shall terminate on the date upon which the Commitments have been terminated and all amounts owing hereunder and under any Notes have been paid in full.
     Section 9.5 Payment of Expenses and Taxes; Indemnity.
     (a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), and shall pay all reasonable fees and time charges and disbursements for attorneys who may be employees of the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any Issuing Lender and the Swingline Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or Swingline Loan or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender, any Issuing Lender or the Swingline Lender (including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or any Issuing Lender), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender, any Issuing Lender or the Swingline Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Credit Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
     (b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, the Issuing Lender and the Swingline Lender, and each Related Party of any of the foregoing Persons (each such

Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Credit Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Materials of Environmental Concern on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any liability under Environmental Law related in any way to the Borrower or any of its Subsidiaries, or (iv) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Credit Party, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (B) result from a claim brought by the Borrower or any other Credit Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Credit Document, if the Borrower or such Credit Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.
     (c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), any Issuing Lender, Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), any Issuing Lender, Swingline Lender or such Related Party, as the case may be, such Lender’s Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), any Issuing Lender or Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), any Issuing Lender or Swingline Lender in connection with such capacity.

     (d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby.
     (e) Payments. All amounts due under this Section shall be payable promptly/not later than five (5) days after demand therefor.
     Section 9.6 Successors and Assigns; Participations; Purchasing Lenders.
     (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
     (i) Minimum Amounts.
     (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

     (B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $3,000,000, in the case of any assignment in respect of a revolving facility, or $1,000,000, in the case of any assignment in respect of a term facility, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).
     (ii) Proportionate Amounts.
     (A) Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Tranches on a non-pro rata basis.
     (B) With respect to an assignment by a Credit-Linked Lender, such assignment shall be made on a pro rata basis among such Credit-Linked Lender’s Credit-Linked LOC Commitment and outstanding Term Loan.
     (iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:
     (A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; and
     (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) a Revolving Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of such facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) a Term Loan Commitment to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund.

     (iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
     (v) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.
     (vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.
     Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.17 and 9.5 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.
     (c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Charlotte, North Carolina a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
     (d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the

Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders, Issuing Lender and Swingline Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
     Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that affects such Participant. Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.17 and 2.18 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.7 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.
     (e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 2.17 and 2.19 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.19 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.19 as though it were a Lender.
     (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     (g) The Credit-Linked Deposit funded by any Credit-Linked Lender pursuant to Section 2.6 shall not be released in connection with any assignment of its Credit-Linked Commitment but shall instead be purchased by the relevant assignee and continue to be held for application in accordance with the terms of Section 2.6 in respect of the Credit-Linked Commitment assigned to such assignee.
     Section 9.7 Right of Set-off; Sharing of Payments.
     (a) If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Lender, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such Issuing Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Credit Party against any and all of the obligations of the Borrower or such Credit Party now or hereafter existing under this Agreement or any other Credit Document to such Lender or such Issuing Lender, irrespective of whether or not such Lender or such Issuing Lender shall have made any demand under this Agreement or any other Credit Document and although such obligations of the Borrower or such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender or such Issuing Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, each Issuing Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Lender or their respective Affiliates may have. Each Lender and each Issuing Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
     (b) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (i) notify the Administrative Agent of such fact, and (ii) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:
     (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
     (ii) the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Letters of Credit to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).
     (c) Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Credit Party in the amount of such participation.
     Section 9.8 Table of Contents and Section Headings.
     The table of contents and the Section and subsection headings herein are intended for convenience only and shall be ignored in construing this Credit Agreement.
     Section 9.9 Counterparts.
     (a) Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Credit Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Subject to the provisions set forth in Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or email shall be effective as delivery of a manually executed counterpart of this Agreement.
     (b) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
     Section 9.10 Integration; Effectiveness; Continuing Agreement.
     (a) This Credit Agreement, together with the other Credit Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Credit Agreement and those of any other Credit Document, the provisions of this Credit Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Credit Document shall not be deemed a conflict with this Credit Agreement. Each Credit Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.
     (b) This Credit Agreement shall become effective at such time when all of the conditions set forth in Section 4.1 have been satisfied or waived by the Lenders and it shall have been executed by the Borrower, the Guarantors and the Administrative Agent, and the Administrative Agent shall have received copies hereof (telefaxed or otherwise) which, when taken together, bear the signatures of each Lender, and thereafter this Credit Agreement shall be binding upon and inure to the benefit of the Borrower, the Guarantors, the Administrative Agent and each Lender and their respective successors and permitted assigns.
     (c) This Credit Agreement shall be a continuing agreement and shall remain in full force and effect until all Loans, Revolving LOC Obligations, Credit-Linked LOC Obligations, interest, fees and other Credit Party Obligations (other than those obligations that expressly survive the termination of this Credit Agreement) have been paid in full and all Commitments and Letters of Credit have been terminated. Upon termination, the Credit Parties shall have no further obligations (other than those obligations that expressly survive the termination of this Credit Agreement) under the Credit Documents and the Administrative Agent shall, at the request and expense of the Borrower, deliver all the Collateral in its possession to the Borrower and release all Liens on the Collateral; provided that should any payment, in whole or in part, of the Credit Party Obligations be rescinded or otherwise required to be restored or returned by the Administrative Agent or any Lender, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, then the Credit Documents shall automatically be reinstated and all Liens of the Administrative Agent shall reattach to the Collateral and all amounts required to be restored or returned and all costs and expenses incurred by the Administrative Agent or any Lender in connection therewith shall be deemed included as part of the Credit Party Obligations.
     Section 9.11 Severability.
     Any provision of this Credit Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     Section 9.12 Governing Law.
     This Credit Agreement and the Notes and the rights and obligations of the parties under this Credit Agreement and the Notes shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

     Section 9.13 Consent to Jurisdiction and Service of Process.
     (a) Consent to Jurisdiction. The Borrower and each other Credit Party irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of New York and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Credit Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York sitting State court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Credit Document shall affect any right that the Administrative Agent, any Lender or the Issuing Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Credit Document against the Borrower or any other Credit Party or its properties in the courts of any jurisdiction.
     (b) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.2. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.
     (c) Venue. The Borrower and each other Credit Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Credit Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
     Section 9.14 Confidentiality.
     Each of the Administrative Agent, the Lenders and the Issuing Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, trustees, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder, under any other Credit Document or Secured Hedging Agreement or any action or proceeding relating to this Agreement, any other Credit Document or Secured Hedging Agreement or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) (i) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (ii) an investor or prospective investor in securities issued by an Approved Fund that also agrees that Information shall be used solely for the purpose of evaluating an investment in such securities issued by the Approved Fund, (iii) a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in connection with the administration, servicing and reporting on the assets serving as collateral for securities issued by an Approved Fund, or (iv) a nationally recognized rating agency that requires access to information regarding the Credit Parties, the Loans and Credit Documents in connection with ratings issued in respect of securities issued by an Approved Fund (in each case, it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, any Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.
For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries, provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     Section 9.15 Acknowledgments.
     The Borrower and the other Credit Parties each hereby acknowledges that:
     (a) it has been advised by counsel in the negotiation, execution and delivery of each Credit Document;
     (b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower or any other Credit Party arising out of or in connection with this Credit Agreement and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower and the other Credit Parties, on the other hand, in connection herewith is solely that of debtor and creditor; and
     (c) no joint venture exists among the Lenders or among the Borrower or the other Credit Parties and the Lenders.

     Section 9.16 Waivers of Jury Trial; Waiver of Consequential Damages.
     EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     Section 9.17 Patriot Act Notice.
     Each Lender and the Administrative Agent (for itself and not on behalf of any other party) hereby notifies the Borrower that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and the other Credit Parties, which information includes the name and address of the Borrower and the other Credit Parties and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower and the other Credit Parties in accordance with the Patriot Act.
ARTICLE X
GUARANTY
     Section 10.1 The Guaranty.
     In order to induce the Lenders to enter into this Credit Agreement and any Hedging Agreement Provider to enter into any Secured Hedging Agreement and to extend credit hereunder and thereunder and in recognition of the direct benefits to be received by the Guarantors from the Extensions of Credit hereunder and any Secured Hedging Agreement, each of the Guarantors hereby agrees with the Administrative Agent, the Lenders and the Hedging Agreement Providers as follows: each Guarantor hereby unconditionally and irrevocably jointly and severally guarantees as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, by acceleration or otherwise, of any and all indebtedness of the Borrower to the Administrative Agent, the Lenders and the Hedging Agreement Providers. If any or all of the indebtedness becomes due and payable hereunder or under any Secured Hedging Agreement, each Guarantor unconditionally promises to pay such indebtedness to the Administrative Agent, the Secured Parties or their respective order, or demand, together with any and all reasonable expenses which may be incurred by the

Administrative Agent or the Secured Parties in collecting any of the Credit Party Obligations. The word “indebtedness” is used in this Article X in its most comprehensive sense and means any and all advances, debts, obligations and liabilities of the Borrower arising in connection with this Credit Agreement, the other Credit Documents or any Secured Hedging Agreement, including specifically all Credit Party Obligations, in each case, heretofore, now, or hereafter made, incurred or created, whether voluntarily or involuntarily, absolute or contingent, liquidated or unliquidated, determined or undetermined, whether or not such indebtedness is from time to time reduced, or extinguished and thereafter increased or incurred, whether the Borrower may be liable individually or jointly with others, whether or not recovery upon such indebtedness may be or hereafter become barred by any statute of limitations, and whether or not such indebtedness may be or hereafter become otherwise unenforceable.
     Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents, to the extent the obligations of a Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of each such Guarantor hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, Bankruptcy Laws).
     Section 10.2 Bankruptcy.
     Additionally, each of the Guarantors unconditionally and irrevocably guarantees jointly and severally the payment of any and all Credit Party Obligations of the Borrower to the Secured Parties whether or not due or payable by the Borrower upon the occurrence of any of the events specified in Section 7.1(f), and unconditionally promises to pay such Credit Party Obligations to the Administrative Agent for the account of the Secured Parties, or order, on demand, in lawful money of the United States. Each of the Guarantors further agrees that to the extent that the Borrower or a Guarantor shall make a payment or a transfer of an interest in any property to the Administrative Agent or any Secured Party, which payment or transfer or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, or otherwise is avoided, and/or required to be repaid to the Borrower or a Guarantor, the estate of the Borrower or a Guarantor, a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such avoidance or repayment, the obligation or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made.
     Section 10.3 Nature of Liability.
     The liability of each Guarantor hereunder is exclusive and independent of any security for or other guaranty of the Credit Party Obligations of the Borrower whether executed by any such Guarantor, any other guarantor or by any other party, and no Guarantor’s liability hereunder shall be affected or impaired by (a) any direction as to application of payment by the Borrower or by any other party, or (b) any other continuing or other guaranty, undertaking (except to the extent received and applied to the reduction by payment of the Credit Party Obligations)or maximum liability of a guarantor or of any other party as to the Credit Party Obligations of the Borrower, or (c) any payment on or in reduction of any such other guaranty or undertaking, or

(d) any dissolution, termination or increase, decrease or change in personnel by the Borrower, or (e) any payment made to the Administrative Agent or any Secured Party on the Credit Party Obligations which the Administrative Agent or such Secured Party repays the Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each of the Guarantors waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.
     Section 10.4 Independent Obligation.
     The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor or the Borrower, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other Guarantor or the Borrower and whether or not any other Guarantor or the Borrower is joined in any such action or actions.
     Section 10.5 Authorization.
     Each of the Guarantors authorizes the Administrative Agent and each Secured Party without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to (a) renew, compromise, extend, increase, accelerate or otherwise change the time for payment of, or otherwise change the terms of the Credit Party Obligations or any part thereof in accordance with this Agreement and any Secured Hedging Agreement, as applicable, including any increase or decrease of the rate of interest thereon, (b) take and hold security from any Guarantor or any other party for the payment of this Guaranty or the Credit Party Obligations and exchange, enforce waive and release any such security, (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent and the Lenders in their discretion may determine and (d) release or substitute any one or more endorsers, Guarantors, the Borrower or other obligors.
     Section 10.6 Reliance.
     It is not necessary for the Administrative Agent or any Secured Party to inquire into the capacity or powers of the Borrower or the officers, directors, members, partners or agents acting or purporting to act on its behalf, and any Credit Party Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.
     Section 10.7 Waiver.
     (a) Each of the Guarantors waives any right (except as shall be required by applicable statute and cannot be waived) to require the Administrative Agent or any Secured Party to (i) proceed against the Borrower, any other guarantor or any other party, (ii) proceed against or exhaust any security held from the Borrower, any other guarantor or any other party, or (iii) pursue any other remedy in the Administrative Agent’s or any Secured Party’s power whatsoever. Each of the Guarantors waives any defense based on or arising out of any defense of the Borrower, any other guarantor or any other party other than payment in full of the Credit Party Obligations (other than contingent indemnity obligations), including without limitation any defense based on or arising out of the disability of the Borrower, any other guarantor or any other party, or the unenforceability of the Credit Party Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower other than payment in full of the Credit Party Obligations. The Administrative Agent may, at its election, foreclose on any security held by the Administrative Agent by one or more judicial or nonjudicial sales (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Administrative Agent or any Lender may have against the Borrower or any other party, or any security, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Credit Party Obligations have been paid in full and the Commitments have been terminated. Each of the Guarantors waives any defense arising out of any such election by the Administrative Agent or any of the Lenders, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the Guarantors against the Borrower or any other party or any security.
     (b) Each of the Guarantors waives all presentments, demands for performance, protests and notices, including without limitation notices of nonperformance, notice of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation or incurring of new or additional Credit Party Obligations. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Credit Party Obligations and the nature, scope and extent of the risks which such Guarantor assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any Lender shall have any duty to advise such Guarantor of information known to it regarding such circumstances or risks.
     (c) Each of the Guarantors hereby agrees it will not exercise any rights of subrogation which it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the Bankruptcy Code, or otherwise) to the claims of any Secured Party against the Borrower or any other guarantor of the Credit Party Obligations of the Borrower owing to such Secured Party (collectively, the “Other Parties”) and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from any Other Party which it may at any time otherwise have as a result of this Guaranty until such time as the Credit Party Obligations shall have been paid in full and the Commitments have been terminated. Each of the Guarantors hereby further agrees not to exercise any right to enforce any other remedy which the Administrative Agent or any Secured Party now have or may hereafter have against any Other Party, any endorser or any other guarantor of all or any part of the Credit Party Obligations of the Borrower and any benefit of, and any right to participate in, any security or collateral given to or for the benefit of the Secured Parties to secure payment of the Credit Party Obligations of the Borrower until such time as the Credit Party Obligations (other than contingent indemnity obligations) shall have been paid in full and the Commitments have been terminated.

     Section 10.8 Limitation on Enforcement.
     The Secured Parties agree that this Guaranty may be enforced only by the action of the Administrative Agent acting upon the instructions of the Required Secured Parties and that no Secured Party shall have any right individually to seek to enforce or to enforce this Guaranty, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent for the benefit of the Secured Parties under the terms of this Credit Agreement and under any Secured Hedging Agreement. The Secured Parties further agree that this Guaranty may not be enforced against any director, officer, employee or stockholder of the Guarantors.
     Section 10.9 Confirmation of Payment.
     The Administrative Agent and the Lenders will, upon request after payment of the indebtedness and obligations which are the subject of this Guaranty and termination of the Commitments relating thereto, confirm to the Borrower, the Guarantors or any other Person that such indebtedness and obligations have been paid and the Commitments relating thereto terminated, subject to the provisions of Section 10.2.
[REMAINDER OF PAGE INTENTIONALLY BLANK]

     IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed and delivered by its proper and duly authorized officers as of the day and year first above written.

BORROWER:	GENCORP INC., an Ohio corporation

	By:	/s/ William M. Lau

	Name:	William M. Lau
	Title:	Vice President and Treasurer

GUARANTORS:	AEROJET-GENERAL CORPORATION, an Ohio corporation

	By:	/s/ William M. Lau

	Name:	William M. Lau
	Title:	Vice President and Treasurer

AEROJET ORDNANCE TENNESSEE, INC., a Tennessee corporation

By:	/s/ Diane L. Wallace

Name:	Diane L. Wallace
Title:	Vice President
AMENDED AND RESTATED CREDIT AGREEMENT
GENCORP INC.

ADMINISTRATIVE AGENT
AND LENDERS:	WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent and as a Lender

	By:	/s/ William F. Fox

	Name:	William F. Fox
	Title:	Director
AMENDED AND RESTATED CREDIT AGREEMENT
GENCORP INC.

JPMORGAN CHASE BANK, N.A., as Syndication Agent and as a Lender

By:	/s/ Richard C. Smith

Name:	RICHARD C. SMITH
Title:	EXECUTIVE DIRECTOR
AMENDED AND RESTATED CREDIT AGREEMENT
GENCORP INC.

Wells Fargo Bank, National Association as a Lender

By:	/s/ D M Contreras

Name:	D M Contreras
Title:	Vice President
AMENDED AND RESTATED CREDIT AGREEMENT
GENCORP INC.

National City Bank as a Lender

By:	/s/ Tom Gurbach

Name:	Tom Gurbach
Time:	Vice President
AMENDED AND RESTATED CREDIT AGREEMENT
GENCORP INC.

CIT Group/Equipment Finance as a Lender

By:	/s/ Anbrew Giangrave

Name:	ANBREW GIANGRAVE
Title:	MANAGING DIRECTOR
CIT GROUP
AMENDED AND RESTATED CREDIT AGREEMENT
GENCORP INC.